Exhibit 96.1

S-K 1300 Technical Report Summary

Isabella Pearl Mine

Mineral County, NV

Prepared for:

Walker Lane Minerals Corporation

an indirect, wholly-owned subsidiary of:

2886 Carriage Manor Pt

Colorado Springs, CO 80906

Effective Date: December 31, 2022

Report Date: February 22, 2023

Prepared by:

Qualified Persons:

RALSTON PEDERSEN, P.E.,

President & Director, Convergent Mining, LLC, Independent

FRED H. BROWN, PGeo

Consulting Geologist, Independent

J. RICARDO GARCIA, PEng

Corporate Chief Engineer, Fortitude Gold Corp.

BARRY D. DEVLIN, PGeo

Vice President, Exploration, Fortitude Gold Corp.

JOY L. LESTER, SME-RM

Chief Geologist, Fortitude Gold Corp.

Fortitude Gold Corporationi

Isabella Pearl Mine  S-K 1300 Technical Report Summary

Table of Contents

1 Executive Summary1

1.1 Property Summary and Ownership1

1.1.1 Property Description1

1.2 Mineral Resource Statement1

1.3 Mineral Reserve Statement3

1.4 Geology and Mineralization4

1.4.1 Geologic Setting, Mineralization, and Mineralization4

1.4.2 Exploration5

1.5 Metallurgy and Mineral Processing5

1.6 Mine Design, Optimization and Scheduling6

1.7 Environmental Studies, Permitting, and Plans, Negotiations or Agreements with Local Individuals or Groups6

1.8 Capital Costs, Operating Costs and Financial Analysis8

1.8.1 Capital and Operating Costs8

1.8.2 Economic Analysis8

1.9 Conclusions and Recommendations9

1.9.1 Interpretation and Conclusions9

1.9.2 Recommendations11

2 Introduction12

2.1 Terms of Reference and Purpose of the Report12

2.2 Source of Data and Information12

2.3 Details of Inspection12

2.4 Previous Reports on Mine12

3 Property Description and Location13

3.1 Location13

3.2 Area of the Property14

3.3 Mineral Titles, Claims, Rights, Leases and Options14

3.4 Other Significant Factors and Risks16

3.5 Royalties and Agreements16

4 Accessibility, Climate, Local Resources, Infrastructure and Physiography18

4.1 Topography, Elevation and Vegetation18

4.2 Accessibility and Transportation to the Property18

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4.3 Climate and Length of Operating Season19

4.4 Sufficiency of Surface Rights19

4.5 Infrastructure Availability and Sources19

4.5.1 Power19

4.5.2 Water20

4.5.3 Mining Personnel20

4.5.4 Tailings Storage Area20

4.5.5 Waste Disposal Area20

4.5.6 Heap Leach Pad Area20

4.5.7 Processing Plant Site20

5 History21

5.1 Prior Ownership and Ownership Changes21

5.2 Exploration and Development Results of Previous Owners21

5.3 Historical Production22

5.4 Isabella Pearl Mine Production22

6 Geological Setting, Mineralization and Deposit24

6.1 Regional Geology24

6.2 Local and Property Geology26

6.2.1 Lithology28

6.2.2 Structural Geology29

6.2.3 Alteration29

6.3 Isabella Pearl Mineralized Zone30

6.3.1 Fluid Inclusion Data32

6.4 Deposit Type32

6.4.1 Extents and Continuity35

7 Exploration36

7.1 Exploration by Previous Operator (TXAU)36

7.2 Exploration by WLMC36

7.2.1 Surface Exploration36

7.2.2 Geophysics40

7.2.3 Remote Sensing41

7.2.4 Drilling45

7.2.5 Material Results and Interpretation49

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

8 Sample Preparation, Analysis and Security54

8.1 Historic Security Measures and Sample Preparation54

8.2 WLMC (2016 to Present)54

8.2.1 Security Measures54

8.2.2 Sample Preparation and Analysis54

8.2.3 Quality Assurance/Quality Control Procedures55

8.3 Check Assays57

8.3.1 Field Duplicates57

8.4 Opinion of Adequacy59

9 Data Verification60

9.1 Opinion on Data Adequacy60

10 Mineral Processing and Metallurgical Testing61

10.1 Metallurgical Overview61

10.2 Mineralogy and Metallurgical Ore Types61

10.3 Previous Metallurgical Test Work Programs62

10.4 WLMC Metallurgical Ore Characterization Test Work Programs63

10.4.1 Results of WLMC Metallurgical Test Drill Hole Samples65

10.5 Discussion of Metallurgical Test Gold Recovery Curves71

10.5.1 Discussion of Bottle Roll Test Recovery Curves71

10.5.2 Discussion of Column Leach Test Gold Recovery Curves73

10.6 Process Selection and Design Parameters74

10.7 Metallurgical Summary75

10.7.1 Opinion on Adequacy76

11 Mineral Resource Estimate77

11.1 Introduction77

11.2 Mineral Resources Definitions77

11.2.1 Inferred Mineral Resources77

11.2.2 Indicated Mineral Resources77

11.2.3 Measured Mineral Resources78

11.3 Database78

11.3.1 Database Backup80

11.4 Bulk Density80

11.5 Wireframe Modeling81

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

11.5.1 Topography81

11.5.2 Gridded Surfaces81

11.5.3 Mineralization Envelopes82

11.6 Compositing83

11.7 Exploratory Data Analysis84

11.8 Treatment of Extreme Values87

11.9 Continuity Analysis89

11.10 Block Model91

11.11 Estimation and Classification91

11.12 Mineral Resource Estimate93

11.13 Risk Factors94

11.14 Model to Production Reconciliation95

11.15 Opinion on Adequacy96

12 Mineral Reserve Estimate97

12.1 Introduction97

12.2 Mineral Reserve Definitions97

12.2.1 Probable Mineral Reserve97

12.2.2 Proven Mineral Resource97

12.3 Previous Mineral Reserve Estimate97

12.4 Mineral Reserve Estimation98

12.5 Mineral Reserve Estimates98

12.6 Conversion of Mineral Resources to Mineral Reserve100

12.6.1 Pit Optimization100

12.6.2Dilution…………………………………………………………………………………………………………………………101

12.6.3 Cutoff Grade101

12.7 Relevant Factors102

13 Mining Methods103

13.1 Mining Methods Summary103

13.2 Geotechnical Data, Testing and Analysis104

13.2.1 Pit Slope Geotechnical Evaluation104

13.2.2 South Highwall Geotechnical Assessment105

13.2.3 Recommendations106

13.3 Hydrogeology108

13.3.1 Groundwater108

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13.3.2 Temporary and Permanent Diversion Channels109

13.4 Mine and Waste Rock Storage Design, Production Rates and Mine Life109

13.4.1 Mine Design109

13.5 Waste Rock Storage Design113

13.6 Haulage114

13.7 Mine Production Schedule114

13.8 Mining Operations115

13.8.1 Ore Control115

13.8.2 Shift Schedule116

13.8.3 Manpower116

13.8.4 Blasthole Drilling116

13.8.5 Blasting116

13.8.6 Equipment117

13.8.7 Ancillary Mining Operations117

14 Processing and Recovery Methods119

14.1 Process Description Summary119

14.2 Plant Design and Equipment Characteristics121

14.2.1 Primary Crushing and Fine Crushing121

14.2.2 Heap Leach Pad and Solution Ponds121

14.2.3 Adsorption-Desorption-Recovery (ADR) Facility124

14.2.4 Major Process Equipment List126

14.2.5 Assay Laboratory127

14.3 Energy, Water, Material and Personnel Requirements127

14.3.1 Power127

14.3.2 Water Supply128

14.3.3 Major Reagents128

14.3.4 Labor Requirements128

15 Infrastructure129

15.1 Infrastructure Summary129

16 Market Studies132

16.1 Contracts and Status132

17 Environmental Studies, Permitting and Social or Community Impact133

17.1 Environmental Liabilities and Permitting133

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

17.1.1 Environmental Liabilities133

17.1.2 Required Permits and Status133

17.1.3 Federal Permitting134

17.1.4 State Permitting137

17.1.5 Local Permitting138

17.2 Environmental Study Results138

17.3 Environmental Issues139

17.4 Operating and Post Closure Requirements and Plans140

17.5 Post-Performance or Reclamation Bonds140

17.5.1 Mine Closure Plan140

17.5.2 Reclamation Measures During Operations and Mine Closure141

17.5.3 Closure Monitoring141

17.5.4 Reclamation and Closure Cost Estimate142

17.5.5 2022 Estimate of Current Closure Costs142

17.6 Social and Community143

17.7 Other Significant Factors and Risks143

17.8 Adequacy of Plans to Address any Issues144

17.9 Commitments to Local Procurement or Hiring144

18 Capital and Operating Costs145

18.1 Life-Of-Mine Capital Costs145

18.2 Life-Of-Mine Operating Costs145

18.3 Accuracy of Cost Estimate146

19 Economic Analysis148

19.1 Annual Production and Cash Flow Forecasts148

19.2 Annual Production and Gross Sales Forecasts149

19.3 Life-of-Mine Cash Flow Forecast150

19.4 Nevada State Taxes151

19.5 Sensitivity Analysis152

20 Adjacent Properties153

20.1 Registrant Properties153

20.1.1 Isabella Pearl Mineralized Trend153

20.1.2 Other Registrant Properties154

20.2 Other Properties154

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

21 Other Relevant Data and Information156

22 Interpretation and Conclusions157

22.1 Interpretation157

22.2 Conclusions158

22.3 Significant Opportunities159

23Recommendations……………………………………………………………………………………………………………………….160

23.1 RC Drilling for Mineral Reserves160

24 References163

25 Reliance on Information Provided by Registrant166

List of Tables

Table 11 : Mineral Resource Estimates (inclusive of Mineral Reserves) for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 20222

Table 12 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 20224

Table 13 : Drilling History at the Isabella Pearl Mine (1987 - 2022)5

Table 14 : Summary Budget for Proposed Exploration Drilling at Isabella Pearl Mine11

Table 31 : List of Unpatented Lode Mineral Claims for the Isabella Pearl Mine16

Table 51 : Isabella Pearl Mine Production 2019 - 202223

Table 61 : Approximate Extents of Gold-Silver Deposits in the Isabella Pearl Mine Area35

Table 71 : Drilling History at the Isabella Pearl Mine (1987 - 2022)46

Table 72 : Significant Results 2022 Drilling at Isabella Pearl Mine*51

Table 81 : WLMC 2022 Standard Reference Materials55

Table 82 : 2022 SRM Failures55

Table 83 : 2022 Blank Material Failures57

Table 101 : Summary Metallurgical Test Work Completed on Isabella Pearl Deposit62

Table 102 : Summary of Isabella Pearl Mine Core Composites Assays, KCA 2017 Program65

Table 103 Summary of Head Screen Analyses65

Table 104 : Detailed Results of Head Screen Analysis66

Table 105 : Summary of Mercury and Copper in Sample, KCA 2017 Program67

Table 106 : Summary of Carbon and Sulfur Content, KCA 2017 Program68

Table 107 : Summary Direct Agitated Cyanidation (Bottle Roll) Gold Test Results, KCA 2017 Program68

Table 108 Summary Direct Agitated Cyanidation (Bottle Roll) Silver Test Results, KCA 2017 Program68

Table 109 : Bureau Veritas vs ALS Gold Assay Comparison Plot70

Table 1010 Summary Column Leach Test Results, KCA 2017 Program71

Table 1011 Summary of All Bottle Roll Tests Completed on the Isabella Pearl Mine72

Table 1012 Summary of All Column Leach Tests Completed on the Isabella Pearl Mine73

Table 1013 : Summary of NaCN and Lime Consumption for the Column Leach Tests73

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

Table 1014 : Bottle Roll Gold Recovery Estimate by Size Fraction74

Table 1015 : Column Leach Gold Recovery Estimation by Size Fraction74

Table 1016 : Gold Recovery Estimate75

Table 1017 : NaCN and Lime Consumption75

Table 111 Isabella Pearl Drill Hole Database Summary79

Table 112 : Isabella Pearl Assay Database Summary79

Table 113 : Isabella Pearl Assay Statistics Summary79

Table 114 Wireframe Constrained Composite Statistics84

Table 115 Capping Thresholds89

Table 116 Experimental Semi-Variograms and Modeled Rotations89

Table 117 Block Model Setup91

Table 118 Mineral Resource Inventory for the Isabella Pearl Deposit, December 31, 202294

Table 119 : Estimation Risk Factors95

Table 121 : Mineral Reserve Statement Isabella Pearl Mine, Mineral County, Nevada, as of December 31, 202198

Table 122 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 202299

Table 123 : Mineral Reserves by Deposit for the Isabella Pearl Mine as of December 31, 202299

Table 124 : Isabella Pearl Marginal Cut-off Grade Assumptions101

Table 131 Maximum Recommended Pit Slope Angles104

Table 132 Location and Design of the 2021 Geotechnical Drilling Program106

Table 133 Summary of FOS106

Table 134 Designed Pit Parameters110

Table 135 Initial Isabella Pearl Designed Pit Reserves112

Table 136 Mine Production Schedule115

Table 137 Approximate Production Shift Schedule116

Table 141 Major Process Equipment for the Isabella Pearl Mine126

Table 142 Major Reagent Consumption128

Table 143 Labor Summary128

Table 151 Infrastructure Items and Specifications130

Table 171 : Permits, Licenses, and Issuing Authorities for the Isabella Pearl Mine134

Table 172 : BLM Notice of Intent Summary for the Isabella Pearl Mine137

Table 173 : Mine Closure and Reclamation Cost Summary for the Isabella Pearl Mine as of December 31, 2022143

Table 181 : Isabella Pearl Life-of-Mine Capital Cost Summary145

Table 182 : Isabella Pearl Life-of-Mine Operating Cash Cost per Tonne Processed146

Table 183 : Isabella Pearl LOM Operating Cash Cost per Ounce Sold146

Table 191 : Isabella Pearl LOM Production Summary148

Table 192 : Isabella Pearl LOM Gross Sales149

Table 193 : Isabella Pearl LOM Free Cash Flow Summary149

Table 194 : Isabella Pearl LOM Cash Flow151

Table 195 Isabella Pearl Mine Sensitivity to Capex & Au Price152

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

Table 201 Unpatented Lode Mineral Claims held by WLMC Adjacent to Isabella Pearl153

Table 231 Detailed Budget for Proposed Exploration Drilling at Isabella Pearl Mine160

List of Figures

Figure 31 : General Location Map of the Isabella Pearl Mine13

Figure 32 : Isabella Pearl Mine Area Mineral Claims Map15

Figure 41 : Isabella Pearl Mine Access19

Figure 61 : Isabella Pearl Mine Regional Geologic Map25

Figure 62 : Isabella Pearl Mine Stratigraphic Column27

Figure 63 Cross Section through the Isabella Pearl Mine; view NW.27

Figure 64 : Isabella Pearl Mine Geologic Map28

Figure 65 : High Sulfidation Characteristics of the Isabella Pearl Mineralization34

Figure 66 : Idealized Stratigraphic Section Highlighting Mineralization Controls for Isabella Pearl35

Figure 71 : Local rock chip sampling and spectral data modeling37

Figure 72 : Schematic image of regional magnetic contour data (after Lockwood et al, 1971)41

Figure 73 : Quartz Content (Upper), and Alunite Content (Lower) for Isabella Pearl, including Scarlet Area43

Figure 74 : Scarlet area Potential Target areas based on ASTER data analysis identified by TMS.44

Figure 75 : Isabella Pearl Mine (yellow star) and WLMC land package on a Landsat image.45

Figure 76 : Isabella Pearl Mine Drill Hole Location Map46

Figure 77 : Location Map for Drill Holes Completed at Isabella Pearl Mine during 202250

Figure 81 : 2022 SRM Performance56

Figure 82 : 2022 Blank Material Performance57

Figure 83 : Au Field Duplicate Control Plot for 202258

Figure 85 : Cyanide Leach vs Fire Assay Comparison Plot58

Figure 101 : Drill Hole Locations for 2017 WLMC Metallurgical Samples64

Figure 102 : Section of Sample Locations for WLMC Test Program in Relation to Ore Zone64

Figure 103 : Head Screen Analysis Showing Cumulative Weight Percent Passing Crush Size (in inches)67

Figure 104 : Bottle Roll Tests Showing % Gold Extraction During Leach Period69

Figure 105 : Bottle Roll Tests Showing % Silver Extraction during Leach Period69

Figure 106 : Column Leach Test Results Showing Cumulative Weight Percent Gold Extracted Over Days of Leach71

Figure 107 : Column Leach Gold Recovery Curves for Column Leach Tests Completed74

Figure 108 : Graph of Gold Ounces Placed vs. Gold Ounces Poured and Percent Gold Recovery76

Figure 111 : Plot of RQD vs. Elevation81

Figure 112 : Isometric View Looking North Showing Oxide Base (blue) and Granite (orange) Contacts82

Figure 113 : Isometric View of the Mineralization Domains comprising the Isabella Pearl Deposit83

Figure 114 : Histogram of Constrained Assay Sample Lengths84

Figure 115 : Log-Probability Plots of Au and Ag Composites85

Figure 116 : RC vs. DDH Drilling Results86

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Isabella Pearl Mine  S-K 1300 Technical Report Summary

Figure 117 : Twin Hole Au Assay Grade Comparison87

Figure 118 : Log-Probability Plots of Composite Capping Thresholds88

Figure 119 : Experimental Semi-Variogams90

Figure 1110 : Typical Cross-Section Looking NW Showing Gold Grades (g/t) and Classification92

Figure 131 Pit Slope Quadrants104

Figure 132 View looking South in the Pearl Pit showing continuous, moderately to shallowly-dipping shears of the Pearl Fault105

Figure 133 Water Monitoring Well Locations109

Figure 134 Isabella Pearl – Final Pit Plan View110

Figure 135 Isabella Pearl Designed Pits - Plan View111

Figure 136 Isabella Pearl Designed Pits - Section View112

Figure 137 Isabella Pearl Waste Rock Dump113

Figure 138 LOM Equipment List117

Figure 141 Simplified Schematic of Isabella Pearl Mine Flowsheet120

Figure 142 General Arrangement for the Original Isabella Pearl Heap Leach Pad and Ponds.123

Figure 143 ADR Plant General Arrangement125

Figure 151 : General Site Arrangement131

Figure 191 Graph of Isabella Pearl Sensitivity to Capex and Gold Price152

Figure 201 : WLMC’s regional land status highlighting Isabella Pearl, and other important mines and prospects. Outline shows WLMC land position and red dots represent significant prospects or mines; blue stars indicate historic mines.154

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Fortitude Gold Corporation 1

Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

1	Executive Summary

This is a Technical Report Summary (TRS) for Walker Lane Minerals Corporation (WLMC), an indirect, wholly-owned subsidiary of Fortitude Gold Corporation (FGC), on its 100%-controlled Isabella Pearl mine, a producing open pit gold-silver heap leach operation in Mineral County, Nevada. The report was prepared by Qualified Persons, under the direction of Ralston Pedersen, P.E., President & Director, Convergent Mining, LLC, Independent (Convergent) and provides a summary of the detailed assessments of mineral resources and mineral reserves and other relevant considerations of the Isabella Pearl mine.

On October 31, 2018, the SEC announced that it was adopting amendments to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933 and the Securities Exchange Act of 1934 (SEC, 2018 a, b). This report is prepared to comply with the new rule (17 CFR subpart 229.1300), requiring that a registrant with material mining operations must disclose specified information in Securities Act and Exchange Act filings concerning its mineral resources, in addition to its mineral reserves.

WLMC has received all regulatory permit approvals from the Nevada Division of Environmental Protection (NDEP) and the U.S. Department of the Interior, Bureau of Land Management (BLM) for the Isabella Pearl mine. Construction of the Isabella Pearl mine was completed during 2019 and reached commercial production levels in October 2019.

1.1	Property Summary and Ownership
1.1.1	Property Description

The Isabella Pearl mine area covers approximately 627 hectares (1,549 acres) and consists of 90 unpatented lode mineral claims on land owned by the U.S. government and administered by the BLM. WLMC controls 100% interest in the Isabella Pearl claims which are subject to a 2.75% NSR royalty.

WLMC also controls an additional 478 unpatented claims covering approximately 3,329 hectares (8,227 acres) along a nearly 26 km (16 mi) trend extending northwest of the Isabella Pearl mine.

1.2	Mineral Resource Statement

The modeling and estimation of mineral resources presented herein is based on technical data and information available as of December 31, 2022. WLMC models and estimates mineral resources from available technical information prior to the generation of mineral reserves.

As part of its modernization of the property disclosure requirements for mining registrants, the SEC is adopting the Combined Reserves International Reporting Standards Committee (CRIRSCO) framework for reporting mineral resources. According to CRIRSCO, a mineral resource is a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust (a deposit) in such form, grade or quality, and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics, and continuity of a mineral resource are known, estimated, or

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Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

interpreted from specific geological evidence and knowledge. Mineral resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories. Portions of a deposit that do not have reasonable prospects for eventual economic extraction must not be included in a mineral resource. The modeling and estimation of mineral resources utilized a portion of the drill hole database compiled by WLMC consisting of:

●	Air Track (AT): 6 drill holes for 82.0 m (269 ft)
●	Reverse Circulation (RC): 554 drill holes for 53,317.2 m (174,925 ft)
●	Diamond Drill (Core) Hole (DDH): 36 drill holes for 3,564.4 m (11,695 ft)

Mineral resource modeling was carried out on capped composites using Inverse Distance Cubed (“ID3”), Ordinary Kriging (“OK”) and Nearest Neighbor (“NN”) estimation methods. A minimum of three and a maximum of twelve composites were used for estimation, within a search ellipsoid oriented parallel with each defined structure and extending 120 m (394 ft) x 120 m (394 ft) x 30 m (98 ft). The major and semi-major axes approximate the average strike and dip directions of the mineralization in each of the estimation areas. Both gold and silver were estimated.

Mineral resources at Isabella Pearl are further defined by WLMC as mineral resources within a constraining pit shell and above a defined cut-off value. The mineral resources reported herein have been constrained within a Lerchs-Grossman (LG) optimized pit shell and reported at a cut-off grade of 0.33 g/t Au (0.01 opst Au) for oxide mineral resources and 2.00 g/t Au (0.058 opst Au) for sulfide mineral resources. Mineral resources are reported inclusive of mineral reserves.

Measured and Indicated mineral resources reported for Isabella Pearl contain 924,300 tonnes (1,018,900 short tons) of material at an average gold grade of 3.22 g/t Au (0.094 opst Au) and 37 g/t Ag (1.085 opst Ag) (Table 11). Inferred mineral resources reported for Isabella Pearl contain 130,800 tonnes (144,100 short tons) of material at an average gold grade of 1.37 g/t Au (0.040 opst Au) and 12 g/t Ag (0.354 opst Ag).

Table 1-1 : Mineral Resource Estimates (inclusive of Mineral Reserves) for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2022

Oxides	Cut-off Au (g/t)	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	0.33	374,600	412,900	3.75	0.11	50.1	1.461	45,200	603,100
Indicated	0.33	315,000	347,200	1.32	0.04	12.2	0.356	13,400	123,700
Mea+Ind	0.33	689,500	760,100	2.64	0.08	32.8	0.956	58,500	726,800
Inferred	0.33	125,400	138,300	1.26	0.04	11.9	0.347	5,100	47,900

Sulfides	Cut-off Au (g/t)	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	2.00	158,300	174,500	4.96	0.14	58.8	1.715	25,200	299,300
Indicated	2.00	76,400	84,200	4.81	0.14	32.2	0.940	11,800	79,200
Mea+Ind	2.00	234,800	258,800	3.34	0.10	50.1	1.463	37,100	378,500
Inferred	2.00	5,300	5,900	3.84	0.11	18.4	0.537	700	3,100

Total	Cut-off Au (g/t)	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	---	532,900	587,400	4.11	0.12	52.7	1.536	70,400	902,400
Indicated	---	391,400	431,400	2.00	0.06	16.1	0.470	25,200	202,900
Mea+Ind	---	924,300	1,018,900	3.22	0.09	37.2	1.085	95,600	1,105,300
Inferred	---	130,800	144,100	1.37	0.04	12.2	0.354	5,800	51,100

Notes:

1.	Reported at a cut-off of 0.33 Au g/t (0.01 Au opst) for oxide mineral resources and 2.00 Au g/t (0.058 Au opst) for sulfide mineral resources.
2.	Whole block diluted estimates reported within an optimized pit shell.
3.	Mineral resources do not have demonstrated economic viability.
4.	Totals may not sum exactly due to rounding.
5.	Mineral resources reported are inclusive of mineral reserves.
1.3	Mineral Reserve Statement

Mineral reserves were prepared according to the guidelines of Regulation S-K Subpart 1300 (“S-K 1300”). The reserve estimate is based on technical data and information available as of December 31, 2022.

The conversion of mineral resources to mineral reserves required accumulative knowledge achieved through LG pit optimization, detailed pit design, scheduling and associated modifying parameters. Detailed access, haulage, and operational cost criteria were applied in this process for the Pearl and Civit Cat North deposits, the currently minable portions of the Isabella Pearl mine. The mine was built in metric units and all metal grades are in g/t.

The orientation, proximity to the topographic surface, and geological controls of the Isabella Pearl mineral reserves support mining with open pit mining techniques. To calculate the mineral reserve, pits were designed following an optimized LG pit based on a $1,750/oz Au sales price. This price was chosen to create the primary guide surface based on a price sensitivity and subsequent profitability study that showed that the $1,750 pit maximized profitability while reducing capital requirements. The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 g/t Au (0.01 opst) which is based on the consensus 2023-2024 average price of $1,750/oz for gold (CIBC, 2023). The Isabella Pearl mine open pit mineral reserve statement is presented in Table 1-2.

The Proven and Probable mineral reserves reported for Isabella Pearl contain 0.91 million tonnes (1.01 million short tons) at an average gold grade of 2.02 g/t Au (0.059 opst) and 22 g/t Ag (0.6 opst) (Table 12).

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Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

The high-grade and low-grade stockpiles of ore mined but not processed is included in the inventory of 2022 mineral reserves.

Table 1-2 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2022

Class	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Proven Mineral Reserves	250,400	276,000	4.38	0.128	49	1.4	35,200	392,700
Probable Mineral Reserves	171,500	189,100	1.77	0.052	17	0.5	9,800	92,900
Proven and Probable Total	421,900	465,100	3.32	0.097	36	1.0	45,000	485,600
High-Grade Stockpile	65,300	72,000	3.46	0.101	37	1.1	7,300	78,400
Low-Grade Stockpile	426,500	470,100	0.52	0.015	6	0.2	7,100	76,600
Isabella Pearl Mine Total	913,700	1,007,181	2.02	0.059	22	0.6	59,400	640,600

Notes:

1.	Mineral Reserves were estimated by WLMC and reviewed and accepted by Convergent Mining.
2.	Classification of Mineral Reserves is in accordance with the S-K 1300 classification system.
3.	Metal prices used for Proven and Probable reserves were $1,750 per ounce of gold and $21 per ounce of silver. These prices reflect the consensus 2023-2024 average prices for gold and silver (CIBC, 2023).
4.	The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 Au g/t.
5.	Mining, processing, energy, administrative and smelting/refining costs were based on 2022 actual costs for the Isabella Pearl mine.
6.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
7.	Proven and Probable reserves are diluted and factored for expected mining recovery.
8.	A bulk density of 2.44 lbs/ft was used for waste. The bulk density of Mineral Reserves was calculated by block, based on mineralogical content.
9.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates.
10.	The Qualified Person for the mineral reserve estimate is Mr. Ralston Pedersen, P.E., of Convergent Mining
1.4	Geology and Mineralization
1.4.1	Geologic Setting, Mineralization, and Mineralization

The Isabella Pearl mine is in the central portion of the Walker Lane, a major northwest-trending zone on the western border of Nevada characterized by a series of closely spaced dextral strike-slip faults that were active throughout much of the middle to late Cenozoic. It is a complex zone up to 300 km (186 mi) wide and 1,000 km (620 mi) long that lies on the western boundary of the Basin and Range Province.

Volcanic rocks of middle Tertiary age cover much of the property and include intermediate lava flows and ignimbrite ash flow sheets. The volcanic rocks unconformably overlie Mesozoic strata including Triassic and Jurassic sedimentary units and Cretaceous and Jurassic igneous units. Tectonic activity and erosion have left an irregular, dominantly buried surface of Mesozoic rocks. Within the regional Walker Lane tectonic setting, several major fault zones trend through the property and are dominated by various splays and off set branches. The Soda Springs Valley fault zone is a major host of mineralization in the area, and particularly along the Pearl fault strand.

The gold-silver mineralized zones include the Isabella, Pearl, Civit Cat North, Silica Knob, Scarlet North and South, and Crimson oxide deposits and the Pearl and Civit Cat North sulfide deposits, collectively referred to in this report as the Isabella Pearl deposit. Alteration and mineral assemblages at Isabella Pearl,

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Fortitude Gold Corporation 5

Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

including widespread argillic alteration and generally abundant alunite, indicate the deposits belong to the high-sulfidation class of epithermal mineral deposits. K-Ar age determinations indicate the mineralization is about 19 Ma, some 7 to 10 million years younger than the age of the host rocks. This early Miocene age conforms to the age of other high-sulfidation epithermal precious-metal deposits in the Walker Lane area (e.g., Goldfield and Paradise Peak).

1.4.2	Exploration

Modern exploration of the general area around the Isabella Pearl mine began in the early 1970’s by various companies. From 1987 through 1990, Combined Metals Reduction Company (CMRC) drilled the Isabella Pearl area during its joint venture with Homestake Mining Company (Homestake). The joint venture drilled at least 175 reverse circulation (RC) and diamond drill (core) holes (DDH) before the joint venture was terminated. TXAU Investments, Inc. (TXAU), also known as TXAU Development Ltd. and Isabella Pearl LLC., conducted a DDH drilling program in early 2007 that consisted of 19 holes. This drilling was designed primarily to provide material for metallurgical testing and confirm the historic assay and geological data collected by the CMRC-Homestake joint venture. In 2008, TXAU completed 7 DDH’s in the Pearl deposit to address some issues concerning assays and insufficient quality assurance/quality control measures from prior drilling. From 2016 through 2022, WLMC executed RC and DDH drilling programs to collect representative mineralized ore grade samples in the mine area in sufficient quantity to conduct metallurgical testing and expand resources. In addition, WLMC completed a 5-hole RC condemnation drill program to ensure no mineral resources occurred where the mine/plant facilities are located. The Isabella Pearl mine drilling history is summarized in Table 13.

Table 13 : Drilling History at the Isabella Pearl Mine (1987 - 2022)

Company	Period	RC		DDH (Core)		Total
		No.	Meters	No.	Meters	No.	Meters
Combined Metals-Homestake & Historical	1987-1990	182	19,598.6	6	513	188	20,111.6
TXAU	2007-2008	-	-	26	2,315.7	26	2,315.7
WLMC*	2016-2022	394	35,640	5	442.8	399	36,082.8
WLMC Met Holes	2016-2017	-	-	3	659.9	3	659.9
Totals		576	55,238.6	40	3,931.4	616	59,170
*Includes 6 Air Track (AT) drill holes

1.5	Metallurgy and Mineral Processing

Metallurgical test work has validated that Isabella Pearl oxidized ores are amenable to gold and silver recovery by cyanidation. The most economically effective process has been identified as conventional heap leaching of crushed ore, and to a much lesser extent ROM, followed by absorption/desorption recovery (ADR) and refining to produce doré bars.

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Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

Cyanidation test work (bottle roll and column leach), performed on representative samples of the mineral resources, confirms the close relationship between particle size and gold recovery. The greater the fines fraction the higher the gold recovery. Based on the metallurgical test work completed, total gold recovery is expected over a four-month period.

Mineral reserves above 0.61 g/t Au are being crushed to a P80 of 5/8 inch and placed directly on the heap. Mineral reserves between 0.33 and 0.61 g/t Au are being stockpiled for either future crushing or blending with the higher-grade material. The total predicted gold recovery for all ore is 81% ore which is currently being crushed. The gold recovery projection for ore is based primarily on column leach test work and partly on benchmarking other heap leach operations.

Over the Life-of-Mine (LOM), ore is delivered from the open pit, the majority being trucked to the crusher, and then transported to the heap leach pad via an overland conveyor and stacked onto the heap leach pad by a radial stacker. A minor amount of ROM ore was previously placed directly on the heap leach pad by truck.

1.6	Mine Design, Optimization and Scheduling

Isabella Pearl is a disseminated gold and silver deposit with mineralization close to the surface at an average head grade of 2.02 g/t Au (0.059 opst) and 22 g/t Ag (0.6 opst). It was determined that mining would be performed with an open pit truck/loader operation. Initial costs were estimated, and a detailed feasibility study analysis performed to determine the optimum ultimate mining limit for the operation. Average operating costs at the property are approximately 2.6 $/t for mining, 2.8 $/t for crushing and 6.9 $/t for leaching and solution treatment at the Isabella Pearl processing facility.

The current mine design consists of one main pit and several smaller sub-pits accessing the Isabella, Pearl and Civit Cat North deposits. Open pit mining is by conventional diesel-powered equipment, utilizing a combination of blasthole drills, wheel loaders, and 91-tonne (100-short ton) trucks to handle ore and waste. Support equipment including of graders, track dozers, and water trucks also aid in the mining. High-grade ore (>0.61 g/t Au; 0.018 opst) is hauled to the crushing area and crushed before being placed on the leach pad. Low-grade ore between 0.33 and 0.61 g/t Au (0.010 opst and 0.018 opst) is hauled directly to the low-grade stockpile. Waste rock is stored in the waste rock facility designed near the pit to reduce haulage costs.

1.7	Environmental Studies, Permitting, and Plans, Negotiations or Agreements with Local Individuals or Groups

The Isabella Pearl mine is located on public lands administered by the U.S. Department of the Interior, BLM. As such, the operation requires the identified federal permits, the most important of which are approvals of the Plan of Operations (POO) and its subsequent National Environmental Policy Act Evaluation (NEPA) analyses. WLMC submitted the POO and Reclamation Permit applications and the Environmental Assessment (EA). The BLM has reviewed baseline data and deemed the POO “complete” and authorized processing of the EA of the operations. The NEPA analysis was completed, and a Record of Decision (ROD) issued on May 15, 2018. (DOI-BLM-NV-C010-2018-0007-EA). Subsequent minor

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Fortitude Gold Corporation 7

Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

modifications have been processed under Determination of NEPA Adequacy (DNA) level analysis since 2018.

WLMC holds the following Federal Permits and Registrations:

●	EPA Hazardous Waste #NVR000092916 (EPA)
●	Explosive Permit #9-NV-009-20-8K-00321 (Ledcor CMI Inc. - contract mining)
●	POO and Reclamation Plan #NVN86663 (BLM)

The mine also required permits from various State of Nevada agencies including: Bureau of Air Pollution Control (BAPC), Bureau of Mining Regulation and Reclamation (BMRR), Bureau of Sustainable Materials Management (BSMM), Department of Conservation and Natural Resources (DCNR), NDEP and Nevada Department of Wildlife (NDOW).

The State of Nevada requires operational mining permits regardless of land status of the mine (i.e., private, or public). The following are the state permits that are required for the Isabella Pearl mine:

●	Reclamation Permit #0387 (NDEP/BMRR)
●	Hazardous Waste Generator #NVR000092916 (NDEP/BSMM)
●	Water Pollution Control Permit #NEV2009102 (NDEP/BMRR)
●	Emergency Release, Response, and Contingency Plan (NDEP/BMRR)
●	Spill Prevention, Control, and Countermeasures Plan (NDEP/BMRR)
●	National Pollutant Discharge Elimination System (NPDES) General Permit #NVG201000 (NDEP/BWPC)
●	General Stormwater Permit #NVR300000 MSW-43292 (NDEP/BWPC)
●	Storm Water Pollution Prevention Plan (NDEP/BWPC)
●	Water Rights –#89667, 89668 and 89669 (formerly #83484, 82498, 79096, 83485 and 89001T) (DCNR/NDWR); Permits to change the point of diversion and place of use of the water rights have been approved, for groundwater production wells
●	Air Quality Class II Operating Permit #AP-1041-3853 (NDEP/BAPC)
●	Air Quality Mercury Permit to Construct #AP-1041-3895 (NDEP/BAPC)
●	Air Quality Class I Operating Permit to Construct #AP-1041-3897 (NDEP/BAPC)
●	Industrial Artificial Pond Permit #41228, Mine ID #MN-013 (NDOW)
●	Bureau of Safe Drinking Water Public Water Source Permit NV0001178

WLMC has obtained a Special Use Permit and Building Permits issued by Mineral County to construct buildings at the Isabella Pearl mine including:

●	Mineral County Business License #17288 (Mineral County Sheriff’s Office)
●	Special Use Permit #165957 (Mineral County Planning Commission)
●	Septic Permit #7905 and 7906 (Mineral County Building Department)
●	ADR Building Permit #5891 (Mineral County Fire Marshall)
●	Office Building Permit #7888 (Mineral County Fire Marshall)
●	Water Tank Building Permit #7921 (Mineral County Fire Marshall)

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Fortitude Gold Corporation 8

Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

By virtue of the mine’s location and current land ownership, the mine operations were subject to reclamation financial surety requirements set by the BLM and State of Nevada. The cost associated with final reclamation and closure of the Isabella Pearl mine is currently set at $12.5 million.

1.8	Capital Costs, Operating Costs and Financial Analysis
1.8.1	Capital and Operating Costs

WLMC has provided an estimate of capital and operating costs in this report.

Total Isabella Pearl Mine LOM capital expenditures are estimated to be US$ 1.055 million. The capital costs are based on vendor and specialist quotations. Additional contingencies have been applied to these estimates for omissions. The support for capital and operating costs are based on quotations and estimates in 2022 dollars. No inflation factors have been used in the economic projections.

Mining costs are based on actual costs derived from the Isabella Pearl mine. These costs comprise ore and waste drilling and blasting, loading, and hauling and all the associated site maintenance including, pits, roads, stockpiles, dumps, tailings storage facilities, and storm water controls etc.

Processing costs are based on actual processing costs including but not limited to reagent consumption and current prices for wear and replacement parts.

Current supervisory and administrative support staff numbers are sufficient to efficiently handle the administrative, technical and management functions required for the mining operation. Provisions for training, and regulatory mandated safety functions are also included.

The Isabella Pearl Mine LOM Operating Cash Costs per Tonne Processed is estimated at US$40.85 per tonne. This is based on a total ore processed of 0.9 million tonnes (1.0 million short tons). The estimated remaining mine life is 2 years, with continued gold production from the leach pad for a 3rd year.

According to the American Association of Cost Engineering (AACE) International, these capital and operating cost estimates based on a production budget and realized costs to date would be classified as Class 1, with an accuracy range of -3% to -10% to +3% to +15%.

1.8.2	Economic Analysis

WLMC has provided an economic analysis in this report.

The Isabella Pearl mine has a 2-year mine-life given the mineral reserves described in this report. The financial results of this report have been prepared on an annual basis. Capital and operating costs are based on realized costs, quotations and estimates in 2022 dollars. No inflation factors have been used in the economic projections. The analysis assumes static conditions for the gold market price over the two-year mine-life. The gold and silver prices were set at $1,750/oz and $21/oz, respectively. These prices are based on the consensus 2023-2024 average prices (CIBC, 2023).

This economic analysis is a post-tax evaluation and is based on a base case $1,750 per ounce gold price and an assumption that the gold would be recovered over the remaining 2-year mine-life.

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Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

The economic results, at a discount rate of 5%, indicate a Net Present Value (NPV) of $85.1 million (after estimated taxes). The following provides the basis of the Isabella Pearl LOM plan and economics:

●	A mine life of 2 years, with continued gold production from the leach pad for a third year;
●	An average operating cost of $384/ Au ounces-produced;
●	Sustaining capital costs of $1.055 million and a mine closure cost estimate of $12.2 million;
●	The analysis does not include any allowance for end of mine salvage value.
1.9	Conclusions and Recommendations
1.9.1	Interpretation and Conclusions

Isabella Pearl is a producing gold mine with a favorable economic projection based on current operating costs and detailed LOM mining and processing plan. The Isabella Pearl deposit has the grade and continuity required for on-going production.

The Isabella Pearl deposit geology is generally well understood, and structural geology and alteration are the primary controls on mineralization. The core of the deposit is relatively well-defined but recent infill and step-out drilling has materially changed the current mineral resource model, increasing the confidence level of the mineral resource estimate, and allowing conversion of a significant portion of this material to mineral reserve. Drilling to the northwest of the deposit also has the potential to extend the mineral resources. In addition, reconnaissance geological mapping and rock chip sampling have delineated new, surface high-grade gold target areas further along strike to the northwest of the Isabella Pearl deposit.

Certain factors pose potential risks and opportunities, of greater or lesser degree, to the estimate as the mineral resources are based on currently available data. The highest risks associated with key estimation parameters were identified as:

●	Core Recovery: Rock Quality Designation (RQD) results show a wide range of recoveries, which may bias assay grades.
●	Bulk Density: Significant voids may reduce recoverable tonnage (Specific gravity is not well constrained).

The predicted mineral resource grades are confirmed at the mining scale using blast-hole drilling results and grade control modeling.

Reconciliations are performed on a monthly basis by the operations department in order to track and compare actual tonnages and grades to the estimated values in the block model. To date, the reconciliations have proved that the estimated tonnages are in line with the values in the block model and that actual grades are slightly higher than estimated, especially in the Pearl deposit.

All refractory sulfide material has been treated as waste for the Isabella Pearl estimate of mineral resources. In addition, the bottom of the optimized pit shell is designed to stay above the water table.

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Fortitude Gold Corporation 10

Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

The conversion of mineral resources to mineral reserves required accumulative knowledge achieved through LG pit optimization, detailed pit design, scheduling and associated modifying parameters. The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 g/t Au which is based on the consensus 2023-2024 average price $1,750/oz Au sales price used for this mineral reserve estimate (CIBC, 2023). The Proven and Probable mineral reserves as of December 31, 2022, reported for the Isabella Pearl mine, using diluted grades, is 0.91 million tonnes (1.00 million short tons) of material at an average gold grade of 2.02 g/t Au (0.059 opst) and 22 g/t Ag (0.6 opst) containing 59,400 ounces of gold and 640,600 ounces of silver. The mineral reserve estimate presented herein is based on technical data and information available as of December 31, 2022.

Isabella Pearl is a disseminated gold and silver deposit with mineralization close to the surface. The mine design consists of one main pit accessing the Isabella Pearl deposit. Open pit mining is by conventional diesel-powered equipment, utilizing a combination of blasthole drills, wheel loaders, and 91-tonne (100-short ton) trucks to handle ore and waste.

The Isabella Pearl oxide ore is amenable to heap leach cyanidation with a high relative recovery and fast leaching kinetics.

The Isabella Pearl mine is economically viable at the consensus 2023-2024 average gold price of $1,750 per ounce gold as well as at the current higher gold prices and has significant economic potential given the possibility for gold price increases in the future (CIBC, 2023). Additionally, there is opportunity to expand the mineral reserve through additional drilling. Cost improvements and further optimizations are also possible.

The Isabella Pearl mine’s economic viability is generally at risk from changes in external factors which would lead to increased input costs, or a fall in the price of gold which would reduce revenue. A decrease in gold price would not only reduce revenue but would also reduce the amount of economically mineable ore as a decrease in metal prices could result in a higher cut-off grade. Under the current gold price environment, the mineral reserves are considered robust.

Environmental and future permitting risks include items being discovered on the mine site such as sensitive or endangered botany, or cultural artifacts. No environmental and permitting risks have been identified.

Internal risks, specific to the Isabella Pearl mine, include:

●	Current drill spacing is considered adequate but there is a low risk of a decrease in mineral resources due to additional drilling and subsequent re-modeling and re-estimations.
●	Poor operational execution, with resultant cost and schedule over-runs, scope creep, and increased operating costs. This is mitigated by management overseeing production.
●	Predicted gold recovery from the Isabella Pearl ore is based on the results of column-leach tests and actual results could be lower than expected. This risk is deemed to be low, given the numerous metallurgical tests that have been conducted on the Isabella Pearl mineral resources during the past 30 years.

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Isabella Pearl Mine                                                                                                  S-K 1300 Technical Report Summary

●	Finding and keeping the skilled employees required to operate the Isabella Pearl mine has proven to be challenging, given its rural location. Inadequate staffing can increase operating costs by reducing operating efficiencies and increasing repair and maintenance costs. Recruiting costs might be higher than predicted.

The Qualified Persons (QP’s) preparing this report for WLMC recommend continued open pit mining and processing the ore by screening, stacking, heap leaching and ADR to produce gold doré for sale.

1.9.2	Recommendations

The QP’s preparing this report for WLMC recommend that the Isabella Pearl mine continue with open pit mining and processing the ore by screening, stacking, heap leaching, ADR and doré production. Some additional studies are recommended that may improve value and optimizations including additional drilling to convert mineral resources to mineral reserves.

Recommendations for mineral resource and reserve drilling at the Isabella Pearl mine are shown in Table 1-4. The estimated cost of the recommendation for 9,982 m (32,750 ft) of RC and core drilling totals $2,631,300. The cost of this recommended work has not been included in the Isabella Pearl cash-flow model.

Table 1-4 : Summary Budget for Proposed Exploration Drilling at Isabella Pearl Mine

Description	TOTALS ($USD)
ISABELLA PEARL EXPLORATION
1233 IP-Exploration Subtotal – Core 457 m (1,500 ft)	$323,000
1234 Scarlet Project Subtotal - RC 6,477 m (21,250 ft)	$1,532,000
1235 Wildhorse Project Subtotal – RC 3,048 m (10,000 ft)	$776,300
ISABELLA-PEARL EXPLORATION TOTAL – 9,982 m (32,750 ft)	$2,631,300

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Fortitude Gold Corporation12

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

2	Introduction
2.1	Terms of Reference and Purpose of the Report

Convergent was contracted to update a Technical Report Summary (TRS) on the Isabella Pearl mine, an open pit gold heap leach operation located in Mineral County, Nevada for the Walker Lane Minerals Company (WLMC). WLMC is an indirect, wholly-owned subsidiary of FGC. The TRS is to support of the required annual reporting of FGC.

The quality of information, conclusions, and estimates contained herein is consistent with the level of effort by the QP’s, based on: 1) information available at the time of preparation, 2) data supplied by outside sources, and 3) the assumptions, conditions, and qualifications set forth in this report. The responsibility for this disclosure remains with WLMC.

This report provides mineral resource and mineral reserve estimates, and a classification of mineral reserves prepared in accordance with §§ 229.1300 through 229.1305 (subpart 229.1300 of Regulation S-K) referred to simply as “S-K 1300” in this report.

2.2	Source of Data and Information

WLMC has relied on information and technical documents listed in the References section of this report which are assumed to be accurate and complete in all material aspects.

The reader is referred to earlier reports on mineral resources and reserves and the feasibility study for a more detailed description of the sources of information relied upon by the QP’s of WLMC (Brown et al, 2018, 2021; Hulse et al, 2022).

2.3	Details of Inspection

Ralston Pedersen, Ricardo Garcia and Barry Devlin are the QP’s who visited Isabella Pearl mine on December 12, 2022. In addition, QP’s Ricardo Garcia, Barry Devlin, Fred Brown and Joy Lester have visited the mine on numerous occasions since 2016.

2.4	Previous Reports on Mine

This report updates a previous report titled “S-K 1300 Technical Report Summary, Isabella Pearl Mine, Mineral County, NV” dated February 25, 2022 (Hulse et al, 2022).

The effective date of this report is December 31, 2022.

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Fortitude Gold Corporation13

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

3	Property Description and Location
3.1	Location

The Isabella Pearl mine is located in the Gabbs Valley Range, approximately 10 km (6 mi) north of the town of Luning in Mineral County, Nevada. The closest town with full services is Hawthorne located 40 km (25 mi) to the west (Fig. 3.1). The mine is located within all or portions of the following Townships, Ranges, and Sections relative to the Mount Diablo Baseline and Meridian:

●	Township 8 North, Range 34 East, Section 03; and
●	Township 9 North, Range 34 East, Sections 26, 27, 34 and 35.

The approximate center of the deposit areas is Latitude N38.60° and Longitude, W118.18° (UTM 397,665 E, 4,273,011 N, Zone 11). The mine has good connections to the infrastructure of west-central Nevada, with access roads to the mine site linking to Nevada state route 361 and US Route 95, the main highway between Reno and Las Vegas.

WALKER LANE MINERALS CORP.
an indirect, wholly-owned subsidiary of
FORTITUDE GOLD CORP.
Map Scale: 1:350000
Coordinate System: WGS84 UTM Zone 11N
Revision Date: 11/10/22
0
10
20
Kilometers
N
S
W
E
GABBS VALLEY
BUCKLEY FLAT
PARADISE RANGE
SHOSHONE MOUNTAINS
GILLIS RANGE
WALKER LAKE VALLEY
SODA SPRING VALLEY
GARFIELD HILLS
BLACK DYKE MOUNTAIN
GARFIELD FLAT
CEDAR MOUNTAINS
KIBBY FLAT
PACTOLUS HILLS
IONE VALLE
Hawthorne
Luning
Mina
Walker River Reservation
360,000
370,000
380,000
390,000
400,000
410,000
420,000
430,000
440,000
4,300,000
4,290,000
4,280,000
4,270,000
4,260,000
4,250,000
4,240,000
4,230,000

Figure 3-1 : General Location Map of the Isabella Pearl Mine

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Fortitude Gold Corporation14

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

3.2	Area of the Property

The Isabella Pearl mine area covers approximately 627 hectares (1,549) acres) and consists of 90 unpatented lode mineral claims on land owned by the U.S. government and administered by the BLM. WLMC controls 100% interest in the Isabella Pearl claims which are subject to a 2.75% NSR royalty. WLMC also controls an additional 478 claims covering approximately 3,329 hectares (8,227 acres) along a approximate 26 km (16 mi) trend extending northwest of the Isabella Pearl mine.)

3.3	Mineral Titles, Claims, Rights, Leases and Options

Mineral claims in the mine area are shown in Figure 32. The claims within the mine area controlled by WLMC, its entities, or partners are listed in Table 31 and are current as of December 31, 2022.

Currently, annual claim maintenance fees are the only federal payments related to unpatented mining claims. Annual maintenance fees of $100,572 were paid to the BLM during 2022 to hold the 568 unpatented lode mining claims. In addition, fees for filing a Notice of Intent (NOI) totaling $6,852 were paid to Mineral County in order to hold the claims for another year.

There are no Tribal, State of Nevada or U.S. Forest Service lands within the mine area.

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Fortitude Gold Corporation15

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

395,200
396,000
396,800
397,600
398,400
399,200
4,274,200
4,273,600
4,273,000
4,272,400
4,271,800
4,271,200
IS 34
IS 36
IS 38
IS 40
IS 1
IS 3
IS 6
IS 8
IS 10
IS 12
IS 14
IS 16
IS 18
IS 2
IS 4
ISABELLA 16 Fr
ISABELLA 2
ISABELLA 3
ISABELLA 1
ISABELLA 17 Fr
ISABELLA 12
ISABELLA 19 Fr
ISABELLA 13
ISABELLA 14
ISABELLA 15
SCRS 2
SCRS 1
IS 50
IS 51
SCRS 4
SCRS 3
IS 52
IS 53
IS 31
IS 32
VULTURE DOG 1
VULTURE DOG 3
VULTURE DOG 5
VULTURE DOG 7
VULTURE DOG 9
VULTURE DOG 11
VULTURE DOG 13
VULTURE DOG 15
VULTURE DOG 22
VULTURE DOG 2
VULTURE DOG 4
VULTURE DOG 6
VULTURE DOG 8
VULTURE DOG 10
VULTURE DOG 12
VULTURE DOG 14
VULTURE DOG 16
SCRS 5
SCRS 6
SCRS 7
SCRS 8
SODAR 46
SODAR 47
SODAR 48
SODA 49
SODA 50
SODA 51
SODA 52
TDG 1
TDG 2
TDG 3
SODA 32
SODAR 33
SODAR 34
SODAR 35
SODA 36
SODA 37
SODA 38
SODA 19
SODAR 20
SODAR 21
SODA 23
SODA 24
SODA 25
SODA 26
SODA 5
SODA 6
SODA 7
SODA 8
SODA 9
SODA 10
SODA 11
SODA 12
SODA 13
N
S
E
W
Key
2022 IP Mine Boundary
WLMC Claims
0
0.25
0.5
1
Kilometers

Figure 3-2 : Isabella Pearl Mine Area Mineral Claims Map

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Fortitude Gold Corporation16

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 3-1 : List of Unpatented Lode Mineral Claims for the Isabella Pearl Mine

Claim Count	Claim Name & Number	Claim Type	Location Years	Owner	Acquisition History
16	VULTURE DOG 1 – 16	Unpatented Lode	1979	WLMC	Acq From TXAU
7	ISABELLA #12 – 15, ISABELLA #16 FRAC - 17 FRAC and #19 FRAC	Unpatented Lode	1980	WLMC	Acq From TXAU
3	ISABELLA #1 – #3	Unpatented Lode	1982	WLMC	Acq From TXAU
1	VULTURE DOG 22	Unpatented Lode	1984	WLMC	Acq From TXAU
18	SODA #6 - 13, #19, #23 – 26, #36 and #49 - 52	Unpatented Lode	1987	WLMC	Acq From TXAU
2	SODA #37 - 38	Unpatented Lode	1990	WLMC	Acq From TXAU
2	SODA #5 and 32	Unpatented Lode	1991	WLMC	Acq From TXAU
2	TDG-1 - 2	Unpatented Lode	2008	WLMC	Acq From Gateway Gold (USA) Corp.
21	IS 1 – 4, 6, 8, 10, 12, 14, 16, 18, 31 – 32, 34, 36, 38, 40, 50 - 53	Unpatented Lode	2016	WLMC	Acq From Nevada Select Royalty
9	SODAR 20 – 22, 33 – 35 and 46 - 48	Unpatented Lode	2018	WLMC	Acq From TXAU (WLMC relocation of SODA claims)
1	TDGR-3	Unpatented Lode	2020	WLMC	Acq From Gateway Gold (USA) Corp (WLMC relocation of TDG-3 claim)
8	SCR S1 – S8	Unpatented Lode	2021	WLMC	Staked by WLMC
90	Claim Total

3.4	Other Significant Factors and Risks

The mine is in production, and the QP's are not aware of any factors or pending changes that would impact the continued operation or its profitability.

3.5	Royalties and Agreements

WLMC owns an undivided fifty percent (50%) interest and leases the remaining fifty percent (50%) interest in ten (10) claims from Natasha Matkin-Hayes et al of Las Vegas, Nevada. This affects the following claims:

●	Isabella Claims 1, 2, 3, 12, 13, 14 and 15, and
●	Isabella Fractions 16, 17, 19.

The Matkin-Hayes lease, dated April 1, 1992, was recorded by memorandum dated June 15, 1992, in Book 146 OR, page 978 (Mineral County, Nevada), and executed by Sarah D. Narkus, Natasha Matkin-Hayes, William Longhurst, John Longhurst, Caroline Merrick, Marguerite Cole, and Combined Metals Reduction Company (CRMC). TXAU succeeded to CMRC’s interest in the lease pursuant to a Trustee’s Deed, dated August 13, 1999, recorded May 14, 2004, Doc # 131124, executed by First American Title Insurance Company in Favor of TXAU. WLMC purchased a 50% undivided interest in lessor’s interest in the lease including a 50% interest in a 6% gross receipts production royalty, and a 50% ownership of the subject property. WLMC received an assignment of the lessee’s interest in the lease. The assignment of the lessee’s interest in the lease transferred the benefit of advance royalty payments that had been paid to lessors through August 2016, in the amount of $459,800.

On October 23, 2018, Ely Gold Royalties Inc., through its wholly owned subsidiary Nevada Select Royalty, Inc., entered into a binding letter agreement with a private individual to acquire 100% of all rights and

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Fortitude Gold Corporation17

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

interests in 0.75% (three quarters of one percent) of the 3% NSR royalty on the 10 Isabella claims controlled by the Matkin-Hayes Lease.

WLMC owns 100% interest in the remaining 26 of the 36 claims comprising the Isabella Pearl mine subject to a reservation of a 3% net smelter return (NSR) royalty and royalty agreement in favor of TXAU. This affects the following claims:

●	Vulture Dog 1, 2, 3, 4, 5, 6, 7, 8, 10 and 22,
●	Soda 8, 32, 36, 37, 38, 49, 50, 51 and 52, and
●	Sodar 21, 33, 34, 35, 46, 47 and 48.

On March 6, 2019, WLMC acquired 100% of all rights and interests in the TDG-1, 2 and 3 claims held by Gateway Gold (USA) Corporation (Gateway) subject to a reservation of a 3% NSR royalty and royalty agreement in favor of Gateway. These 3 claims are within the Isabella Pearl mine area.

On October 29, 2020, Nevada Select Royalty Inc. assigned to Gold Resource Corporation (GRC), currently FGC, the parent company of WLMC, fifty percent (50%) of its one-fourth (25%) royalty interest of the 3% gross receipts royalty payable from production at the 10 Isabella claims controlled by the Matkin-Hayes Lease.

22 February 2023

Fortitude Gold Corporation18

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

4	Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1	Topography, Elevation and Vegetation

The mine is within the Basin and Range province, a major physiographic region of the western United States. The region is typified by north-northeast trending mountain ranges separated by broad, flat alluvium filled valleys. Locally, the mountain ranges trend northwesterly, making this area rather anomalous in relation to typical Nevada physiography. Elevations on the mine site range from a minimum of 1,597 m (5,240 ft) in the valley to a maximum of 1,777 m (5,829 ft) at the uppermost elevation.

Typical high desert vegetation, controlled in part by elevation, is present in the area, including Pinion Pine and Juniper trees, wild rosebush and several varieties of sagebrush, cacti, and short grasses.

4.2	Accessibility and Transportation to the Property

The mine site is in Mineral County and is accessible from Hawthorne, Nevada via well maintained paved roads and maintained dirt roads. From Hawthorne, travel east on U.S. Highway 95 40 km (25 mi) to Nevada State Route 361 which is just west of the town of Luning. Turn north on State Route 361 and travel approximately 8.4 km (5.2 mi) to the county-maintained Rabbit Springs Road that turns off to the west. The mine site lies about 1.6 km (1 mi) to the north along a dirt road that turns off approximately 1.6 km (1 mi) west of State Route 361. Mine roads provide access within the mine site and are passable by high clearance two-wheel drive vehicles. The mine area, encompassing about 436 hectares (1,078 acres) (see Figure 4.1), is located at the west foot of the Gabbs Valley Range in all or parts of Sections 27, 34 and 35 of Township 9 North, Range 34 East and Section 3 of Township 8 North, Range 34 East, Mount Diablo Baseline & Meridian (MDB&M).

22 February 2023

Fortitude Gold Corporation19

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

(to Reno 100 miles)
(to Gabbs 7 miles)
361
95
Isabella Pearl Project Area
Hawthorne
Luning
(to Mina 5 miles)
10 mi
N
Google Earth

Figure 4-1 : Isabella Pearl Mine Access

4.3	Climate and Length of Operating Season

The climate is dry, semi-arid, with annual precipitation of approximately 11.4 cm (4.5 in), as documented at the nearby Mina Meteorological Station. Average temperatures range from -3° to 10° C (26° to 50° F) in the winter to highs exceeding 32° C (90° F) in the summer. Historically, the record low temperature, recorded in January 2003, is -19° C (-3° F), and the record high temperature, recorded in July 2002, is 42° C (108° F). The general area is drained by numerous stream channels originating in the mountains. These are typically dry but carry some runoff onto alluvial fans and into playas during summer thunderstorms.

The mine is accessible and can be operated year-round.

4.4	Sufficiency of Surface Rights

All mineral resources and mineral reserves in this report are located on unpatented lode mining claims controlled by WLMC. WLMC has sufficient claims to cover all surface operations for the life of mine.  As described elsewhere in this report, WLMC has secured and maintained the necessary permits for exploration and development of the Isabella Pearl mine.

4.5	Infrastructure Availability and Sources
4.5.1	Power

Power is currently supplied by three diesel-powered electric generators. One 1500 kW generator is on-line, one 1500 kW generator is on standby and another 200 kW generator is on standby for the production wells to generate power for the well pumps if the need arises. The total connected force in the plant, including the crushers, is approximately 1,567 hp. WLMC has installed 4,160 volt direct burial power lines

22 February 2023

Fortitude Gold Corporation20

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

from the generator yard throughout the site and to the production wells, IPPW-1, IPPW-3, and IPPW-4. Fuel for the generators is stored in two above-ground tanks on graded areas with HDPE-lined floors and berms for secondary containment to provide emergency capture of 110-percent of the largest fuel tank/vessel volume.

4.5.2	Water

Industrial water is supplied from three production water wells. Production Well #2 (IPPW-2) was completed in September 2013 to a depth of 128 m (420 ft) and is upgradient from both the heap leach and open pit. IPPW-2 was proven to have limited water supply capabilities and is currently not in use. Production Well #1 (IPPW-1) was installed in October 2016 to a depth of 396 m (1,300 ft) and is located south of the processing facility. Production Well #3 (IPPW-3) was installed in August 2019 to approximately the same depth as Well #1 and is also located south of the processing facility. Production Well #4 (IPPW-4) was installed in April 2022 to a depth of 390 m (1,280 ft) and is located south of the processing facility. Permits for the production water wells and a maximum of 242 acre-feet of water annually (0.5 cubic feet per second (ft3/sec) have been issued by the Nevada State Engineer.

4.5.3	Mining Personnel

There is considerable expertise in mining operations and management available from population centers within about 240 km (150 mi) of the mine. Nevada is an active mining state, with emphasis on open-pit gold operations. Mining personnel have been drawn from the cities of Reno/Sparks, Carson, Fernley and Fallon, the towns of Hawthorne and Yerington, as well as from other smaller communities in west-central Nevada. WLMC manpower currently totals 56 full-time employees.

4.5.4	Tailings Storage Area

The current heap leach operation does not include any tailings. Spent ore from the heap leach pad remains on the synthetic liner upon which it was constructed. Heap closure is addressed in the plan of operations (POO).

4.5.5	Waste Disposal Area

The primary waste-rock disposal area is a valley fill located to the south of the Isabella Pearl main pit.

4.5.6	Heap Leach Pad Area

The heap leach pad site a has sufficient capacity for the planned operation and potential expansion. It is also proximal to a water source and the mining areas to optimize operational efficiency.

4.5.7	Processing Plant Site

The location of the processing plant is adjacent to and down-gradient of the heap leach pad facilitating gravity flow of solutions.

22 February 2023

Fortitude Gold Corporation21

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

5	History

The Isabella Pearl mine is in the Santa Fe Mining District which lies within the Walker Lane Mineral Belt. Although the district was discovered in the late 19th century, no work on the Isabella Pearl mine area was done until the 1930’s when the Gilbert brothers completed a 120 m (400 ft) drift at Isabella. The brothers encountered up to one ounce of gold per ton in spots, but no economic material was produced. The Gilbert brothers then worked the Civit Cat mine, located about 1.6 km (1 mi) to the west (different than the Civit Cat North portion of the Isabella Pearl mineral resources and reserves discussed herein), and were rumored to have produced $80,000 worth of gold.

5.1	Prior Ownership and Ownership Changes

The Isabella mine was held by B. Narkaus until 1978 and was subsequently leased by Joe Morris the same year. Mr. Morris and three partners re-located some of the Isabella claims and subsequently leased them to the Combined Metals Reduction Company (Combined Metals). In 1987, Combined Metals entered into a joint-venture with Homestake Mining Company (Homestake) to explore and develop the Isabella claims and surrounding areas. The Combined Metals-Homestake joint venture was terminated in 1990. Combined Metals continued to maintain the claims but encumbered the property by borrowing over two million dollars from Repadre International Corporation (Repadre). Repadre initiated foreclosure action in 2002, and Combined Metals immediately filed for bankruptcy to forestall the foreclosure. In March 2004, the note held by Repadre was purchased by TXAU Investments Ltd. and TXAU Development Ltd., both Texas corporations (TXAU). The Combined Metals bankruptcy action was dismissed in May 2004, the note was foreclosed on, and the Isabella Pearl mine mining claims (including the 36 claims covering the Isabella, Pearl and Civit Cat deposits) were transferred to TXAU.

On August 12, 2016, Walker Lane Mineral Corp.’s (WLMC) parent company GRC (predecessor company prior to spin-off to FGC) acquired all of the outstanding stock of WLMC, a private entity held by TXAU, which controlled the Isabella Pearl mine, in exchange for 2,000,000 shares of GRC’s common stock valued at $13.1 million and cash of $152,885. At the time of acquisition by WLMC, the Isabella Pearl mine was in the advanced stages of engineering and production permitting.

5.2	Exploration and Development Results of Previous Owners

In the early 1970's, Ventures West Minerals Ltd. and Brican Resources formed a joint venture for exploration of the general area around the Isabella Pearl mine. Later in the decade, the joint venture with Westley Explorations, Inc., successor to Ventures West, discovered low-grade gold mineralization in the Santa Fe Mine area, just south of and across the highway from the Isabella Pearl mine. In 1983, the Santa Fe property was joint ventured with Lacana Gold Inc., and later 100% interest was acquired by Lacana’s successor, Corona Gold Inc. The Calvada deposit, just to the east was explored by a CoCa Mines Inc. - Amax Gold Inc. joint venture prior to purchase by Corona Gold. The Santa Fe and Calvada mines, along with two other satellite deposits, were subsequently developed by Corona Gold as the Santa Fe open pit mine and heap leach operation. In 1992, Corona Gold was acquired by Homestake which completed mining at Santa Fe in December 1994. In late 2008, the Santa Fe property was acquired and further explored by Victoria Gold Corp. (Victoria). In 2021, Victoria sold the Santa Fe property to Lahontan Gold Corp.

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Fortitude Gold Corporation22

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

In 1980, Fischer-Watt Mining Company acquired claims, northwestward from the Santa Fe mine property, for the purpose of exploring for bonanza gold-silver vein systems. They completed a stream sediment geochemical survey and a rock geochemical survey in portions of the property, fluid inclusion temperature determinations, some alteration mapping, and additional claim staking. Fischer-Watt subsequently joint-ventured the property with Ventures West Minerals, and additional work included geologic mapping at a scale of 1 inch = 500 feet, additional rock chip geochemistry, limited induced polarization and resistivity geophysical surveys, and nine rotary and DDH holes in the Copper Cliffs West exploration area. Although the drill holes did not encounter economic mineralization, Fischer-Watt concluded: “…the HY system clearly warrants further evaluation”. Combined Metals subsequently entered into a joint venture agreement with Fischer-Watt in 1982. That joint venture was dissolved during 1983 with Combined Metals acquiring Fischer-Watt’s interest in the claims. These claims, along with the acquisition of additional claims and leases, including the Isabella claim group assembled by Norsemont Mining Corporation in 1984, ultimately totaled more than 1,000 claims along the northwesterly trend.

Combined Metals drilled the Isabella deposit plus a limited number of exploration holes in a few of the other exploration areas during its joint venture with Homestake from 1988 through 1990. The joint venture drilled at least 175 RC and DDH holes before the joint venture was terminated.

TXAU conducted a DDH drilling program in early 2007 that consisted of 19 holes for a total of 1,187 m (3,894 ft) of HQ-sized core. This drilling was designed primarily to provide material for metallurgical testing and confirm the historic assay and geological data collected by the Combined Metals- Homestake joint venture at Isabella and Pearl. In 2008, TXAU completed an additional 7 DDH holes for a total of 1,129 m (3,704 ft) in the Pearl deposit in order to address some issues concerning assays and insufficient quality assurance/quality control measures from prior drilling.

5.3	Historical Production

In the late 1970’s, Joe Morris placed a small amount of crushed material onto a small pad with the intention of developing a heap-leach operation, but the venture was abandoned (Diner, 1983). No record of gold production from this heap leach operation is available.

5.4	Isabella Pearl Mine Production

Since production commenced at the Isabella Pearl mine in 2019, a total of 2,810,662 tonnes of open pit ore has been mined to produce 128,052ounces of gold and 139,540 ounces of silver (Table 51). In May of 2019, WLMC began selling gold and silver doré from the Isabella Pearl mine.

22 February 2023

Fortitude Gold Corporation23

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 5-1 : Isabella Pearl Mine Production 2019 - 2022

Year	Ore Mined Tonnes	Gold Produced Oz	Silver Produced Oz
2019	934,723	10,883	9,752
2020	643,518	29,479	28,359
2021	598,345	46,459	44,553
2022	634,076	41,231	56,876
Totals	2,810,662	128,052	139,540

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Fortitude Gold Corporation24

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

6	Geological Setting, Mineralization and Deposit

The following description of geology and mineralization was mainly based on work by Ekrin and Byers (1985) with modifications and minor editing excerpts from Golden (2000), Hamm (2010) and Prenn & Gustin, 2008, 2011 & 2013).

6.1	Regional Geology

The Isabella Pearl mine is located in the central portion of the Walker Lane, a major northwest- trending zone on the western border of Nevada characterized by a series of closely spaced dextral strike-slip faults that were active throughout much of the middle to late Cenozoic. It is a complex zone up to 300 km (186 mi) wide and 1,000 km (620 mi) long that lies on the western boundary of the Basin and Range Province.

Volcanic rocks of middle Tertiary age cover much of the property and include intermediate lava flows and ignimbrite ash flow sheets. The volcanic rocks unconformably overlie Mesozoic strata including Triassic and Jurassic sedimentary units and Cretaceous and Jurassic igneous units. Tectonic activity and erosion have left an irregular, dominantly buried surface of Mesozoic rocks. Within the regional Walker Lane tectonic setting, several major fault zones trend through the property and are dominated by various splays and offset branches. The Soda Springs Valley fault zone is a major host of mineralization in the area and particularly along the Pearl fault strand. The combined right-lateral, post-mineral displacement along the regional faults is in excess of 10 km (6 mi).

A regional geologic map is presented in Figure 6-1 showing the location of the Isabella Pearl mine. A regional cross section also demonstrates the rotation of blocks like the Isabella Pearl setting.

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Fortitude Gold Corporation25

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

392,000
394,000
396,000
398,000
400,000
402,000
404,000
4,277,000
4,276,000
4,275,000
4,274,000
4,273,000
4,272,000
4,271,000
4,270,000
4,269,000
4,268,000
Isabella Pearl
Symbology
Known fault
Inferred fault
Concealed fault
Known thrust fault
0 0.5 1 2 3 4
Kilometers
A
A'
METERS
FEET
2000
1500
1000
6000
5000
4000
3000
Qa
QTf
KJg
KJqm
Tbmg
Tbsi
Tbp
Tlf
Tbs
Ts
Tlg?
Tqv?
KJqm?
CORRELATION OF MAP UNITS
Qp
Qa
Qs
Qls
QUATERNARY
Unconformity
QTf
QUATERNARY AND TERTIARY
Tfg
Unconformity
Unconformity
Unconformity
Tmi
Tbx
Unconformity
Trc
Unconformity
Thn1
Unconformity
Start of strike-slip faulting?
Tbp
Tbs
Tbsi
Tbmg
Tlg
TERTIARY
Unconformity
KJg
KJqm
CRETACEOUS AND JURASSIC
Intrusive contact
JURASSIC
TRIASSIC

Figure 6-1 : Isabella Pearl Mine Regional Geologic Map

22 February 2023

Fortitude Gold Corporation26

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

6.2	Local and Property Geology

The Isabella Pearl deposit is situated in the central portion of the Walker Lane geologic belt, which is a major structural zone, 90-300 km (60 to 190 mi) wide, that separates the Sierra Nevada and the Great Basin structural provinces, and which extends from the Las Vegas region northwestward, beyond Reno, for a total length of 800 km (500 mi). The Walker Lane zone is documented to be at least as old as 28 Ma (million years), with initial extension in a north to north-northeast direction and characterized by west-northwest to northwest-trending strike-slip faults that are primary controls for mineralization. These Tertiary-age faults are thought to be reactivated older structures present in the basement rocks.

The known pre-Tertiary basement rocks in the area include the Triassic Luning Formation, which is composed of medium to thick-bedded limestones with some dolomite and siliciclastic rocks. This formation was intruded by stocks and dikes of Jurassic or Cretaceous diorite, porphyritic quartz monzonite, and granite. These basement rocks are overlain by a thick sequence of late Oligocene ash flow tuffs that exceeds 1 km (3,300 ft) in thickness and includes minor associated lavas and intrusive rocks. From oldest to youngest, these Oligocene units include: (1) the Lavas of Giroux Valley; (2) the Mickey Pass Tuff, the Singatse Tuff, and the Petrified Spring Tuff, which are members of the Benton Spring Group; and (3) the Blue Sphinx Tuff. These units are overlain by the early to middle Miocene Lavas of Mount Ferguson, and they are locally crosscut by associated rhyolitic intrusions. The volcanic rocks range in age from 16 to 29 Ma. Other precious-metal districts of the central Walker Lane are temporally and spatially related to volcanic rocks of similar ages. See Figure 62 for a stratigraphic column of the Isabella Pearl mine area.

Figure 63 shows a representative section through the Isabella Pearl deposits, corresponding to Section A-A’ on Figure 64. Note that the ore bodies are controlled by faults that have opposing dips. Also highlighted in light blue is the tabular-style Isabella deposit. Figure 64 shows a map of the local and property geology.

The most active volcanism occurred 28-24 Ma and included tuff units that appear to be altered by the approximately 19 Ma mineralizing event(s). From youngest to oldest these locally hydrothermally altered units, which consequently are potential host rocks, are listed as follows:

●	Tbx brecciated tuff and lava unit Miocene or Oligocene Blue Sphinx Tuff Petrified Spring Tuff
●	Singatse Tuff
●	Mickey Pass Tuff
●	Lavas of Giroux Valley

The Lavas of Giroux Valley do not outcrop within the property boundaries.

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Fortitude Gold Corporation27

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 6-2 : Isabella Pearl Mine Stratigraphic Column

Figure 6-3 Cross Section through the Isabella Pearl Mine; view NW.

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Fortitude Gold Corporation28

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

396,000
396,600
397,200
397,800
398,400
4,274,600
4,273,900
4,273,200
4,272,500
4,271,800
4,271,100
N
S
W
E
Upper Benton Spring
CopperCliffsFZ
Benton Spring
CivitCatFZ
PearlScarletFZ
G A B B S
Tbsi
Ruins
PyriteSpringFZ
Kjg
Tbmg
5729
6200
Borrow Pit
Qal
BM 5432
SodaSpringsFZ
5527
Well
A'
A
BM 5315
5400
BM 5195
3
Explanation
Isabella Pearl Property
Faults
CivitCatFZ
CopperCliffsFZ
PearScarletFZ
PyriteSpringFZ
SodaSpringsFZ
Geology
Qal
Tbsi
Tbmg
Kjg
0 125 250 500 750 1,000
Meters

Figure 6-4 : Isabella Pearl Mine Geologic Map

6.2.1	Lithology

Lithology plays a role in mineral control. Age dating suggests that any unit older than the Lavas of Mount Ferguson are potential host rocks. Altered and/or mineralized volcanic outcrop areas that have been recognized to date, listed from the youngest to the oldest rocks, are as follows:

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Fortitude Gold Corporation29

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

●	The Singatse Tuff is present locally throughout the trend, and although it is not known to contain economic gold mineralization, it is commonly hydrothermally altered, particularly in the basal portion, and locally it may have acted as a cap for underlying mineralization. Alteration in this and the younger units described above may represent leakage of mineralization from the more receptive Guild Mine Member beneath.
●	The Isabella deposit is hosted within moderately to poorly welded tuff in the upper rhyolitic portion, and the Pearl deposit is hosted dominantly within densely welded tuff in the lower, rhyodacite portion of the Guild Mine Member of the Mickey Pass Tuff.
●	The basal air fall tuff unit of the Guild Mine Member is a potentially favorable host rock. Fragments of carbon and organic trash contained within the unit could react with mineralizing fluids and precipitate precious metals in a manner very similar to the carbon circuit of a cyanide recovery plant.
●	The Pearl and Civit Cat sulfide mineral resources are hosted in part by the Cretaceous "granite".
6.2.2	Structural Geology

The Walker Lane zone is documented to be at least as old as 28 Ma (million years). The Walker Lane structures can be summarily described as consisting of numerous northwesterly trending strike-slip and normal faults, along with extensional oblique fractures and other faults that formed between the northwest striking faults, and dominantly pre-mineral detachment and associated listric normal faults. These structures provided both the ground preparation and the hydrothermal conduit systems necessary for economic mineralization.

Several regional and deep penetrating fault zones trend northwest through the area of interest including the Soda Springs fault. An example of the general density and trend of faulting is illustrated in Figure 6.3, which covers the area in the vicinity of the Isabella deposit. Many more faults are present than shown, but at all practical surface map scales individual faults and related fractures and joints are so numerous, and commonly obscured by alteration, that only the principal ones have been mapped. The importance of faults and fault zones for ore localization, particularly at intersections of and at bends along them cannot be over-emphasized.

Geologists who have worked in mineralized areas along the trend have observed the following: both pre-mineral and post-mineral faults are present, which respectively have structurally prepared the host rocks and displaced mineralization; post mineral faults are commonly characterized by unconsolidated breccias rather than by slickensides; tectonic, hydrothermal, and crackle breccias are present locally; and multiple episodes of breaking and healing are documented. At least some mineralization is reported to occur along the flanks of grabens and half-grabens formed by second and third order structures.

6.2.3	Alteration

In the mine area, argillized rocks have been described as dominantly an illite-montmorillonite assemblage, with kaolinite generally restricted to narrow bands up to a few yards wide around silicified zones. Weakly argillized rocks are variably bleached and locally contain areas of less altered, propylitized rock. Strongly to intensely argillized rocks are white and very incompetent, weather down readily, and the original rock type is unrecognizable in the field; pyrite is generally abundant, and where oxidized the rocks are yellowish

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Fortitude Gold Corporation30

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

to greenish in color. Argillized rocks contain no silicification other than single quartz veinlets. Light pink alunite is present locally as replacements in feldspar sites. In some areas, this strong argillic alteration may be underlain by propylitic alteration. There may be a relationship between alteration features and the intrusions of rhyolite dikes and plugs.

At the Isabella deposit, weak to strong argillic alteration is pervasive in the upper, poorly to moderately welded ash flow tuff, while the lower, more densely welded tuff generally appears relatively "fresh" although varying degrees of propylitic alteration are common. In the upper, less welded tuff, narrow, structurally-controlled zones of silica-pyrite, as well as the more pervasive, near-horizontal, blanket-like silica replacement bodies, cut across the tilted host rock and generally grade outward into silica-kaolinite, with local alunite envelopes, and then into pervasive illite-montmorillonite zones.

Calcite, an alteration product of plagioclase, is present locally as pods and veinlets. Near silicified fault zones epidote is present as small granules both in plagioclase phenocrysts and in the groundmass.

Noteworthy is the fact that silicification and argillization features overlying the Isabella deposit are essentially identical to the alteration features present elsewhere along the structural trend.

Alunite is also commonly present in silicified areas, and silicified rocks generally grade outward into argillized and then into propylitically-altered rocks. Silicification is localized by fault and shear zones, and in many areas, silica has replaced large masses of both the volcanic and granitic rocks. Gold and silver are associated with this silicification within the Guild Mine Member of the Mickey Pass Tuff.

Geologic records indicate that, in many or most areas, the quartz-alunite mineral assemblage caps argillic alteration. It has been hypothesized that this assemblage may have resulted from a strong acid leaching stage originating in a vapor-dominated hydrothermal system. These silicified outcrops locally stand in bold relief as knobs and irregular ledges, and silicification can cover hundreds of square yards.

Silicified cap rocks are reddish to purplish in less altered areas and white (no sulfides) in the most intensely altered areas. Other geologic data distinguish two types of silicification that have been described: (1) strong to intense silicification is pervasive, with the rock matrix partially to completely replaced by silica and with the rock texture partially to completely destroyed; iron oxides are common, and alunite and occasional barite may be present, and (2) weak to moderate silicification described as “irregular”, with "case hardened", goethite-stained rocks that form ledges in which the feldspars are bleached. Other types of silicification may indicate concealed faults.

6.3	Isabella Pearl Mineralized Zone

The gold-silver mineralized zones discussed in this report include the Isabella, Pearl, and Civit Cat oxide deposits and the Pearl and Civit Cat sulfide deposits, collectively referred to in this report as the Isabella Pearl deposit. Alteration and mineral assemblages at Isabella Pearl, including widespread argillic alteration and generally abundant alunite, indicate the deposits belong to the high-sulfidation class of epithermal mineral deposits. K-Ar age determinations indicate the mineralization is about 19 Ma, some 7 to 10 million years younger than the age of the host rocks. This early Miocene age conforms to the age of other high-sulfidation epithermal precious-metal deposits in the Walker Lane (e.g., Goldfield and Paradise Peak).

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Fortitude Gold Corporation31

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Silicification generally grades outward into argillization, which then grades into propylitically altered rocks. Silicification is localized by faults and shears, and in many areas, silica has replaced large masses of both the volcanic and granitic rocks. Gold is associated with this silicification, occurring primarily within the Guild Mine Member in the lower part of the Mickey Pass Tuff. This alteration assemblage is also present in the lower, more densely welded tuff characteristic of the Pearl deposit, but it is tightly confined around the mineralized core the deposit.

The Isabella mineralization is moderately argillized to highly siliceous, contains numerous vugs in former feldspar and pumice sites (vuggy-silica textures), and typically lacks any evidence of cross-cutting veinlets. Narrow, structurally controlled zones of silica-pyrite, as well as the more pervasive silica replacement bodies, generally grade outward into silica-kaolinite with local alunite envelopes, which in turn grade into pervasive illite-montmorillonite zones. The iron oxide minerals goethite, jarosite, and hematite are present in the siliceous groundmass. Gold occurs as very small (<10 microns) liberated particles in cavities and along fracture surfaces. Rare secondary minerals include barite, cinnabar, and scorodite. A near-horizontal zone of pervasive argillic and advanced-argillic alteration occurs above the Isabella deposit in the upper, poorly to moderately welded rhyolitic ash-flow tuff of the Guild Mine Member. Within this altered zone, alunite occurs as pseudomorphs after potassium feldspar phenocrysts and as replacements of pumice fragments.

The Pearl deposit is hosted by the lower, densely welded portion of the Guild Mine Member and, to a lesser extent, by Cretaceous granite. Mineralization is largely controlled by the northwest-striking, northeast-dipping contact zone between the granitic basement and the overlying Tertiary volcanic units. This contact may be partially or entirely faulted; this report assumes the contact is marked by the fault. Strong silicification accompanies gold mineralization and is associated with fracture fillings and replacement of the welded tuff. The mineralization is usually associated with strong brecciation. Multiple stages of fracturing and brecciation with associated silicification have been observed in drill core.

Sulfide minerals at Pearl commonly exceed ten percent (by volume) and are composed primarily of crystalline grains and aggregates of pyrite, colloform banded “melnikovite”-type pyrite, and bladed marcasite (or pyrite after marcasite) in dark microcrystalline quartz. This quartz has replaced both the volcanic and intrusive host rocks. In the granite, alteration has resulted in the complete leaching of feldspars and ferromagnesian silicates, and pyrite and marcasite have filled the voids left by the silicate dissolution. Rare sulfide minerals observed in thin and polished sections include arsenopyrite, pyrrhotite, galena, sphalerite, chalcocite, chalcopyrite, polybasite, and pyrargyrite. Other minerals include very minor magnetite, zircon, monazite, and rutile. Native gold has not been observed in the sulfide mineralization.

The oxidation boundary is depressed over and immediately around the Pearl deposit, with oxide mineralization extending to more than 150 m (500 ft) below the surface. Goethite, jarosite, and manganese oxide are common, and barite and chlorargyrite occur rarely in the siliceous groundmass. Gold within the oxide mineralization occurs both as locked and liberated particles, as well as electrum. Particles range in size from 2 to 34 microns, averaging 14 microns. The liberated particles occur as small wire-like grains in cavities, while the locked gold is encapsulated by silica or goethite.

22 February 2023

Fortitude Gold Corporation32

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

The Civit Cat mineralization, which is relatively minor and poorly defined by drilling, lies to the northeast of Pearl, and is associated with the northwest-striking, southwest-dipping Civit Cat fault. The control on mineralization by the Pearl and Civit Cat faults, which have similar strikes but opposing dips, results in northwest-trending, roughly lens-shaped zones of mineralization that flank both sides of a graben-like structural trough.

6.3.1	Fluid Inclusion Data

Fluid inclusion studies document approximately 12 coarse-grained “vein” quartz bearing outcrops located north and east of the Isabella Pearl mine area (Diner, 1983). Investigation of polished sections yielded 234 inclusions (which were divided into two types: liquid and vapor dominated). The inclusions were measured for homogenization temperatures and indicated a range from 200 to 310 °C with most temperatures in the 220-230 °C range. These temperatures are consistent with boiling conditions.

Salinities were determined and reported in the range of 1-3.05 Wt% NaCl throughout the system with the average at 1.80 Wt% NaCl; this range is consistent with boiling conditions in mineralizing epithermal systems.

The liquid-dominated inclusions contained 2-50% vapor with the majority very low at 5%; however, the range is consistent with boiling if trapped at the same time. A rare occurrence of an abnormally high temperature (> 400 °C) was noted for one sample suggesting trapping of mixed phase fluids, again indicative of boiling. The vapor-dominated inclusions contained >90% vapor and one sample vaporized upon heating. This sample was collected from near the historic Santa Fe open pit mine and corresponded with an excessively high homogenization temperature; in addition, this sample reported the highest salinity at just over 3%.

Diner (1983) noted that fluid inclusion data were on par with deposits of similar style (e.g., Bodie, California 215-245 °C, Tonopah 250-300 °C and Comstock 250 °C) and the temperature range was consistent for this type of solution to exist in equilibrium with gold-quartz-pyrite and could carry enough gold in solution, as auriferous chloride complexes, to account for the hydrothermal gold ore deposit, at the given salinities.

In association with fluid inclusions, Diner (1983) considered pressure effects on the mineralizing system. It was concluded that mineralization could extend to depths of 850 to 320 m; with corresponding hydrostatic pressures of 106-67 bar (max) to 85-32 bar (min), and with corresponding lithostatic pressures of 365-167 bar (max) to 212-80 bar (min). The pressure range likely fluctuated due to sealing and breaching of the conduits thus lowering the pressure below hydrostatic. Diner went further, stating that normal boiling condition pressure at the top of the Mickey Pass Tuff was likely 30-60 bar; and concluded that the presence of the quartz-alunite ‘blanket” at the given pressure and temperature ranges was indicative of an acid leaching vapor phase environment.

6.4	Deposit Type

Alteration and mineral assemblages throughout the deposit are represented by widespread argillic alteration, generally abundant alunite, and the presence of minor amounts of base metals, all of which indicate the ore deposits to belong to the high sulfidation (acid sulfate) class of epithermal mineral

22 February 2023

Fortitude Gold Corporation33

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

deposits. Fluid inclusion data indicates the solutions that deposited the coarse-grained quartz were dilute, with a salinity of 1-2 weight percent NaCl and temperatures ranging 200 to 300° C. Temporal relationships and the thickness of the tuff units suggest that the depth of formation was more than 900m. In Figure 65 a red circle highlights the high sulfidation characteristics of the Isabella Pearl ore classification including the Na-rich, moderate temperature, and acid phase minerals. The geometry of the deposit is controlled by two dominant geologic features; favorable stratigraphic horizon, and structural connectivity to mineralizing fluids. In high sulfidation environments the fluids ascend via structural feeders and under acid attack particularly replaces more favorable units; in the case of Isabella Pearl the Guild Mine member of the Mickey pass Tuff was this unit.

A local stratigraphic section shown in Figure 66 illustrates a specific model for mineralization at the Isabella deposit and elsewhere along the Walker Lane trend, where numerous fault zones provided the conduits necessary for hydrothermal fluids to transport gold into environments favorable for gold mineralization. The uppermost, Isabella-type deposit occurs in the upper portion of the Guild Mine Member tuff host rock. This deposit type is relatively large and of lower average grade because the tuff is less welded and consequently relatively porous, allowing the mineralizing fluids to spread beneath the overlying Singatse Tuff, which served as a relatively impermeable barrier (only the lower portion of the Singatse Tuff is altered in the vicinity of the Isabella Pearl deposit).

The stratigraphically lower Pearl-type deposit is limited to faults and fractures and is controlled in part by the basement rock contact with the overlying volcanic rocks. The deep sulfide and Pearl-type deposits are relatively high-grade because these environments were the first favorable environments encountered by ascending, mineralized, hydrothermal fluids.

22 February 2023

Fortitude Gold Corporation34

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Epithermal alteration, gangue minerals

HS replacements: silicic host, quartz-alunite halo (kaolinite, dickite, pyrophyllite, diaspore, topaz); alunite, barite, anhydrite gangue

Barren lithocaps: silicic core, quartz-alunite halo, other adv. arg.

IS veins: muscovite (“sericite”); quartz, rhodochrosite, barite, anhydrite gangue; local (early?) hi-T advanced argillic structures (e.g., kaolinite, alunite, dickite, pyrophyllite, diaspore)

Modified from Hedenquist, 2017

Temperature, °C
100
200
300
Mineral
pH
Acidic
Neutral
Alkaline
Alunite
Jarosite
Halloysite
Kaolinite
Dickite
Pyrophyllite
Diaspore
Zunyite, topaz
Anatase
Rutile
Cristobalite
Quartz
Pyrite
Marcasite
Smectite
Illite/smectite
Chlorite/smectite
Illite
Chlorite
Epidote
Biotite
Adularia
Calcite
Mordenite
Laumontite
Wairakite
K
Na
musc
Epithermal ore deposition
m 0
150
400
1000
Boiling point for depth limit

Figure 6-5 : High Sulfidation Characteristics of the Isabella Pearl Mineralization

22 February 2023

Fortitude Gold Corporation35

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

SW
NE
SINGATSE TUFF
ARGILLIC ALTERATION
ISABELLA TYPE OREBODY
(OXIDE AND SULFIDE)
UPPER UNIT
LOWER UNIT
GUILD MINE MEMBER OF MICKEY PASS TUFF
PEARL TYPE OREBODY (SULFIDE)
GRANITIC BASEMENT ROCKS
(LIMESTONE PRESENT LOCALLY)
DEEP SULFIDE TYPE OREBODY
REPRESENTATIVE FAULT CONTROL, VARIABLE
STRIKES AND DIP DIRECTIONS AND ANGLES
POSSIBLE INTRUSIVE HEAT SOURCE DOWN
DIP ALONG FAULTS. POSSIBLE PORPHYRY
GOLD TARGET?
Schematic Section
Highlighting Isabella Pearl
Mineralization Controls
(From Hamm, 2010)

Figure 6-6 : Idealized Stratigraphic Section Highlighting Mineralization Controls for Isabella Pearl

6.4.1	Extents and Continuity

Within the Isabella Pearl mine area, six primary gold deposits have been modeled: Isabella, Pearl, Civit Cat North, Scarlet South (excluding Scarlet North), Silica Knob and Crimson. The approximate pre-mining extents of each are summarized in Table 61. Each deposit shows internal geological and grade continuity, with a consistent direction of mineralization. The approximate dimensions of each deposit are based on grade shells constructed at a nominal 0.3 g/t Au (0.009 opst) used to limit grade interpolation in the 3D block model.

Table 6-1 : Approximate Extents of Gold-Silver Deposits in the Isabella Pearl Mine Area

Deposit	Tonnage	Strike Length	Dip Length
Civit Cat North	3.4 million tonnes	290 m	250 m
Isabella	7.1 million tonnes	570 m	20 m
Pearl	4.0 million tonnes	400 m	280 m
Scarlet South	0.5 million tonnes	550 m	100 m
Silica Knob	0.3 million tonnes	300 m	100 m
Crimson	1.2 million tonnes	560 m	70 m

22 February 2023

Fortitude Gold Corporation36

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

7	Exploration
7.1	Exploration by Previous Operator (TXAU)

TXAU conducted two DDH drilling programs that were managed by HB Engineering. The first program was designed primarily to provide material for metallurgical testing, as well as to attempt to confirm the historic assay and geological data collected by the Combined Metals-Homestake joint venture. A total of 19 holes totaling 1,187 m (3,894 ft) were drilled in early 2007, including four holes into the Pearl deposit and the remaining holes into the Isabella deposit. Two holes, P-6 and P-16 were lost in bad ground and were re-drilled. P-16 recovered core to 10 m (33 ft), which was split and sampled; no core from P-6 was sampled.

The 2007 drill data were incorporated into the project database, and MDA was contracted to complete a mineral resource estimate, as well as an economic scoping study (Prenn and Gustin, 2008). These studies led to the identification of a number of deficiencies that precluded the classification of any of the resources as Measured. In order to address these deficiencies and lower project risk, TXAU completed the 2008 drill program, which consisted of 7 DDH holes for a total of 1,129 m (3,704 ft) of drilling. Since the Pearl deposit contributes approximately 75% of the total oxide resources at Isabella Pearl, and essentially all of the sulfide resources, the 2008 drilling concentrated on the Pearl deposit.

The 2008 program included an industry standard QA/QC program, down-hole surveys were conducted on all holes, care was taken during drilling and the removal of core from the core barrel in order to maximize sample recoveries, and further specific gravity determinations were obtained from samples of the drill core. Additional QA/QC work was also completed on the 2007 drill samples, and geologic mapping of portions of the Isabella-Pearl resource area was completed.

In addition to the drilling programs, TXAU commissioned McClelland Laboratories, Inc. (McClelland) to complete metallurgical testing on a bulk surface sample and DDH composites in 2007 and 2008. The results of this test work are summarized in Section 13.

7.2	Exploration by WLMC
7.2.1	Surface Exploration

The Isabella Pearl deposit geology is generally understood, with favorable stratigraphy, structural geology, and alteration as the primary controls on mineralization. The core of the deposit is also relatively well-defined but mining and additional drilling can be expected to increase the current mineral reserves and the confidence level of the mineral resource estimate. Potential exists to extend the mineral reserves by drilling along the periphery of the deposit to the south, northwest, and northeast.

WLMC has also conducted extensive rock-chip sampling and geological mapping adjacent to the current Isabella and Pearl deposits to the northwest of the deposits as well as minor sampling south of the Pearl deposit. A total of 196 rock chip samples were taken by WLMC in 2017 in the Scarlet anomaly immediately northwest of Isabella and Pearl deposits and analyzed by Inspectorate - Bureau Veritas Minerals Laboratory (Bureau Veritas) in Sparks, Nevada. Rock chip samples were analyzed for gold, silver, and a

22 February 2023

Fortitude Gold Corporation37

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

multi-element suite. A total of 67 of the 196 rock chip samples returned greater than 0.30 ppm Au and 22 of the 196 samples returned greater than 1.0 ppm Au with a high of 9.278 ppm Au.

Reconnaissance geological mapping and rock chip sampling has also identified new, surface high-grade gold target areas located along strike to the northwest of the Isabella Pearl mine into the Scarlet area (Figure 71), as well as the already defined Civit Cat North deposit to the northeast. Figure 71 also highlights exploration targeting near the Isabella Pearl mine at the Scarlet and Civit Cat North area. Here we can see the usefulness of spectral sample analysis as a tool for targeting in conjunction with rock chip sampling, which aided in delimiting local fault strands hosting potential gold mineralization. 3D modeling and interpretation of the data has identified additional targets. Historical drilling was widely spaced with favorable results that were not offset with additional drilling, and WLMC plans to offset these historical drill intercepts as well as test highly anomalous rock chip samples and targets generated in modeling.

Figure 7-1 : Local rock chip sampling and spectral data modeling

In 2022 along with the expansion of the IP mine development area, WLMC expanded its exploration efforts northwest of the IP mine into the Twin Hills and Prospect Mountain target areas (black box) (Fig. 7.2 and Fig. 7.2). Exploration included follow up of historic CMR rock chip and soil geochemical grid studies along the favorable Walker Lane structural trend where the same Isabella-style mineralization is hosted

22 February 2023

Fortitude Gold Corporation38

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

in the prospective Mickey Pass volcanic host rocks.  One particularly large gold-arsenic-mercury anomaly was defined (with soils reporting > 0.05 ppm gold, with anomalous values reporting 0.1-0.89 ppm gold) corresponding to a twin topographically high area of remnant silica cap. Historic rock chips reported from 0.30 to 0.737 ppm gold. The area was defined by CMR as the Twin Hills anomaly (Fig. 7.2).

395000
396000
397000
398000
4274000
4273000
4272000
Prospect Mountain Area
Twin Hills Area
Legend
Twin Hills-Prospect Mountain Exploration Area
2022 IP Mine Plan Boundary
2022 IP Claims
2022 IP Pit Boundary
CMR 2000 Twin Hills Geochem Contours
Element
300 ppm Au
100 ppm Au
300 ppm Hg
500 ppb Hg
25 ppm As
Alunite Alteration High Values
Value
High : 113.586
Low : -63.3578
0.04250.085 0.17 0.255 0.34 Miles
0 170 340 680 Meters
5400
N
S
E
W

Figure 7.2 Regional Alunite Mineral Map from Aster data for the IP Mine (red outline) and Twin Hills Prospect Mountain Target Area (yellow box).

An adjacent area of interest, Prospect Mountain presents anomalous gold in similar host volcanic rocks along a large southwest facing hillside northeast of Twin Hills.  The area hosts occurrences of pervasive alunite alteration in intensely faulted, silicified, and argillized volcanic rocks.  A 0.1 ppm northwest trending gold anomaly was defined in soils, and 13 historic rock chips from the area reported 0.678 to 1.33 ppm gold.

CMR had undertaken scout drilling as part of a Phase I program utilizing rotary drilling and four shallow holes were tested in the Twin Hills targeting shallow oxide ore; TS-24 (drilled to 300 foot) and TS-30 (drilled to 150 feet) tested within the soil gold geochemical anomaly and no significant gold values were

22 February 2023

Fortitude Gold Corporation39

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

encountered.  Six holes were completed at Prospect Mountain area; results were poor.  It was noted the targeting did not adequately test the structural controls nor the Pearl-style mineralization.

WLMC exploration efforts included follow-up mapping, rock chip, and Aster analysis (Advanced Spaceborne Thermal Emission and Reflection Radiometer data- spectral reflectance definition of minerals).  Figure 7.2 highlights historic geochemically anomalous areas and Aster mineral mapping of alunite highs in the Twin Hills and Prospect Mountain areas.

During 2022 WLMC collected nearly 150 rock chip samples with results reporting up to 5.00 ppm gold for the Twin Hills area.  A geostatistical analysis was performed and contouring of the values (inverse distance weighted) showed a strong correlation to the Twin Hills mineralized area and the previous CMR historic soils geochemical anomaly (Fig. 7.3).  Currently the company has drill targets defined for a 2023 RC drilling program to test the potential deeper oxide ore, structural controls (feeders), and Pearl-style mineralization at the Twin Hills area.

Au Geochemical Analysis Aug 11 2022
N
S
E
W
I41
I42
I43
I44
I45
I46
H41
H42
H43
H44
H45
H46
G41
G43
G44
G45
G46
Key
mapping_grd2k_v5
Rock & Pima Samples 2022
Au_ppm_AAS
0.0015 - 0.2
0.2 - 1.0
1.0 - 3.0
3.0 - 5.0
Au_Map_Inverse
Value
High : 0.287
Low : 0.0015
0 0.125 0.25 0.5 Kilometers
0 0.125 0.25 0.5 Miles

Figure 7.3 Gold in ppm Inverse Distance Grid of 2022 WLMC Surface Rock Chips for the Twin Hills Area.

22 February 2023

Fortitude Gold Corporation40

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

7.2.2	Geophysics

Geophysical targeting with regional magnetics offers another exploration tool for the Isabella Pearl mineralized trend. Figure 7.2 highlights contoured total magnetic response data. Target blocks identified in conjunction with the tectonic reconstruction are colorized in red. Block B shown in Figure 7.2 is interpreted as the offset, northwestern portion of the Isabella Pearl target (Block A).

The Isabella Pearl land position hosts many exceptional target areas. Based on indications by previous exploration and a good understanding of characteristics defining the Isabella Pearl deposit, further exploration can be targeted at prospects hosted along the same structural corridor and locally the fault strands, within same prospective rock units (i.e., Mickey Pass Tuff). In particular, future exploration targeting should focus on:

●	Silicification and quartz flooded zones along high angle faults,
●	Silicification and quartz flooded zones with in favorable permeable units of the volcanic stratigraphy; especially where they are in contact with high angle faults,
●	Silicification and quartz flooding associated with other less permeable volcanic sediments lying between the basement rocks and fed by high angle faults,
●	Targeting alunite-dickite and other higher temperature clay alteration minerals,
●	Exploration techniques including spectral analysis in conjunction with detailed field mapping, in combination with regional spectral data, and
●	Geophysical data review and further geophysical studies regional targeting.

22 February 2023

Fortitude Gold Corporation41

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

B
A
SODA
SPRINGS
VALLEY
DEPOT
GILLIS RANGE
GARFIELD
HILLS
0 3 6 9 12 Km
N
S
W
E

Figure 7-2 : Schematic image of regional magnetic contour data (after Lockwood. et al, 1971)

7.2.3	Remote Sensing

The use of spectral data in vectoring to higher temperature alteration can be very useful given the documented alteration footprint. In addition, to local targeting with grid sampling and spectral analysis, regional targeting for gold exploration can search for the products of hydrothermal alteration where mineral-bearing rocks were displaced by strong geothermal systems.

In April 2020, Terra Modelling Services Inc. (TMS) completed data acquisition, processing and analysis of an Advanced Spaceborne Thermal Emission and Reflection Radiometer (ASTER) data set for the Isabella Pearl mine, including the Scarlet area, shown in Figure 7.3. Analysis of the ASTER data included:

●	Granule ID from the raw data;
●	Band identifiers, both ASTER band and USGS reference;
●	Band ratios used and spatial resolution charts;
●	Structural interpretation;
●	Quartz content map;
●	Differentiations of argillic, phyllic, propylitic, and silicic alterations;
●	Characterization of areas for illite, crystalline kaolinite, dickite and possible vegetation anomalies;

22 February 2023

Fortitude Gold Corporation42

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

●	All ferric and non-ferric oxides (jarosite, goethite, hematite).

Anomalous high hydrothermal alteration spectral analysis identified 9 target areas for ground follow-up in the Isabella Pearl mine and Scarlet areas (Figure 74). Potential mineral targets are mostly aligned with major NW-trending structures and have spectral and vegetation anomalies.

Previous to the 2020 analysis of ASTER data by TMS, a computer enhanced Landsat image was analyzed by Analytical Imaging and Geophysics (Hamm, 1999). Figure 7.5 highlights enhanced regional spectral data on the Landsat image. The image represents a computer enhanced 2° X 2° Landsat image from an altitude of 708 km with a resolution of 78 km2 per pixel (Gabbs Valley Range, Nevada Landsat TM ratios 5/7, 3/1, ¾ RGB). Six discrete spectral wavelengths of reflected light from visible to mid-infrared, and one band in the thermal infrared was recorded simultaneously. Shades of red indicate vegetation, lakes are purple, valley soils are light blue and evaporative alkali flats appear white. White and light-yellow colors correspond to higher temperature alteration and presence of clays or silica (after Hamm, 1999). Historic mines of the Santa Fe district shown as blue stars. Anomalies corresponding to clays, silica and sulfate minerals produced by hydrothermal alteration are depicted as white to light yellow, and often can be found associated with precious metal occurrences.

22 February 2023

Fortitude Gold Corporation43

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Quartz Content
390,000
392,000
394,000
396,000
398,000
400,000
4,280,000
4,278,000
4,276,000
4,274,000
4,272,000
N
S
E
W
Nevada Juneau
Civic Cat
Prospect Mt
Silica Knob
Scarlet
Isabella Pearl
Map Key
Prospects
Fault Traces
Pit
Isabella Pearl Mine Boundary
GRC Claims
Quartz Content
Value
High
Low
0 0.5 1 2 Kilometers
0 0.5 1 2 Miles

Alunite Content
390,000
392,000
394,000
396,000
398,000
400,000
4,280,000
4,278,000
4,276,000
4,274,000
4,272,000
Nevada Juneau
Civic Cat
Prospect Mt
Silica Knob
Scarlet
Isabella Pearl
Map Key
Prospects
Fault Traces
Pit
Isabella Pearl Mine Boundary
GRC Claims
Alunite
Value
High
Low
0 0.5 1 2 Kilometers
0 0.5 1 2 Miles

Figure 7-3 : Quartz Content (Upper), and Alunite Content (Lower) for Isabella Pearl, including Scarlet Area

22 February 2023

Fortitude Gold Corporation44

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Scarlet Area Potential Target Areas
Open Pit
Detachment faults
Faults
Scarlet Area
Potential Targets
Google Satellite Hybrid
Sentinel 10m resolution image with anomalous high Hydrothermal Alteration spectral and PCA analysis results, within 9 target areas for ground follow-up. Potential mineral targets mostly aligned with major NW trending structure and have spectral & vegetation anomalies.
T1
T2
T3
T4
T5
T6
T7
T8
T9
CRS: WGS 84 / UTM Zone 11N
0
1
2 km
4280000
4276000
4274000
4272000
392000
394000
396000
398000
400000

Arial view of open farm land
TMS

Figure 7-4 : Scarlet area Potential Target areas based on ASTER data analysis identified by TMS.

22 February 2023

Fortitude Gold Corporation45

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Source: ENVI by Analytical Imaging and Geophysics, Boulder, Colorado 1997; WRS path 42, Row 33, 7, July 1984 UTM zone 11)

Figure 7-5 : Isabella Pearl Mine (yellow star) and WLMC land package on a Landsat image.

7.2.4	Drilling

The mineral resources and mineral reserves reported herein were estimated using a drill hole database compiled by WLMC, as described below. The final mine database includes a total of 616 holes drilled by Combined Metals-Homestake, TXAU and WLMC at Isabella Pearl through 2022, including 576 RC, 37 DDH and three metallurgical DDH drill holes. Metallurgical drill holes were submitted in their entirety for metallurgical testing and do not have individual assay results. The Isabella Pearl mine drilling history is summarized in Table 71, which includes drill holes shown in Figure 7.6.

Most of the pre-TXAU and WLMC drilling was completed between 1987 and 1990 by the Combined Metals-Homestake joint venture (Golden, 2000). It should be noted that the database used by Sierra Mining reportedly included 178 Combined Metals-Homestake holes (Golden, 2000), three more than the MDA database; holes IC-34, 35, 37, and 175 are possibilities for missing holes in the MDA data based on the drill hole numbering sequence (Prenn & Gustin, 2008, 2011 & 2013).

Topographic surveying of collars was undertaken by registered professional surveyors from Nevada. All plots were delivered as stamped referenced plats along with corresponding digital data files. Verification of field locations were also validated with registered air photographs. The TXAU 2007 - 2013 drill hole collar locations were surveyed by David Rowe of Winnemucca, Nevada. Rowe also surveyed the collar

22 February 2023

Fortitude Gold Corporation46

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

locations of 100 Combined Metals-Homestake holes that could be accurately located on the ground. The WLMC 2016 - 2018 drill holes were surveyed by Kevin Haskew of Reno, Nevada. The 2019-2022 drill hole collars were surveyed by the Isabella Pearl mine survey department.

Table 71 : Drilling History at the Isabella Pearl Mine (1987 - 2022)

Company	Period	RC		DDH (Core)		Total
		No.	Meters	No.	Meters	No.	Meters
Combined Metals-Homestake	1987-1990	182	19,598.6	6	513	188	20,111.6
TXAU	2007-2008	-	-	26	2,315.7	26	2,315.7
WLMC*	2016-2022	394	35,640	5	442.8	399	36,082.8
WLMC Met Holes	2016-2017	-	-	3	659.9	3	659.9
Totals		576	55,238.6	40	3,931.4	616	59,170
*Includes 6 Air Track (AT) drill holes

396,000
396,600
397,200
397,800
398,400
4,274,000
4,273,600
4,273,200
4,272,800
4,272,400
4,272,000
Key
Drill Hole Collars
2022MineBoundary
0 0.125 0.25 0.5 Miles
0 140 280 560 Meters
Isabella Pearl Drill Hole Collars
Map By:RK
WGS84UTM11N
DEC 31, 2022

Figure 7-6 : Isabella Pearl Mine Drill Hole Location Map

22 February 2023

Fortitude Gold Corporation47

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

7.2.4.1	RC Drilling Procedures

Logs are available for all historic holes in the sequence IC-38 through IC-178, except IC-54. All historic holes are believed to have been completed by RC drill rigs, with the exception of DDH holes IC-136 through IC-141.

Drilling Services is identified as the drill contractor for 33 of the holes in the sequence from IC-142 through IC-174. A total of 43 logs from holes in this sequence note the drill type as being TH100 or TH100A. Holes IC-142 to IC-156 are noted as being drilled in 1989, while holes IC-158 through IC- 174 were drilled in 1990.

Hackworth is noted as the drill contractor for holes IC-176 through IC-178, the latest Combined Metals-Homestake holes in the database (IC-175 is not in the database). These holes were drilled in 1990 using a TH60 rig.

Drill-bit diameters are identified on 128 of the RC logs, which indicated 5.125, 5.25, 5.5 and 6-inch bit sizes. Most of the Hackworth holes were drilled with 5.5-inch bits, while most Drilling Services holes were drilled with 5.25 inch bits. Both drill contractors used hammer and tri-cone bits

WLMC 2016 - 2022 RC drilling was mainly performed on diurnal shifts by New Frontier Drilling LLC (Frontier) Fallon, Nevada. Drilling equipment used by Frontier consisted of an RC track mounted Foremost MPD drill capable of drilling angle holes to 500 m (1,500 ft). In September 2022, Major Drilling America Inc. (Major) was contracted for an additional 20,000 feet of RC drilling at Isabella Pearl. This program was primarily targeted at deep sulfide mineralization on the Pearl and Civit Cat North structures. Major ran 3 crews for 24 hours on a 12-hour shift per crew during a 20-day rotation, using a Schramm 455 track mounted RC drill rig with a 1050CFM/350PSI compressor. This drill is capable of drilling to 1800 ft depth.

The samples were recovered through the center of the double walled pipe and the sample discharged via a cyclone. Water/fluid was injected into the airflow on an intermitted to continuous basis to assist with recovery of the sample through the wet rotating splitter. Appropriate sample bags were provided by WLMC and they were collected and bagged and tagged under geologist supervision during the drilling. The contractor conducted all operations to industry standard practices.

In 2017, WLMC also utilized New Frontier Drilling to complete a 1,356 m (4,450 ft) RC condemnation drill program to ensure no mineral resources occurred where mine/plant facilities are currently located. The program consisted of 5 RC drill holes drilled to depths of up to 366 m (1,200 ft).

The air track (AT) drilling was completed by Merritt Construction Mina, NV utilizing an Atlas Copco portable blast hole rig modified to 4.5 inches for shallow drilling (less than 30m (99 ft)). The drill rig is supported by compressed air at a rate of 825 cubic feet per minute, with compressed air forced down the center of the rod and hammered materials returned up the outside of the rod. This drilling method was restricted to vertical hole orientation. The drilling method was dry, samples were taken for each 1.5m (5 ft), and the recovered chips were collected in 5-gallon pails and split with a portable riffle splitter. Samples were bagged at the site and transported to company’s secure storage location until submittal to ALS. The AT holes were not surveyed down-hole.

22 February 2023

Fortitude Gold Corporation48

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

7.2.4.2	DDH (Core) Drilling Procedures

Combined Metals-Homestake completed a six-hole DDH drilling program in 1989. No further details concerning this program are available.

TXAU conducted a 19-hole DDH drilling program in 2007 and drilled an additional seven DDH holes in 2008. HB Engineering managed the drilling programs for TXAU. Leroy Kay Drilling Co., Inc. of Yerington, Nevada (Kay Drilling) was the drilling contractor for the 2007 program. All recovered core was HQ size (2.5 in).

The drilling contractor for the 2008 program was Sierra Madre Exploration of West Point, California (Sierra Madre). Sierra Madre used a track-mounted Longyear Casa Grande C5S rig, made in Italy specifically for drilling long DDH holes from underground. The rig is capable of drilling HQ core to depths of greater than 600m (2,000ft) and can drill angle holes on very small drill pads, which was important for the 2008 campaign. To help increase recovery in loose, difficult drilling conditions, a Longyear’s HQ3 system was used instead of a standard core barrel. Water pressure was used to pump the core out of the core barrel (as opposed to jarring it out with hammer blows) onto a half-pipe tray, and the core was then boxed in standard wax-coated cardboard boxes.

KB Drilling Company (KB) of Mound House, Nevada provided services for the 2016 metallurgical DDH drilling program. Two sizes of DDH drill core were utilized: a large diameter “PQ” 8.5 cm (3.35 in) for metallurgical testing, and a smaller “HQ” 63.5 mm (2.5 in) for core sample and routine laboratory analyses. Core was pressure removed when possible (in fractured ground) otherwise handled traditionally with rubber mallet percussion to remove. Core was place in wax treated boxes. Depth, rod change, and loss zones were noted on wood blocks in place with the drill core. Core was shipped to a WLMC locked storage in Hawthorne, Nevada twice daily at drilling shift change. After drilling holes were surveyed with the Reflex tool (described in next section) and logged paper copies of the measurements were retained by the drill site geologist. The contractor conducted all operations to industry standard practices.

7.2.4.3	Down Hole Surveying Procedures

For the historical drilling the database contains down-hole survey data for the 11 DDH holes (including metallurgical drill holes), 5 RC holes and 6 AT holes as listed in Table 71. The remaining drill holes are limited to collar surveys only.

Seven DDH holes drilled by TXAU in 2008 were surveyed by the drillers upon completion of each hole using a Reflex EZ-SHOT tool. The holes tended to steepen by 1 to 2.5 degrees and change azimuth unsystematically up to 5.5 degrees. If the pre-2008 drill holes, which do not have down-hole survey data, deviated at similar magnitudes as the 2008 holes, the lack of surveys would have no material impact on the mineralization model.

The WLMC 2016 DDH program under KB utilized a Reflex EZ-shot camera and surveys were taken at approximately 50 ft intervals as per industry standard. The data was reviewed by the competent geologist and approved for entry into the company database.

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Fortitude Gold Corporation49

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

The 2017 condemnation RC drilling program utilized the Reflex EZ-Gyro and surveys were taken every 15.2 m (50 ft) as per industry standard and included a QA/QC multi-shot optimization at approximately each 30.5 m (100 ft). This data was reviewed by competent geologist and approved for entry into the company database. No extreme or unusual deviation was noted with the survey results from either campaign.

In 2016, WLMC also completed six (6) shallow AT drill holes totaling 82m (269 ft) targeting shallow oxide mineralization in the Isabella Pearl mine area. Holes were completed to maximum depth 30 m (99 ft.). In addition, the WLMC 2017 condemnation RC drilling program sterilized all near-surface ground in the areas tested with drill holes consisting of mainly alluvium or uneconomic mineralization to final drill hole depths.

During 2022, WLMC completed 45 in-fill and step-out RC drill holes to expand mineral resources at the Isabella Pearl mine. The drilling program utilized the New Frontier Drilling and Major RC drill rigs and the same industry accepted down hole Reflex surveying and laboratory analytical methods as previously. The drilling campaigns successfully intercepted additional mineralization both along known structures and increased confidence in other infill areas. Results included up to 7.21 g/t Au over 21.34 m and 6.25 g/t Au over 41.15 m including 12.17 g/t Au over 6.10 m  in Hole IPRC-353, 2.86 g/t Au over 44.20 m including 5.07 g/t Au over 16.76 m in Hole IPRC-357 and 3.78 g/t Au over 35.05 m including 6.45 g/t Au over 13.72 m in Hole IPRC-358. These intercepts were returned from the known Pearl, Civit Cat, Crimson and Scarlet structures. The significant intercepts have also been designated as either oxide or non-oxide. Oxide intercepts are defined by assays having a cyanide leach/fire assay ratio greater than 0.4. Oxide intercepts are reported at a 0.3 g/t Au cutoff, whereas non-oxide intercepts are at a 0.6 g/t Au cutoff.

Figure 7.7 shows drill holes completed during 2022 and Table 72 summarizes significant assay results. All of the information gained has been included in mineral resource and reserve estimates reported herein.

7.2.5	Material Results and Interpretation

The TXAU 2008 and WLMC 2016 - 2022 drill information allowed for the refinement in the modeling of the high-grade portions of the Pearl deposit, as well as the oxidized/unoxidized boundary and the contact between Tertiary volcanic and granitic rocks. These refinements are critical to the confidence in the resource estimation at Pearl. Down-hole surveys conducted on the 2008 holes indicated only minor deviations, which alleviated concerns related to the lack of down-hole survey data in the pre-2008 holes. The confirmatory drilling ultimately led to the definition of mineral resources and reserves within the Pearl deposit reported herein.

22 February 2023

Fortitude Gold Corporation50

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

396,600
396,900
397,200
397,500
397,800
4,273,600
4,273,400
4,273,200
4,273,000
4,272,800
4,272,600
IPRC-387
IPRC-388
IPRC-352
IPRC-351
IPRC-349
IPRC-350
IPRC-347
IPRC-348
IPRC-346
IPRC-373
IPRC-365
IPRC-371
IPRC-364
IPRC-372
IPRC-384
IPRC-385
IPRC-375
IPRC-374
IPRC-377
IPRC-376
IPRC-383
IPRC-382
IPRC-368
IPRC-369
IPRC-381
IPRC-367
IPRC-378
IPRC-379
IPRC-366
IPRC-380
IPRC-354
IPRC-355
IPRC-356
IPRC-357
IPRC-358
IPRC-361
IPRC-363
IPRC-359
N
S
W
E
Key
Drill Hole Collar
Drill Hole Trace
2022MineBoundary
0 0.05 0.1 0.2 Miles
0 80 160 320 Meters

Figure 7-7 : Location Map for Drill Holes Completed at Isabella Pearl Mine during 2022

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Fortitude Gold Corporation51

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 7-2 : Significant Results 2022 Drilling at Isabella Pearl Mine*

Hole #	Angle	Target		From	To	Interval	Au
	deg			m	m	m	g/t
IPRC-347	-75	Crimson		45.72	53.34	7.62	0.41	oxide
IPRC-348	-55	Crimson		53.34	56.39	3.05	1.00	oxide
				67.06	71.63	4.57	0.40
IPRC-349	-75	Crimson		77.72	88.39	10.67	0.58	oxide
IPRC-350	-55	Crimson		62.48	82.30	19.81	0.49	oxide
IPRC-351	-75	Crimson		54.86	76.20	21.34	0.39	oxide
				97.54	100.58	3.05	0.74
IPRC-352	-75	Crimson		59.44	67.06	7.62	0.34	oxide
				79.25	82.30	3.05	0.70
				88.39	96.01	7.62	0.56
			incl.	89.92	91.44	1.52	1.25
IPRC-353	-90	Pearl		0.00	21.34	21.34	7.21	oxide
			incl.	0.00	3.05	3.05	15.15
			incl.	12.19	13.72	1.52	11.10
			incl.	19.81	21.34	1.52	11.20
				21.34	62.48	41.15	6.25	non-oxide
			incl.	24.38	28.96	4.57	10.67
			incl.	47.24	53.34	6.10	12.17
				67.06	68.58	1.52	1.00
IPRC-354	-45	Pearl		36.58	39.62	3.05	2.21	non-oxide
				50.29	64.01	13.72	4.67
			incl.	50.29	53.34	3.05	11.91
IPRC-355	-55	Pearl		44.20	60.96	16.76	6.47	non-oxide
			incl.	50.29	54.86	4.57	13.34
IPRC-356	-46	Pearl		30.48	45.72	15.24	3.21	non-oxide
			incl.	30.48	36.58	6.10	4.58
				54.86	60.96	6.10	10.40
			incl.	56.39	57.91	1.52	16.90
			incl.	59.44	60.96	1.52	15.60
IPRC-357	-54	Pearl		18.29	62.48	44.20	2.86	non-oxide
			incl.	44.20	60.96	16.76	5.07
IPRC-358	-54	Pearl		7.62	42.67	35.05	3.78	non-oxide
			incl.	9.14	10.67	1.52	5.56
			incl.	22.86	36.58	13.72	6.45
IPRC-359	-88	Pearl		0.00	18.29	18.29	3.72	oxide
				35.05	38.10	3.05	2.29	non-oxide
IPRC-361	-70	Pearl		118.87	129.54	10.67	1.96	non-oxide
			incl.	120.40	123.44	3.05	4.17
				138.68	149.35	10.67	1.08
IPRC-362	-50	Pearl		150.88	153.92	3.05	1.15	non-oxide
				161.54	175.26	13.72	1.74
			incl.	169.16	172.21	3.05	3.66
IPRC-363	-72	Pearl		70.10	74.68	4.57	0.97	non-oxide
				79.25	99.06	19.81	1.74
			incl.	89.92	92.96	3.05	4.17
				105.16	134.11	28.96	1.10
			incl.	109.73	111.25	1.52	1.72

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Fortitude Gold Corporation52

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

				175.26	181.36	6.10	1.14
			incl.	179.83	181.36	1.52	1.73
IPRC-364	-70	Civit Cat		25.91	35.05	9.14	0.37	oxide
				140.21	144.78	4.57	0.65	non-oxide
IPRC-365	-51	Civit Cat		24.38	36.58	12.19	1.29	oxide
			incl.	25.91	28.96	3.05	2.65
				124.97	128.02	3.05	0.78	non-oxide
IPRC-366	-71	Pearl		79.25	118.87	39.62	1.25	non-oxide
			incl.	80.77	88.39	7.62	2.43
				143.26	152.40	9.14	0.64
			incl.	149.35	152.40	3.05	1.01
				176.78	182.88	6.10	0.82
			incl.	176.78	178.31	1.52	1.60
IPRC-367	-52	Pearl		85.34	88.39	3.05	0.81	non-oxide
				99.06	111.25	12.19	1.81
			incl.	106.68	111.25	4.57	2.60
				121.92	123.44	1.52	0.98
				167.64	173.74	6.10	1.11
IPRC-368	-70	Pearl		80.77	89.92	9.14	2.07	non-oxide
			incl.	88.39	89.92	1.52	7.00
				96.01	102.11	6.10	1.34
				109.73	123.44	13.72	1.19
			incl.	109.73	111.25	1.52	2.36
				149.35	152.40	3.05	0.84
IPRC-369	-51	Pearl		76.20	85.34	9.14	1.24	non-oxide
				115.82	147.83	32.00	1.36
			incl.	123.44	128.02	4.57	3.46
			incl.	143.26	146.30	3.05	2.18
IPRC-371	-71	Civit Cat		22.86	32.00	9.14	1.34	oxide
			incl.	24.38	27.43	3.05	2.17
				129.54	150.88	21.34	1.19	non-oxide
			incl.	146.30	147.83	1.52	2.21
IPRC-372	-51	Civit Cat		15.24	25.91	10.67	0.70	oxide
				124.97	135.64	10.67	1.58	non-oxide
			incl.	126.49	128.02	1.52	2.18
			incl.	132.59	134.11	1.52	2.21
IPRC-373	-84	Civit Cat		30.48	32.00	1.52	0.91	oxide
				146.30	167.64	21.34	0.90	non-oxide
			incl.	155.45	160.02	4.57	1.49
				175.26	178.31	3.05	1.05
IPRC-375	-51	Civit Cat		143.26	153.92	10.67	1.17	non-oxide
			incl.	143.26	144.78	1.52	2.45
				161.54	164.59	3.05	0.68
IPRC-376	-71	Civit Cat		144.78	147.83	3.05	0.72	non-oxide
IPRC-377	-49	Civit Cat		152.40	160.02	7.62	1.05	non-oxide
IPRC-378	-71	Civit Cat		184.40	187.45	3.05	1.35	non-oxide
IPRC-379	-50	Civit Cat		172.21	181.36	9.14	0.98	non-oxide
			incl.	173.74	176.78	3.05	1.62
IPRC-380	-63	Pearl		15.24	25.91	10.67	0.38	oxide
				230.12	237.74	7.62	0.70	non-oxide
			incl.	231.65	233.17	1.52	1.10

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Fortitude Gold Corporation53

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

IPRC-381	-78	Pearl		18.29	19.81	1.52	1.14	oxide
				205.74	213.36	7.62	1.46	non-oxide
				222.50	227.08	4.57	0.78
IPRC-382	-62	Pearl		16.76	19.81	3.05	1.02	oxide
IPRC-384	-81	Civit Cat		13.72	24.38	10.67	0.43	oxide
				138.68	153.92	15.24	0.76	non-oxide
			incl.	141.73	144.78	3.05	1.30
IPRC-385	-62	Civit Cat		25.91	28.96	3.05	0.45	oxide
				120.40	144.78	24.38	0.79	non-oxide
			incl.	121.92	128.02	6.10	1.24
			incl.	132.59	135.64	3.05	1.09
IPRC-386	-90	Scarlet		210.31	268.22	57.91	0.65	non-oxide
			incl.	213.36	214.88	1.52	1.06
			incl.	256.03	257.56	1.52	1.25
IPRC-387	-45	Scarlet		44.20	47.24	3.05	1.06	oxide
				149.35	156.97	7.62	2.64	non-oxide
			incl.	150.88	153.92	3.05	4.09
				236.22	239.27	3.05	0.69
				243.84	245.36	1.52	0.68
				301.75	324.61	22.86	0.84
			incl.	304.80	306.32	1.52	1.11
			incl.	310.90	312.42	1.52	1.13

*NOTE: Oxide intercepts defined by assays having cyanide leach/fire assay ratio greater than 0.4. Oxide intercepts reported at 0.3 g/t Au cutoff; non-oxide intercepts reported at 0.6 g/t Au cutoff.

22 February 2023

Fortitude Gold Corporation54

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

8	Sample Preparation, Analysis and Security
8.1	Historic Security Measures and Sample Preparation

Historic security measures and sample preparation were reported by MDA (Prenn & Gustin, 2013). This includes descriptions excerpted from Sierra Mining (Golden, 2000) for drilling programs conducted at Isabella Pearl before TXAU took control of the project. For more details, the reader is referred to earlier reports on mineral resources and reserves and the feasibility study for the Isabella Pearl mine (Brown et al, 2018, 2021; Hulse et al, 2022).

8.2	WLMC (2016 to Present)
8.2.1	Security Measures

Sample security procedures for WLMC sample materials were established according to industry standards and included (from generation of sample at the site) secured sample transport to a local locked storage facility for holding and/or directly shipped via secured transport to the laboratory for analysis. Samples were shipped by cargo truck in lots loaded into bins with top closures, enclosed trailer, or stacked and covered and secured to the bed of transport truck (in the case of whole DDH drill hole boxes). Chain of custody forms accompanied the shipments to the reception at the assigned laboratory. No breaches of the security were reported.

8.2.2	Sample Preparation and Analysis

For the WLMC 2016 drilling program, continuous sampling was done on 1.52 m (5 ft) intervals, contingent on drilling conditions. All assay samples were processed at ALS Laboratories in Reno, NV, with additional work carried out at ALS in Vancouver, BC, Canada. WLMC has no business relationship with ALS beyond being a customer for analytical services. ALS is an accredited ISO/IEC 17025 facility.

For the WLMC 2017 - 2022 drilling programs, continuous sampling was again done on 1.52 m (5 ft) intervals, contingent on drilling conditions. All assay samples during the 2017 – 2022 drilling programs were processed either at ALS or Bureau Veritas. Bureau Veritas is an accredited ISO/IEC 17025 facility. WLMC has no business relationship with either ALS or Bureau Veritas beyond being a customer for analytical services.

The umpire laboratory used for check assaying of ALS analyses is Bureau Veritas and vice versa.

All assay samples were analyzed using a 30 g FA with an AAS finish for gold (ALS code AU-AA23; Bureau Veritas code FA430). This technique has a lower detection limit of 0.005 ppm and an upper detection limit of 10.00 ppm. Samples with greater than 10.00 ppm Au were re-analyzed using a 30 g FA with a gravimetric finish (ALS code Au-GRA21; Bureau Veritas code FA530).

All assay samples were also analyzed using a 0.5 g sample with aqua regia for silver (ALS code Ag-AA45; Bureau Veritas code AQ-400). This technique has a lower detection limit of 0.1 ppm for silver and an upper detection limit of 200 ppm for silver.

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Fortitude Gold Corporation55

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

8.2.3	Quality Assurance/Quality Control Procedures

All Standard Reference Materials (SRM) used for the QA/QC program were obtained from Shea Clark Smith, Reno, NV and MEG LLC., Lamoille, NV. The variation from the SRM mean value defines the QA/QC variance and is used to determine acceptability of the standard sample assay. Approximately 60 g of sample material was submitted per QA/QC sample. Blank material was sourced as “Lava Rock” (pumice) from Oxborrow Landscaping, Sparks, NV.

The 2022 WLMC drilling program consisted of 43 RC drill holes. All SRM samples from Shea Clark Smith / MEG, LLC. are listed in Table 81.

Table 8-1 : WLMC 2022 Standard Reference Materials

Standard	Au ppm	Au SD
MEG-Au.17.08	0.41	0.02
MEG-Au.17.21	1.10	0.062
MEG-Au.19.05	0.663	0.057
MEG-Au.19.07	0.311	0.018
MEG-Au.19.09	0.711	0.032
MEG-Au.19.11	1.30	0.029
MEG-Au.21.01	0.407	0.023
MEG-Au.21.05	1.723	0.092

For the SRM, a failure was defined as an assay result outside 2 times the SRM standard deviation. For the 279 SRM samples submitted a total of 109 failures were noted, a failure rate of 38% (Table 82). More than three fourths of all failures were reported for MEG-Au.21.01 (64 failures) and MEG-Au21.05 (31 failures). The QP’s believe that the quality statistics for MEG Au.21.01 and MEG Au.21.05 are inadequate, and it is recommended that the use of this SRM sample be discontinued. Thirteen of the remaining SRM failures are summarized in Table 8-2. Overall SRM performance is shown in Figure 81.

Table 8-2 : 2022 SRM Failures

Sample IDD	SRM	DHID	Lab	Au (g/t)	Failure
292720	MEG-Au.17.08	IPRC-350	ALS	0.459	High
2978651	MEG-Au.17.08	IPRC-359	BV	0.211	Low
292760	MEG-Au.19.05	IPRC-351	BV	0.782	High
4576040	MEG-Au.19.07	IPRC-353	BV	0.362	High
4576260	MEG-Au.19.07	IPRC-358	BV	0.35	High
4578680	MEG-Au.19.09	IPRC-361	BV	0.782	High
4579000	MEG-Au.19.09	IPRC-363	BV	0.783	High
4579260	MEG-Au.19.09	IPRC-364	BV	0.783	High
4579440	MEG-Au.19.09	IPRC-365	BV	0.78	High
4594900	MEG-Au.19.09	IPRC-387	BV	0.776	High
4595040	MEG-Au.19.09	IPRC-387	BV	0.787	High
4594280	MEG-Au.19.09	IPRC-383	BV	0.634	Low
4579020	MEG-Au.21.01	IPRC-363	BV	2.031	High

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Fortitude Gold Corporation56

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

MEG-Au.17.08
Individual Value
Observations
0.449
0.41
0.37
MEG-Au.17.21
Individual Value
Observations
1.231
1.107
0.983
MEG-Au.19.05
Individual Value
Observations
0.777
0.663
0.549
MEG-Au.19.07
Individual Value
Observations
0.347
0.311
0.275
MEG-Au.19.09
Individual Value
Observations
0.776
0.711
0.646
MEG-Au.19.11
Indivdual Value
Observations
1.321
1.3
1.20
MEG-Au.21.01
Individual Value
Observations
0.453
0.407
0.361
MEG-Au.21.05
Individual Value
Observations
1.907
1.723
1.54

Figure 8-1 : 2022 SRM Performance

For the blank material a failure was defined as an assay that exceeded five times the detection limit of 0.005 ppm (Fig. 8.2). Of the 279 blanks submitted, a total of four failures were received (Table 83). A check on the corresponding adjacent SRM sample results for these intervals indicated no issues associated with the individual assays.

22 February 2023

Fortitude Gold Corporation57

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Blank Performance
Individual Value
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
1
51
101
151
201
251
Observations
(275; 0.02

Figure 8-2 : 2022 Blank Material Performance

Table 8-3 : 2022 Blank Material Failures

SAMPLE ID	DHID	LAB	Au(g/t)
4576001	IPRC-353	BV	0.311
4576021	IPRC-353	BV	0.098
4576181	IPRC-356	BV	0.029
4579581	IPRC-366	BV	0.048

8.3	Check Assays
8.3.1	Field Duplicates

For the 2022 drilling campaign, a total of 277 field duplicates were taken and submitted for assay at the same laboratory as the primary sample. There is a strong correlation between the primary and secondary assays (Fig. 8.3)

22 February 2023

Fortitude Gold Corporation58

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 8-3 : Au Field Duplicate Control Plot for 2022

For the 2022 drilling campaign, a total of 840 coarse rejects from samples that assayed above 0.20 ppm were submitted for cyanide leach assay. Cyanide leach assay results from samples within the oxide zone demonstrated an average recovery of 92% percent compared to the corresponding fire assay results. Cyanide leach assay results from samples within the sulfide zone demonstrated an average recovery of 10% percent compared to the corresponding fire assay results (Fig. 85).

Figure 8-5 : Cyanide Leach vs Fire Assay Comparison Plot

22 February 2023

Fortitude Gold Corporation59

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

8.4	Opinion of Adequacy

Convergent’s QP considers the sample preparation, and analysis carried out are by conventional methods that are common for the industry. Security procedures are consistent with standard practice, and reasonable. The QA/QC protocol produces satisfactory results, with no concerns apparent with the assay results. The QP considers that the 2022 drilling programs and the historical drilling information as reported by MDA (Prenn & Gustin, 2013), meet industry standards and have been reviewed and confirmed in sufficient detail to permit inclusion of the information in the Isabella Pearl mineral resource and reserve database.

22 February 2023

Fortitude Gold Corporation60

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

9	Data Verification

It is the Convergent QP’s opinion that there is nothing to date to suggest that there are serious or systemic concerns with the data of the Isabella Pearl site. The data is managed in a secure environment, using off-the-shelf software packages that are up-to-date and appropriate for the tasks to which they are applied. The staff involved are well-trained, competent, and experienced. The QP has used information and technical documents supplied by WLMC and prepared by MDA for the Data Verification sections with regards to the historical drilling programs at Isabella Pearl. For more details, the reader is referred to earlier reports on mineral resources and reserves and the feasibility study for the Isabella Pearl mine (Brown et al, 2018, 2021; Hulse et al, 2022) During the site visit, Convergent reviewed sufficient files and drill cores and cuttings to confirm the previous work.

9.1	Opinion on Data Adequacy

Investigations of all aspects of current and historical data quality indicates that the quality of the information is suitable for mineral reserve estimation.

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

10	Mineral Processing and Metallurgical Testing
10.1	Metallurgical Overview

This section provides a description of Isabella Pearl mineralization and metallurgical characterization of the deposit. There have been nine individual test work programs by various operators. The correct identification of metallurgical properties of this material (the geo-metallurgical model) is key to project success.

The results of the cyanide leach test work demonstrate the straightforward and consistent nature of the Isabella Pearl metallurgy.

●	The economic minerals of interest are gold and to a minor degree silver.
●	The results are not dependent on deposit lithology or zoning; The deposit is being mined only above the water table and so refractory sulfide material below the water table is not an issue.
●	A single simple cyanidation process can be used to recover gold and to a lesser degree silver.
●	Fast leaching kinetics.
●	Economics improve by two-stage crushing of plus 1-gram gold to ½ inch. Test work is on-going at the Isabella Pearl laboratory to develop particle size gold recovery relationship.
10.2	Mineralogy and Metallurgical Ore Types

The mineral resources of the mine include the Crimson, Scarlet North and South, Silica Knob, Civit Cat North, Isabella, and Pearl oxide deposits, collectively referred to as the Isabella Pearl deposits. The origin of all these deposits is similar, widespread argillic alteration and generally abundant alunite indicate the deposits are high-sulfidation epithermal mineral deposits. K-Ar age determinations demonstrate that the mineralization is about 19 Ma. Oxide mineralization at Isabella Pearl extends over 150 m (492 ft) below the surface and it should be noted that only oxidized ore is included in economics of the mine plan.

The gold-silver mineralization is closely associated with silicification, which generally grades outward into argillization, which then into propylitically altered rocks. Silicification is localized by faults and shears, and in many areas, silica has replaced large masses of both the volcanic and granitic rocks. Gold occurs as very small (<10 microns) liberated particles in cavities and along fracture surfaces. Jarosite, goethite, and hematite are present in the siliceous groundmass.

In the Isabella deposit, gold in mineral resources occur as very small (<10 microns) liberated particles in cavities and along fracture surfaces and iron oxide minerals jarosite, limonite, and goethite.

In the Pearl deposit, mineralization is very siliceous, and similar in mineralization to the Isabella material. The silver/gold ratio is higher than Isabella. The gold is contained both as locked and free particles, as native and electrum in an average size of 14 microns. The mineralization is associated with goethite, limonite, jarosite and psilomelane (manganese). Sulfide mineralization occurs beneath the Pearl oxide and mixed mineral resources. The underlying sulfide material contains pyrite, pyrrhotite, galena, sphalerite, chalcopyrite, and silver as polybasite and pyrargyrite.

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Natural weathering and fracture-controlled oxidation of sulfide mineralization causes formation of oxide ore (with low sulfide mineral). Gold is present as free gold, residing in iron oxide minerals or quartz, and adsorbed on clay minerals. Metallurgical test work has determined that gold is amenable to cyanidation and that the oxidized portion of these mineral deposits are metallurgically the same and yield similar metal recovery results when processed.

10.3	Previous Metallurgical Test Work Programs

The Isabella Pearl mine has been subjected to nine separate programs of modern metallurgical test work, the most relevant being the Combined Metals-Homestake joint venture undertaken in 1990, and TXAU in 2009. These two programs are considered of particular interest as the work was performed on drill hole samples and tested for cyanide leachability. There were many other programs where the work focused principally on alternative recovery methods such as flotation. Nonetheless, all cyanide leachability data from all test programs along with that completed by WLMC during 2017 was considered in the conclusions presented herein.  A breakdown of the test work, including a study commissioned by WLMC in 2017, are summarized in Table 10-1 below:

Table 10-1 : Summary Metallurgical Test Work Completed on Isabella Pearl Deposit

	Test Program
Report Date	Laboratory	Bottle Roll	Column Leach	Other Tests
16-May-83	Kappes Cassiday & Associates	6	0	100M to 1/2 inch cyanidation
15-May-89	Dawson Metallurgical Laboratories	6	0	100M to 1/4 inch cyanidation
8-Dec-89	Dawson Metallurgical Laboratories	38	0	Agitated leach and flotation test work, 21 oxide and 8 sulfide core samples
10-Jan-90	McClelland Laboratories	2	4	Mechanically agitated leach and Vat leach test work. Column leach at 4 inch crush size
1-Feb-90	Cosatech	0	0	Bioleach test work
20-Jan-92	Hazen Research	0	0	Agitated leach on 10M sulfide ore
8-Oct-97	Kappes Cassiday & Associates	0	0	Flotation test work on 4 sulfide samples
29-Jun-09	McClelland Laboratories	17	2	ADR & heap drain down test work
8-Feb-17	Kappes Cassiday & Associates	8	4	Head grade and screen analysis, QXRD clay identification, shake, bottle and column leach on 1/2" crush.

For details of previous metallurgical test work programs, the reader is referred to earlier reports on mineral resources and reserves and the feasibility study for the Isabella Pearl mine (Brown et al, 2018, 2021; Hulse et al, 2022). The most relevant results of these programs were those completed by Combined Metals-Homestake joint-venture and TXAU, both of which tested for the application of Heap Leach and the ADR process to Isabella Pearl mineral resources. The TXAU metallurgical program was completed on

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

DDH and a bulk surface sample. A complete description of this test work can be found in the report by MDA (Prenn and Gustin, 2013). The combined results of all the bottle roll tests and column tests completed, it can be concluded that:

●	There is very good repeatability between samples of any given particle size.
●	Gold recovery for the finer size (200 mesh) was between 86% and 95% except for one sample which had 2.7% contained sulfide.
●	At coarser particle size (>10 mm) gold recovery ranged from 64% to 89%.
●	Column leach tests performed on P100 5/8 inch showed high gold recovery.
10.4	WLMC Metallurgical Ore Characterization Test Work Programs

The basis of the latest WLMC metallurgical test program undertaken by KCA in February 2017 (KCA, 2017) was the clear definition of the metallurgical characteristics of the remaining ore reserves at Isabella Pearl.  There were two main objectives:

1.	Confirm previous cyanide leach test work results and viability of Heap Leach, Carbon Adsorption/desorption, and Electrowinning gold recovery process to the Oxide mineral resources.
2.	Establish that the high-grade core of the Pearl deposit would indeed yield previously determined, gold recovery levels.

The program consisted of a PQ size DDH program consisting of 4 holes, in October and November of 2016, totaling 735 meters. Four samples for metallurgical testing were taken from 3 of these holes: IPDD-001 (2 sample intervals), IPDD-003 (1 sample interval) and IPDD-004 (1 sample interval). The metallurgical samples were sent to the KCA metallurgical testing facility in Reno. The main purpose of the test work program was to confirm that the high-grade core zone of the Pearl deposit indicates economic gold recovery as demonstrated in earlier work by others. Two holes intercepted the Pearl deposit, and one was drilled in the Isabella deposit. Figures 10.1 and 10.2 present the plan and section of the DDH holes completed by WLMC in late 2016 (Note: Hole IPDD-002 was a twin hole of IPDD-001 drilled for geology and assay information). Table 102 below presents the results the gold and silver values of the composites used in the metallurgical test program.

A total of 61 boxes of uncut DDH core representing 1,439 kilograms of material was delivered to KCA laboratories in Reno for sample preparation and testing. The work completed consisted of head analysis (including, whole rock and QXRD), screen analysis by size fraction, comminution, bottle roll, agglomeration, and column leach testing.

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Fortitude Gold Corporation64

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

396500
397000
397500
398000
398500
4273500
4273000
4272500
Property
Boundary
TRAIL
5521
IPDD-004
Isabella Pearl
Pit Limit
IPDD-001
IPDD-002
IPDD-003
5829
5400
BM
N
S
E
W
1:8,000

Figure 10-1 : Drill Hole Locations for 2017 WLMC Metallurgical Samples

Figure 10-2 : Section of Sample Locations for WLMC Test Program in Relation to Ore Zone

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Fortitude Gold Corporation65

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 10-2 : Summary of Isabella Pearl Mine Core Composites Assays, KCA 2017 Program

KCA Sample No.	Description	Deposit	Assay 1, Au g/t	Assay 2, Au g/t	Avg. Assay, Au g/t
76584 B	IPDD-001, 240.5' to 320.5'	Pearl	0.0274	0.024	0.0257
76585 B	IPDD-001, 320.5' to 469.5'	Pearl	1.2651	1.248	1.2566
76586 B	IPDD-003, 219.5' to 422.0'	Pearl	9.2743	9.3257	9.3
76587 B	IPDD-004, 0.0' to 211.0'	Isabella	0.744	0.7509	0.7474

KCA Sample No.	Description	Deposit	Assay 1, Ag g/t	Assay 2, Ag g/t	Avg. Assay, Ag g/t
76584 B	IPDD-001, 240.5' to 320.5'	Pearl	0.411	0.411	0.411
76585 B	IPDD-001, 320.5' to 469.5'	Pearl	2.811	3.017	2.914
76586 B	IPDD-003, 219.5' to 422.0'	Pearl	58.8	59.211	59.006
76587 B	IPDD-004, 0.0' to 211.0'	Isabella	3.189	3.394	3.291

Notes:

1.	The detection limit for silver with FAAS finish is 0.006 opst.
2.	Note - For the purpose of calculation a value of 1/2 the detection limit is utilized for assays less than the detection limit.

10.4.1	Results of WLMC Metallurgical Test Drill Hole Samples
10.4.1.1	Head Screen Analysis

Head screen analysis was carried out on portions of each of the four sample composites at the as received crush sizes. The objective of the head screen analysis was to determine assay grade values from select crush size fractions.

A summary of the head screen analyses is presented in Table 103. The head screen analyses detail is presented in Table 104 and shown graphically in Figure 103.

Table 103 Summary of Head Screen Analyses

Description	Calc p80 Size, inches	Weighted Avg. Head Assay, Au gpt	Weighted Avg. Head Assay, Ag gpt	% Passing 10 mesh	% Passing 100 mesh	% Passing 200 mesh
IPDD-001, 240.5' to 320.5'	0.170	0.021	0.343	62.6%	19.2%	15.9%
IPDD-001, 320.5' to 469.5'	0.419	1.258	3.291	40.4%	18.6%	15.8%
IPDD-003, 219.5' to 422.0'	0.657	8.414	53.383	38.3%	23.7%	21.4%
IPDD-004, 0.0' to 211.0'	0.489	0.617	3.600	22.2%	6.7%	5.2%

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Fortitude Gold Corporation66

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 10-4 : Detailed Results of Head Screen Analysis

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Fortitude Gold Corporation67

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 10-3 : Head Screen Analysis Showing Cumulative Weight Percent Passing Crush Size (in inches)

In summary, the head screen analysis on the four samples exhibit similar distribution curves. The highest-grade sample IPDD-003 contained the most gold in the finest fraction as compared to the others.

Head analyses for mercury were also conducted utilizing cold vapor/atomic absorption methods. Total copper analyses were conducted utilizing inductively coupled argon plasma-optical emission spectrophotometer (ICAP-OES) as well as by fire assay – atomic adsorption (FA-AA) methods.

The results of the mercury and copper analyses are presented Figure 105.

Table 10-5 : Summary of Mercury and Copper in Sample, KCA 2017 Program

Description	Total Mercury, mg/kg	Total Copper, mg/kg	Cyanide Soluble Copper, mg/kg	Cyanide Soluble Copper, %
IPDD-001, 240.5' to 320.5'	0.04	9	1.04	12%
IPDD-001, 320.5' to 469.5'	0.07	10	4.58	46%
IPDD-003, 219.5' to 422.0'	0.04	21	7.46	36%
IPDD-004, 0.0' to 211.0'	0.05	16	3.50	22%

Head analyses for carbon and sulfur were also conducted utilizing a LECO CS 230 unit. In addition to total carbon and sulfur analyses, speciation for organic and inorganic carbon and speciation for sulfide and sulfate sulfur, were conducted. The results of the carbon and sulfur analyses are presented in Figure 104.

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Fortitude Gold Corporation68

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 10-6 : Summary of Carbon and Sulfur Content, KCA 2017 Program

Description	Total Carbon, %	Organic Carbon, %	Inorganic Carbon, %	Total Sulfur, %	Sulfide Sulfur, %	Sulfate Sulfur, %
IPDD-001, 240.5' to 320.5'	0.02	0.02	<0.01	0.06	<0.01	0.06
IPDD-001, 320.5' to 469.5'	0.02	0.02	<0.01	3	2.47	0.53
IPDD-003, 219.5' to 422.0'	0.05	0.04	0.01	2.45	0.83	1.62
IPDD-004, 0.0' to 211.0'	0.02	0.02	<0.01	0.16	0.16	0.11

10.4.1.2	Cyanide Bottle Roll Tests

Table 107 and Table 108 present the gold and silver recovery results of the four 96-hour bottle roll tests completed on 1,000-gram samples that were pulverized to a p80 size of 200 mesh Tyler. Figure 104 and Figure 105 show the graphical results of gold and silver extraction during the leach period for the metallurgical test samples.

In all samples tested leach kinetics were rapid, samples IPDD-003 and IPDD-004 achieved plus 93% of the total metal recovery in 2 hours. Sample IPDD-001 #1 had a low gold head grade of, 0.025 g/t Au and is therefore classified as waste. Sample IPDD-001 #2 contained 2.47% sulfides, its gold recovery did not surpass 62%.

Table 10-7 : Summary Direct Agitated Cyanidation (Bottle Roll) Gold Test Results, KCA 2017 Program

				Bottle Roll Test Results Gold
Description	Zone	Type	Initial pH	Head Average gpt	Calculated Head gpt	Extracted gpt	Avg. Tails, gpt	Au Extracted, %	Leach Time, hours	Final pH	Consumption NaCN, lbs/st	Addition Ca(OH)2, lbs/st
IPDD-001, 240.5' to 320.5'	Pearl	Pulverized	6.6	0.023	0.025	0.011	0.009	41%	96	11	0.28	5.50
IPDD-001, 320.5' to 469.5'	Pearl	Pulverized	4	1.140	1.145	0.757	0.389	66%	96	10	3.95	15.00
IPDD-003, 219.5' to 422.0'	Pearl	Pulverized	5.2	8.437	8.625	8.021	0.607	93%	96	11	1.48	5.50
IPDD-004, 0.0' to 211.0'	Isabella	Pulverized	6.5	0.678	0.619	0.543	0.078	88%	96	11	0.53	3.00

Table 108 Summary Direct Agitated Cyanidation (Bottle Roll) Silver Test Results, KCA 2017 Program

				Bottle Roll Test Results Gold
Description	Zone	Type	Initial pH	Head Average gpt	Calculated Head gpt	Extracted gpt	Avg. Tails, gpt	Au Extracted, %	Leach Time, hours	Final pH	Consumption NaCN, lbs/st	Addition Ca(OH)2, lbs/st
IPDD-001, 240.5' to 320.5'	Pearl	Pulverized	6.6	0.373	0.280	0.103	0.187	36%	96	11	0.28	5.50
IPDD-001, 320.5' to 469.5'	Pearl	Pulverized	4	2.644	2.768	1.871	0.902	67%	96	10	3.95	15.00
IPDD-003, 219.5' to 422.0'	Pearl	Pulverized	5.2	53.53	54.244	28.466	25.785	52%	96	11	1.48	5.50
IPDD-004, 0.0' to 211.0'	Isabella	Pulverized	6.5	2.986	3.141	1.951	1.182	62%	96	11	0.53	3.00

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Fortitude Gold Corporation69

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 10-4 : Bottle Roll Tests Showing % Gold Extraction During Leach Period

Figure 10-5 : Bottle Roll Tests Showing % Silver Extraction during Leach Period

10.4.1.3	Agglomeration Test Work

Preliminary agglomeration test work was conducted on portions of the crushed material. For the test work, the material was agglomerated with various additions of lime or cement. In the preliminary agglomeration testing, the agglomerated material was placed in a column with no compressive load and then tested for permeability. The purpose of the percolation tests was to examine the permeability of the material under various cement agglomeration levels. The percolation tests were conducted in small (3

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Fortitude Gold Corporation70

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

inch inside diameter) columns at a range of cement levels with no compressive load applied. Two (2) tests (KCA Test Nos. 77513 F and 77513 J) failed the parameters utilized by KCA due to excessive pellet breakdown. All other tests passed the KCA parameters. However, it should be noted that the IPDD-001, 320.5’ to 469.5’ sample (KCA Sample No. 76585 B) showed overall low pH values. Once the agglomeration test work was complete, it was decided that the IPDD-003, 219.5’ to 422.0’ material should be agglomerated with cement (KCA Test No. 77517). However, a second column was run with the same material without cement agglomeration (KCA Test No. 77565). The flow rates and percent (%) slump observed in the non- agglomerated column were similar to the agglomerated column. A comparison of the drain down values and % slumps of the column leach tests on IPDD-003, 219.5’ to 422.0’ material is presented in Table 109.

Table 109 : Bureau Veritas vs ALS Gold Assay Comparison Plot

KCA Sample No	KCA Test No	Description	96hour Drain Down, Gallons H20/ stdry ore	Slump %
76586 B	77517	IPDD-003, 219.5' to 422.0'	10.9	0.3%
76586 B	77565	IPDD-003, 219.5' to 422.0'	9.4	0.4%

10.4.1.4	Column Leach Test Work

The crushed material split out for column test work was blended with lime or agglomerated with cement as necessary and then loaded into a 4-inch diameter plastic column. Alkaline cyanide solution was continuously distributed onto the material through Tygon tubing. The flow rate of solution dripping onto the material was controlled with a peristaltic pump to 0.004 to 0.005 gallons per minute per square foot of column surface area.

After each cycle the solution was passed through activated carbon over a period of 24 hours to extract the gold and silver in solution. After passing through the bottle of activated carbon, the solution was re-assayed for pH, NaCN, Au and Ag. Sodium cyanide was then added, if necessary, to maintain the solution at "target" levels. The leach solution was then recycled to the material for another 24-hour leach period. Two (2) batches of leach solution were used so that while one batch was applied to each column, the other was run through carbon.

Three (3) column leach tests were conducted utilizing material crushed to 100% passing ⅝ inches (IPDD-001, 320.5’ to 469.5’, IPDD-003, 219.5’ to 422.0 and IPDD-004, 0.0’ to 211.0’). During testing, the material was leached for 46 days with a sodium cyanide solution. Additionally, a column leach test was conducted utilizing material crushed to 100% passing ⅝ inches. During testing, the material was leached for 28 days with a sodium cyanide solution. The material in the column was then washed for 30 days.

The column leach test results exhibited rapid leach kinetics. The highest-grade sample IPD-003 grading 9.3 g/t Au was tested twice, first under agglomeration and then without agglomeration, both results achieved gold recovery of 88% and 89% in 46 and 28 days respectively. Sample IDD-001 grading 1.25 g/t Au and 2.47% sulfide reached a gold recovery of 62% after 46 days. Sample IPDD-004 grading 0.74 g/t Au

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Fortitude Gold Corporation71

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

achieved 76% recovery after 46 days. The results of the column leach test work are presented in Table 1010 and shown graphically in Figure 106.

Table 10-10 Summary Column Leach Test Results, KCA 2017 Program

Figure 10-6 : Column Leach Test Results Showing Cumulative Weight Percent Gold Extracted Over Days of Leach

10.5	Discussion of Metallurgical Test Gold Recovery Curves
10.5.1	Discussion of Bottle Roll Test Recovery Curves

Table 1011Table 1016 is a summary of all bottle roll tests completed on Isabella Pearl mine. These results present the very strong relationship between gold recovery and nominal particle size that is subjected to cyanidation. The relationship clearly demonstrates that the more work that is done on the mineral resources that is to be leached, i.e., crushing and grinding the greater the fines fraction, the greater the quantity of economic minerals to be liberated the greater the recovery and faster the recovery rate. This

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Fortitude Gold Corporation72

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

may be attributed to their very fine nature of the mineral grains and their encapsulation of gold within silica and weathering or oxidation resistant gangue minerals.

Table 10-11 Summary of All Bottle Roll Tests Completed on the Isabella Pearl Mine

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Fortitude Gold Corporation73

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

10.5.2	Discussion of Column Leach Test Gold Recovery Curves

All 6 column leach tests performed on core samples from the Isabella Pearl mine are summarized in Table 1012. The NaCN and Lime Consumption during the column leach tests are summarized in Table 1013. Figure 107 presents column leach gold recovery curves for the 6 column leach tests.

The nature of the fast leach kinetics was recorded on every test, with 80 to 90 percent of total recovery occurring in the first 10 days of leaching.

Table 10-12 Summary of All Column Leach Tests Completed on the Isabella Pearl Mine

Table 10-13 : Summary of NaCN and Lime Consumption for the Column Leach Tests

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Fortitude Gold Corporation74

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 10-7 : Column Leach Gold Recovery Curves for Column Leach Tests Completed

10.6	Process Selection and Design Parameters

Cyanidation test work (bottle roll and column leach), performed on representative mineral resources, confirms the close relationship between particle size and gold recovery. The greater the fines fraction the higher the gold recovery. The results of all bottle roll and column leach tests performed are summarized by size fraction and presented in Table 1014 and Table 1015 below.

Table 10-14 : Bottle Roll Gold Recovery Estimate by Size Fraction

Table 10-15 : Column Leach Gold Recovery Estimation by Size Fraction

Interpreting these results, it was observed that:

●	A high level of gold recovery (plus 90 percent) could be achieved using a grinding and milling process. The capital cost and economics of milling, however, is prohibitive given the limited amount of mineral resources, leaving the most viable option to be a heap leach process with a carbon absorption/desorption and electrowinning given low silver to gold ratio.

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Fortitude Gold Corporation75

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

●	There exists a marked increase in gold recovery by decreasing the average size fraction of the mineral resources. Review of the combined gold recovery by bottle roll and column leach testing, determined that sizing the material to a p100 of 5/8 inch could reasonably expect a 25% increase in gold recovery (60 to 85%) over ROM size material.
●	Based on the metallurgical test work completed, the recoveries presented in Table 1016 are being used for the mine. Total gold recovery is expected over a four-month period. Considering the economic parameters used in the feasibility study, mineral resources above 0.61 g/t Au are currently being crushed to P80 of 5/8 inch and material between 0.33 and 0.61 g/t Au is being sent to a low-grade stockpile for either future crushing or direct placement on the heap as ROM. Total predicted gold recovery is 81% for all ore. Cement is added to crushed material for pH control. No material is currently agglomerated.

Table 10-16 : Gold Recovery Estimate

Cyanide consumption is expected to average 0.75 kg/t (1.50 lb/ton) of leach material and lime consumption is estimated to average 3.0 kg/t (6.0 lb/ton) of leach material (Table 1017).

Table 10-17 : NaCN and Lime Consumption

Material	Gold Recovery	NaCN Consumption	Lime Consumption
ROM	60%	0.75 kg/t	6.0 kg/t
5/8 Crush	81%	0.75 kg/t	6.0 kg/t

10.7	Metallurgical Summary

In summary, lab test work is completed in a static state whereas production is in a dynamic state. Test work of the Isabella Pearl mine deposit samples are completed in column tests in a controlled environment and indicate ideal results.

Production heap leach is performed in a dynamic state where the ore is partially leached, then new ore is stacked above the previous lift, and placed under leach again. Once mining is complete the heap leach will continue to leach gold ounces. Based on the feasibility study column test work the estimated LOM achievable is 81% gold recovery.

Through December 2022, the mine has placed 224,834 gold ounces on the leach pad and has recovered 128,119 gold ounces. This includes gold ounces recovered from the overliner, ROM at beginning of mine life, and crushed ore. As of December 31, 2022, 57.0% of the gold placed has been recovered (Figure 108).

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Fortitude Gold Corporation76

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

oz poured/ oz placed = % gold recovered
gold oz
% gold recovered
250,000
200,000
150,000
100,000
50,000
0
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
4/10/2018
10/27/2018
5/15/2019
12/1/2019
6/18/2020
1/4/2021
7/23/2021
2/8/2022
8/27/2022
3/15/2023
Accumulative placed
Au Oz accumulative Produced
% Recovered

Figure 10-8 : Graph of Gold Ounces Placed vs. Gold Ounces Poured and Percent Gold Recovery

The Isabella Pearl mine lab has confirmed fast gold extraction in 2021 and 2022 Pearl column leach tests which are also noted in the Report of the Estimates of Reserves and Feasibility Study for the Isabella Pearl Project (December 31, 2017). Final gold extractions of the 2022 Pearl crusher column leach tests varied from 74-82%, which is in line with the 81% estimated recovery shown in the Feasibility Study. Over the life of mine the gold ounces produced should achieve the estimated 81% feasibility study recovery.

Column test reagent consumptions correlated to predicted, 0.75 kg/t NaCN and 6.0 kg/t lime. The 2021 and 2022 Pearl crusher column leach tests NaCN consumptions were noted at 0.10 to 0.32 kg/ton NaCN

Sodium Cyanide consumption during 2022 was 0.89 lb/ton (0.45 kg/t) vs 1.5 lb/ton (0.75 kg/t), closely reflecting consumption rates stated in the feasibility study.

10.7.1	Opinion on Adequacy

The Qualified Persons have reviewed these results. The on-going column testing supports the planned metal recovery as well as the planned cyanide consumption. The comparison of feasibility results with continuous testing of mined ore demonstrates that the earlier work was representative of the deposit and the Qualified Persons consider that these data are appropriate and adequate for estimation of mineral reserves.

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Fortitude Gold Corporation77

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

11	Mineral Resource Estimate
11.1	Introduction

The modeling and estimation of mineral resources presented herein is based on technical data and information available as of December 31, 2022. WLMC models and estimates mineral resources from available technical information prior to the generation of mineral reserves. This estimate was prepared to comply with SEC regulations 17 CFR Subpart 229.1300 Regulation S-K, generally known as the “SK-1300” rule.

Modeling and estimation of mineral resources were carried out using the commercially available Maptek Vulcan software program, version 12.

Any statements and opinions expressed in this document are given in good faith and in the belief that such statements and opinions are true as of the effective date of this report.

11.2	Mineral Resources Definitions

According to S-K 1300, a mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no guarantee that all or any part of the mineral resource will be converted into mineral reserve. Confidence in the estimate of Inferred mineral resources is insufficient to allow the meaningful application of technical and economic parameters.

11.2.1	Inferred Mineral Resources

An Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

11.2.2	Indicated Mineral Resources

An Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying

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Fortitude Gold Corporation78

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

11.2.3	Measured Mineral Resources

A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

11.3	Database

Mineral resources described in this report are gold and silver bearing material that have been physically delineated by one or more methods including drilling, surface mapping, and other types of sampling. This material has been found to contain sufficient mineralization of an average grade to have potential that warrants further exploration evaluation. This material is reported as mineral resources only if the potential exists for reclassification into the mineral reserves category. Mineral resources cannot be classified in the mineral reserves category until technical, economic, and legal factors have been evaluated.

The modeling and estimation reported herein utilized the drill hole database compiled by WLMC. Drill holes with assay samples within the immediate mine area were imported into a Maptek Vulcan database. The extracted drill hole database contains 596 unique collar records (Table 11.1) and 34,936 assay records, broken down by drilling type as:

●	AT: 6 drill holes for 82.0 m (269 ft)
●	RC: 554 drill holes for 53,317.2 m (174,925 ft)
●	DDH: 36 drill holes for 3,564.4 m (11,695 ft)

Industry standard validation checks of the database were carried out with minor corrections made where necessary. The database was reviewed for inconsistencies in naming conventions or analytical units, duplicate entries, interval, length, or distance values less than or equal to zero, blank or zero-value assay results, out-of-sequence intervals, intervals, or distances greater than the reported drill hole length, inappropriate collar locations, and missing interval and coordinate fields. No significant discrepancies with the data were noted.

Drill hole distance units are reported in meters and grade units are reported as either g/t or ppm. The collar coordinates were provided in the WGS 1984 UTM Zone 11N coordinate system. The observed nearest neighbor collar mean distance is 13.4 (44 ft) m. The Isabella Pearl drill hole and assay databases

22 February 2023

Fortitude Gold Corporation79

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

are summarized in Table 111 and Table 112, respectively. Summary statistics were also tabulated for the assay data (Table 113).

Table 11-1 Isabella Pearl Drill Hole Database Summary

Description	DDH	RC	AT	Historical	Total
Number of Drill Holes	36	554	6	13	609
Total Length (m)	3,564.4	513,317.2	82.0	1,586.5	58,550.1
Average Length (m)	99.0	96.2	13.7	122.0	96.1
Meters Assayed	1,950.6	49,885.3	82.0	1,575.8	53,493.7
Drill Holes with Downhole Surveys	11	349	6	13	379

Table 11-2 : Isabella Pearl Assay Database Summary

Assay Summary	DDH	RC	AT	Historical	Total
Number of Au Assays	1,119	32,729	54	1,034	34,936
Total Length (m)	1,950.6	49,885.3	82.0	1,575.8	53,493.7
Average Length (m)	1.74	1.52	1.52	1.52	1.53
Average Au g/t	2.30	0.22	0.30	0.13	0.29
Average Ag g/t	1.85	2.96	1.04	0.77	2.85

Table 11-3 : Isabella Pearl Assay Statistics Summary

Assay Data	Length m	Au ppm	Ag ppm
Mean	1.53	0.29	3.17
Median	1.52	0.01	0.10
Mode	1.52	0.00	0.05
Standard Deviation	0.16	1.85	26.09
CoV	0.10	6.43	8.23
Minimum	0.0001	0.0001	0.0001
Maximum	7.93	106.52	1,923.00
Count	34,942	34,936	33,571

The Isabella Pearl assay database (Table 112) indicates that the mean gold grades of the DDH holes are significantly higher than the RC holes. The Combined Metals-Homestake and TXAU DDH were drilled primarily to collect metallurgical samples and verify important mineralized zones defined by previously drilled RC holes. The DDH therefore drilled a higher percentage of mineral resources than the RC holes, especially in the high-grade Pearl deposit. In addition, sampling of the DDH was primarily restricted to suspected mineralized intervals, while the RC holes were sampled over their entire lengths.

Drill hole logs are available for all holes except IC-1 through 37 (the earliest holes in the database) and IC-54, as well as copies of assay certificates for 147 of the holes, including all TXAU holes. A significant amount of information was collected from the drill logs and entered into spreadsheets and, where appropriate, the mine database, including the depth to water table, intervals drilled while injecting water, the amount of water returning with the RC sample cuttings, qualitative descriptions of RC sample recoveries, any comments regarding possible RC down-hole contamination noted on the drill logs, other comments written on the drill logs that pertain to water and recovery, alteration (degree of silicification), lithology

22 February 2023

Fortitude Gold Corporation80

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

(overburden, welded and overlying unwelded Mickey Pass Tuff, granite), drill bit types and diameters, drill contractors, year of drilling, rig type, assay laboratory, analytical methods, and analytical detection limits. Although the database included oxidation codes, many of these codes were derived from the coding of the drill samples by an interpreted three-dimensional surface that conflicted with the oxidation notes in the drill logs in some cases. Oxidation data (oxide-mixed-sulfide) were therefore extracted from the drill logs and incorporated into the MDA digital database.

QA/QC data were also compiled by MDA from the paper copies of the Combined Metals-Homestake assay certificates. These data include internal laboratory check analyses of the original pulps and analyses of new pulps prepared from preparation rejects or duplicate samples.

An audit of the assay database by MDA led to the identification of data in the assay certificates that were not included in the TXAU database. Two RC holes, which had been re-entered and deepened sometime after the original holes were drilled, did not have the re-entry assay data in the database. Several intervals of other holes were also missing assay data. All missing assay data identified by MDA were added to the mine database.

11.3.1	Database Backup

WLMC and FGC company policy includes Windows personal computer folder backup that automatically syncs folders to a OneDrive cloud storage.

11.4	Bulk Density

MDA reported an average bulk density value of 2.20 tonnes per cubic meter (tonnage factor 14.6) for oxidized units and 2.40 tonnes per cubic meter (tonnage factor 13.4) for non-oxidized units in the Isabella Pearl deposit (Prenn & Gustin, 2013). In September 2022, two bulk density measurements for sulfidic waste blast material at the bottom of the Pearl pit averaged 2.44, confirming previous estimates for non-oxidized material.

A total of 38 bulk density measurements were collected by HB Engineering from TXAU geotechnical DDH core, with values ranging from 1.58 tonnes per cubic meter (tonnage factor 20.5) to 3.20 tonnes per cubic meter (tonnage factor 10.0), with a median of 2.21 tonnes per cubic meter (tonnage factor 14.5) and an average value of 2.20 tonnes per cubic meter (tonnage factor 14.6). For the current update, a bulk density of 2.20 tonnes per cubic meter (tonnage factor 14.6) was assigned to the model for oxide material and a bulk density of 2.40 tonnes per cubic meter (tonnage factor 13.4) was assigned to the model for sulfide material, based on the recommendation of the Isabella-Pearl mine engineering department.

RQD data collected by HB Engineering from TXAU geotechnical DDH drill holes also suggests the presence of multiple zones of poor recovery, fractures, and voids (Fig. 111). An additional factor may be required to accommodate the presence of voids and fractured rocks.

22 February 2023

Fortitude Gold Corporation81

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-1 : Plot of RQD vs. Elevation

11.5	Wireframe Modeling
11.5.1	Topography

The Isabella Pearl Mine Engineering department supplied a topographic surface based on a high-resolution georeferenced drone survey dated January 1, 2023, for topographic control.

11.5.2	Gridded Surfaces

Gridded surfaces were developed for the oxidation floor and lower granite contact based on logged lithology contacts (Figure 112).

22 February 2023

Fortitude Gold Corporation82

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-2 : Isometric View Looking North Showing Oxide Base (blue) and Granite (orange) Contacts

11.5.3	Mineralization Envelopes

Multiple geological structures directly influence the Isabella Pearl mineralization. Vein solids and fault traces were digitized and imported into Vulcan software. Three-dimensional surfaces of the Pearl, Civit Cat and Soda Springs fault, which separate the Mickey Pass Tuff and granitic basement, were created using the digitized fault traces and lithologic drill-hole data. A 3D representation of the colluvium was also generated from surface mapping and drill hole logs.

The Civit Cat North, Crimson, Silica Knob, Isabella, Scarlet North and South, and Pearl domains were modeled based on nominal 0.30 g/t Au (0.009 opst) grade shells using close spaced polygons snapped directly to drill hole assay intervals. To maintain continuity, lower grade assay intervals were incorporated into the modeled domains where appropriate. The interpreted polygons were then consolidated into three-dimensional triangulated wireframes, which were clipped to the updated topographic surface. Modeling of the domains also incorporated blasthole results and geological features exposed during mining, and the Pearl domain has been split into a lower grade “Vein” and higher grade “Main” sub-domain. The resulting mineralization domains were used to back-tag assay and composite intervals and provide reasonable volume constraints (Figure 113).

22 February 2023

Fortitude Gold Corporation83

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-3 : Isometric View of the Mineralization Domains comprising the Isabella Pearl Deposit

11.6	Compositing

The average length of assays intervals within the defined mineralization domains is 1.531 m (5.02 ft), with a mode of 1.524 m (5.00 ft) and a median length of 1.524 m (5.00 ft). 99% of the wireframe constrained assays are 1.524 m (5.00 ft) in length (Figure 114). Assays were therefore composited to 1.524 m (5.00 ft) within the defined domains. Residual composite lengths less than 0.762 m (2.50 ft) were merged with the adjacent interval. A small number of missing intervals were treated as nulls.

22 February 2023

Fortitude Gold Corporation84

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Histogram of Assay Length
Percent
100
80
60
40
20
0
1
2
3
4
5
6
7
8
Length (m)

Figure 11-4 : Histogram of Constrained Assay Sample Lengths

11.7	Exploratory Data Analysis

Summary statistics were calculated for the composite sample populations (Table 114). The highest average silver grade occurs in the Pearl domain with very low average silver grades in the other domains (Figure 115).

Table 11-4 Wireframe Constrained Composite Statistics

Au g/t	Civit Cat	Crimson	Pearl Main	Pearl Veins	Scarlet South	Silica Knob
Count	411	436	1,088	288	168	150
Average	0.71	0.89	3.59	1.84	0.70	0.58
St Dev	0.64	0.75	6.08	3.91	0.80	0.37
CoV	0.91	0.85	1.69	2.13	1.15	0.65
Minimum	0.0001	0.002	0.0001	0.0001	0.007	0.011
Maximum	5.77	5.14	59.07	31.75	7.65	2.02
Ag g/t	Civit Cat	Crimson	Pearl Main	Pearl Veins	Scarlet South	Silica Knob
Count	411	436	1088	288	168	150
Average	6.80	6.26	46.52	27.51	2.86	3.27
St Dev	13.50	8.98	122.66	58.57	5.61	2.65
CoV	1.99	1.43	2.64	2.13	1.96	0.81
Minimum	0.0001	0.0001	0.0001	0.0001	0.0001	0.05
Maximum	147.79	125.72	1,921.55	468.30	51.30	15.70

22 February 2023

Fortitude Gold Corporation85

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-5 : Log-Probability Plots of Au and Ag Composites

The gold sample distributions for RC and DDH composites were also examined for evidence of bias in the Isabella and Pearl mineralization domains. The results suggest that RC drilling is in general slightly undervalued compared to the DDH (DH) drilling at Pearl (Figure 116), which may be due in part to the observed clustering of DDH drilling in the vicinity of the high-grade portion of the Pearl domain.

22 February 2023

Fortitude Gold Corporation86

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-6 : RC vs. DDH Drilling Results

A single true twin is available for grade comparison and analysis: IC-145 (a vertical RC drill hole) and IP-DD-002 (a vertical DDH). The separation between collars is 5.97 m (19.58 ft). Both drill holes penetrate the center of the Pearl domain.

Visual comparison of the composite grades between the two drill holes suggests the presence of localized downhole contamination below the oxide base, with elevated grades observed in the RC drill hole compared to the DDH drill hole (Figure 117). Potential contamination in RC drill holes appears to be limited to beneath the oxide base; to accommodate for a potential bias during estimation more restrictive estimation constraints were imposed on the Pearl model.

22 February 2023

Fortitude Gold Corporation87

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-7 : Twin Hole Au Assay Grade Comparison

11.8	Treatment of Extreme Values

The potential influence of extreme values during estimation was evaluated by grade capping analysis on the tagged and composited grade intervals. The presence of high-grade outliers was identified by disintegration analysis of the upper tails and examination of histograms and log-probability plots (Figure 118). Composite grades were reduced to the selected threshold prior to estimation. The Pearl capping threshold was then iteratively refined to minimize the relative difference between the resulting average Nearest Neighbor model and block grade estimates (Table 115). For the Pearl Veins, an additional range restriction of 60 m (197 ft) was placed on composites equal to or greater than 50% of the capping threshold.

22 February 2023

Fortitude Gold Corporation88

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Probability Plot of auppm
Pearl Main
Percent
50
auppm

Probability Plot of auppm
Pearl Veins
Percent
10
auppm

Probability Plot of auppm
Isabella
Percent
10
auppm

Probability Plot of auppm
Civit Cat
Percent
4
auppm

Probability Plot of auppm
Crimson
Percent
3
auppm

Probability Plot of auppm
Scarlet South
Percent
2
auppm

Probability Plot of auppm
Silica Knob
Percent
2
auppm

Probability Plot of agppm
Pearl Main
250
Percent
agppm

Probability Plot of agppm
Pearl Veins
100
Percent
agppm

Probability Plot of agppm
Isabella
100
Percent
agppm

Probability Plot of agppm
Civit Cat
100
Percent
agppm

Probability Plot of agppm
Crimson
100
Percent
agppm

Probability Plot of agppm
Scarlet South
100
Percent
agppm

Probability Plot of agppm
Silica Knob
100
Percent
agppm

Figure 11-8 : Log-Probability Plots of Composite Capping Thresholds

22 February 2023

Fortitude Gold Corporation89

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 11-5 Capping Thresholds

Gold	Civit Cat	Crimson	Pearl Main	Pearl Veins	Scarlet S	Silica Knob
Cap (g/t)	4.00	3.00	50.00	10.00	2.00	2.00
Minimum	0.0001	0.002	0.0001	0.0001	0.007	0.011
Maximum	5.77	5.14	59.07	31.75	7.65	2.02
Count	411	436	1088	288	168	150
Number Capped	2	9	4	10	6	1
Uncapped Mean	0.71	0.89	3.59	1.84	0.70	0.58
Capped Mean	0.70	0.87	3.56	1.51	0.63	0.58
Mean Above Cap	5.21	3.81	57.23	19.28	3.84	2.02
Percent Change	-1%	-2%	-1%	-18%	-9%	0%
Silver	Civit Cat	Crimson	Pearl Main	Pearl Veins	Scarlet S	Silica Knob
Cap (g/t)	100	100	250	100	100	100
Minimum	0.0001	0.0001	0.0001	0.0001	0.0001	0.05
Maximum	147.8	125.7	1921.6	468.3	51.3	15.7
Count	411	436	1088	288	168	150
Number Capped	2	1	29	19	0	0
Uncapped Mean	6.80	6.26	46.52	27.51	2.85	3.26
Capped Mean	6.65	6.20	37.35	20.43	2.85	3.26
Mean Above Cap	130.81	125.72	594.09	207.35	NA	NA
Percent Change	-2%	-1%	-20%	-26%	0%	0%

11.9	Continuity Analysis

Continuity analysis was carried out using median indicator variograms derived from composited grade intervals (Table 116). Only poorly defined experimental semi-variograms could be developed, but the variograms do provide information relevant to the definition of search ranges, anisotropy, and classification (Figure 119).

Table 11-6 Experimental Semi-Variograms and Modeled Rotations

Pearl Main	-50 > 350	0 > 260	40 > 350
C0	0.15	0.15	0.15
C1	0.27	0.27	0.27
C2	0.58	0.58	0.58
R2	44	50	10
R3	60	62	20

Pearl Veins	-45 > 025	0 > 295	45 > 025
C0	0.34	0.34	0.34
C1	0.16	0.16	0.16
C2	0.53	0.53	0.53
R2	43	40	10
R3	47	60	20

22 February 2023

Fortitude Gold Corporation90

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 11-9 : Experimental Semi-Variogams

22 February 2023

Fortitude Gold Corporation91

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

11.10	Block Model

A rotated block model was established across the mine with the block model limits selected to cover the extent of the mineral resources and accommodate a potential pit shell (Table 117). A parent block size of 5.0 m x 5.0 m x 6.0 m (16.4 ft x 16.4 ft x 19.7 ft) was selected as representative of the pit shell configuration and selective mining unit.

Table 117 Block Model Setup

	Origin	Offset	Block Size	Sub-Cell
X	396,325.914	1760	5	0.5
Y	4,273,503.559	850	5	0.5
Z	1,400.000	462	6	0.5
Rotation		125 degrees

The block model contains variables for Au and Ag grade estimation, bulk density, classification, drill hole spacing and oxidation state. The modeled oxide floor was used to code blocks as either oxide or sulfide.

11.11	Estimation and Classification

Inverse Distance Cubed (“ID3”) and Nearest Neighbor (“NN”) estimates were carried out using capped composites. A minimum of three and a maximum of twelve composites were used for estimation, within a search ellipsoid oriented parallel with each defined structure and extending 120 m (394 ft) x 120 m (394 ft) x 30 m (98 ft). The major and semi-major axes approximate the average strike and dip directions of the mineralization in each of the estimation areas. Based on preliminary mining results and analysis of blasthole grades, the orientation of the Isabella search ellipse was adjusted to impart a slight anisotropy with the principal axis oriented 040 degrees. Both gold and silver were modeled and estimated.

In order to provide a whole-block estimate suitable for open pit mine planning and reserve reporting, the block model was regularized after estimation to a 5.0 m (16.4 ft) x 5.0 m (16.4 ft) x 6.0 m (19.7 ft) whole block estimate by volume inclusion percent and diluted at zero grade. Blocks that intercepted the modeled colluvium were assigned a zero grade.

Classification parameters were derived from the original MDA criteria (Prenn & Gustin, 2013). The most relevant factors used in the classification process were:

●	Drill hole spacing density
●	Level of confidence in the geological interpretation
●	Observed continuity of mineralization
●	Direct proximity to a drill hole

Parent blocks were classified algorithmically by drill hole spacing geometry as follows:

●	A block within 15.0 m (49.0 ft) of a 2008 series DDH drill hole, or the IP-DD-002 DDH drill hole, was classified as a Measured mineral resource. Only blocks within the modeled Pearl domain were classified as Measured mineral resources.

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Fortitude Gold Corporation92

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

●	A block was classified as an Indicated mineral resource if five or more composites from at least two drill holes were used for estimation and the nearest composite was within 25.0 m (82.0 ft).
●	All other estimated blocks are classified as Inferred.

An example of a typical cross section showing the drill hole data and modeled mineral-domain envelopes in the most strongly mineralized portions of the Isabella, Pearl and Civit Cat (North) deposits is in Figure 1110.

WLMC is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other issues that could materially affect the estimation of mineral resources at Isabella Pearl.

Figure 11-10 : Typical Cross-Section Looking NW Showing Gold Grades (g/t) and Classification

22 February 2023

Fortitude Gold Corporation93

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

11.12	Mineral Resource Estimate

WLMC models and estimates mineral resources prior to establishing mineral reserves. Mineral resources at Isabella Pearl are further defined by WLMC as mineral resources within a constraining pit shell and above a defined cut-off value. Mineral resources reported herein has been constrained within a Lerchs-Grossman optimized pit shell and are reported at a cut-off grade of 0.33 g/t Au (0.01 opst Au), for oxide material and at a cut-off grade of 2.00 g/t Au (0.058 opst Au) for sulfide material, derived from the unit costs and recoveries discussed in Section 12.6.2. The gold price is based on the average consensus forecast for 2023 through 2024 (CIBC, 2023). Other costs are based on actual Isabella Pearl production costs. The mining method is by open pit extraction and all Measured and Indicated mineral resources within the design pit shell and above cut-off have been converted to mineral reserves.

Measured and Indicated mineral resources reported for Isabella Pearl contain 924,300 tonnes (1,018,900 short tons) of material at an average gold grade of 3.22 g/t Au (0.094 opst Au) and 37 g/t Ag (1.085 opst Ag) (Table 118). Inferred mineral resources reported for Isabella Pearl contain 130,800 tonnes (144,100 short tons) of material at an average gold grade of 1.37 g/t Au (0.040 opst Au) and 12 g/t Ag (0.354 opst Ag).

Mineral resources are reported inclusive of mineral reserves. Oxide mineral resources, and only sulfide mineralization within the Pearl pit pushback, are reported as mineral resources.

22 February 2023

Fortitude Gold Corporation94

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 11-8 Mineral Resource Inventory for the Isabella Pearl Deposit, December 31, 2022

Class	Cut-off Au (g/t)	Phase	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	0.33	Pearl Oxide	374,600	412,900	3.75	0.11	50.1	1.461	45,200	603,100
Measured	2.00	Pearl Sulfide	158,300	174,500	4.96	0.14	58.8	1.715	25,200	299,300
Total Measured	---	---	532,900	587,400	4.11	0.12	52.7	1.536	70,400	902,400

Indicated	0.33	Pearl Oxide	93,300	102,900	2.90	0.08	30.3	0.883	8,700	90,800
Indicated	2.00	Pearl Sulfide	76,400	84,200	4.81	0.14	32.2	0.940	11,800	79,200
Indicated	0.33	Civit Cat	80,500	88,800	0.69	0.02	5.9	0.172	1,800	15,200
Indicated	0.33	Silica Knob	78,400	86,500	0.57	0.02	3.2	0.095	1,400	8,200
Indicated	0.33	Scarlet South	62,700	69,100	0.71	0.02	4.7	0.137	1,400	9,400
Total Indicated	---	---	391,400	431,400	2.00	0.06	16.1	0.470	25,200	202,900
Mea + Ind	---	---	924,300	1,018,900	3.22	0.09	37.2	1.085	95,600	1,105,300

Inferred	0.33	Pearl Oxide	40,900	45,100	2.72	0.08	27.6	0.804	3,600	36,200
Inferred	2.00	Pearl Sulfide	5,300	5,900	3.84	0.11	18.4	0.537	700	3,100
Inferred	0.33	Civit Cat	77,100	85,000	0.57	0.02	4.5	0.130	1,400	11,100
Inferred	0.33	Silica Knob	6,500	7,100	0.44	0.01	2.8	0.082	100	600
Inferred	0.33	Scarlet South	1,000	1,100	0.52	0.02	3.0	0.087	-	100
Total Inf	---	---	130,800	144,100	1.37	0.04	12.2	0.354	5,800	51,100

Notes:

1.	Reported at a cut-off of 0.33 Au g/t (0.01 Au opst) for oxide mineral resources and 2.00 Au g/t (0.058 opst) for sulfide mineral resources.
2.	Whole block diluted estimates reported within an optimized pit shell.
3.	Mineral resources do not have demonstrated economic viability.
4.	Totals may not sum exactly due to rounding.
5.	Mineral resources reported are inclusive of reserves.
11.13	Risk Factors

Relevant factors which may affect the estimation of mineral resources include changes to the geological, geotechnical and geo-metallurgical models, infill drilling to convert material to a higher classification, drilling to test for extensions to known mineral resources, collection of additional bulk density data and significant changes to commodity prices. It should be noted that these and other factors pose potential risks and opportunities, of greater or lesser degree, to the estimate as the model is based on currently available data. Risks associated with key estimation parameters are tabulated in Table 119.

22 February 2023

Fortitude Gold Corporation95

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 11-9 : Estimation Risk Factors

Category	Description	Risk	Potential for Adverse Impact
Database	Database Integrity	Assay database is compiled from historical data.	Very Low
Drilling	Technique	6 AT drill holes included in estimate.	Low
Drilling	Technique	Infill drilling and mining have confirmed the model.	Low
Drilling	Contamination	Infill drilling and mining have confirmed the model.	Low
Drilling	Logging	Infill drilling and mining have confirmed the model.	Low
Drilling	Recovery	RQD results show a wide range of recoveries. Blast hole and infill grades confirm model.	Low
Drilling	Data Density	Drill hole spacing is ~ 19 m.	Low
Drilling	Survey	Only 10% of drill holes have downhole surveys.	Low
Geology	Geological Interpretation	Based on drill holes and field mapping.	Low
Geology	Oxide Base	WLMC has completed targeted drilling to determine the base of the oxide zone	Low
Geology	Oxide Zone	CN leach assays have quantified the impact of transitional material.	Low
Model	Estimation	ID3 is used for estimation.	Very Low
Model	Bulk Density	Significant voids may reduce recoverable tonnage. Mining of deeper orebody reduces risk.	Low
Model	Grade Continuity	Infill drilling and mining have confirmed the model.	Low
Model	Economics	Reasonable cutoff grades have been applied.	Low
Sampling	Predominantly 1.52m (5ft) samples	Sample size is based on RC drilling intervals.	Very Low
Sampling	Quality of assay data	WLMC has relied on MDA for quality assessment of historical data.	Low

11.14	Model to Production Reconciliation

Convergent’s QP reviewed the reconciliation data for the period November 2019 to August 2022. Convergent noted local fluctuations where production from specific areas of the deposit was small and where contributions to, or from, the low-grade stockpile occurred, but the overall production weighted

22 February 2023

Fortitude Gold Corporation96

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

reconciliations are considered reasonable. The overall weighted reconciliation for the Isabella area is 103%, for Pearl 117% and combined 108%. In other words, the production exceeded the model’s metal prediction by 3%, 17% and 8% respectively.

11.15	Opinion on Adequacy

Convergent considers the WLMC 2022 mineral resource estimate to meet industry standards. In general, the reconciliation performance of the model is correctly predicting the metal production. Convergent considers that the sampling and estimation methodology permit the estimation of Measured and Indicated mineral resource estimates, and sufficient technical information is available to convert Measured and Indicated mineral resources to Proven and Probable mineral reserves.

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Fortitude Gold Corporation97

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

12	Mineral Reserve Estimate
12.1	Introduction

The mineral reserve estimates presented herein were prepared according to the guidelines of Regulation S-K part 1300. The reserve estimate is based on technical data and information available as of December 31, 2022.

12.2	Mineral Reserve Definitions

A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

12.2.1	Probable Mineral Reserve

A Probable mineral reserve is the economically mineable part of an Indicated and, in some circumstances, Measured mineral resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out and include considerations of and modifications by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate at the time of reporting that extraction is reasonably justified. A Probable mineral reserve has a lower level of confidence than a Proven mineral reserve.

12.2.2	Proven Mineral Resource

A Proven mineral reserve is the economically mineable part of a Measured mineral resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate at the time of reporting that extraction is reasonably justified.

Proven mineral reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

12.3	Previous Mineral Reserve Estimate

A previous estimate of Proven and Probable mineral reserves was released by WLMC with an effective date of December 31, 2021 (Table 121); previous mineral reserves were based on a gold price of $1,738/oz Au. Mineral reserves stated in the table below are contained within and engineered pit design following the $1,738/oz Au sales price Lerchs-Grossman pit.

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Fortitude Gold Corporation98

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 12-1 : Mineral Reserve Statement Isabella Pearl Mine, Mineral County, Nevada, as of December 31, 2021

Class	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Proven Mineral Reserves	483,300	532,800	5.26	0.154	47	1.4	81,800	733,100
Probable Mineral Reserves	425,500	469,000	2.04	0.06	16	0.5	27,900	221,000
Proven and Probable Total	908,800	1,001,800	3.75	0.11	33	1	109,700	954,100
High Grade Stockpile	14,000	15,400	10.09	0.295	88	2.6	4,500	39,600
Low Grade Stockpile	435,000	479,500	0.53	0.015	5	0.1	7,300	63,900
Isabella Pearl Mine Total	1,357,800	1,496,700	2.78	0.081	24	0.7	121,500	1,057,600

Notes:

1.	Metal prices used for P&P reserves were $1,738 per ounce of gold and $23.22 per ounce of silver. These prices reflect the consensus 2022-2024 average prices for gold and silver (CIBC, 2021).
2.	The quantities of material within the designed pits were calculated using a cut-off grade of 0. 33 Au g/t.
3.	Mining, processing, energy, administrative and smelting/refining costs were based on 2021 actual costs for the Isabella Pearl mine.
4.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
5.	P&P reserves are diluted and factored for expected mining recovery.
6.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates
7.	100% of the pit constrained Measured & Indicated mineral resources were converted to reserves.
12.4	Mineral Reserve Estimation

The conversion of mineral resources to mineral reserves is based on modifying factors applied to Lerchs-Grossmann (LG) pit optimization, detailed pit design, scheduling and associated modifying parameters. Detailed access, haulage, and operational cost criteria were applied in this process for each deposit (Isabella, Pearl, Civit Cat North, and Scarlet South). The mine was built in metric units and all metal grades are g/t.

The orientation, proximity to the topographic surface, and geological controls of the Isabella Pearl mineralization support mining of the mineral reserves with open pit mining techniques. To calculate the mineable reserve, pits were designed following an optimized LG pit shell based on a $1,750/oz Au sales price. The production pit design based off of the LG pit shell was evaluated against the sub-blocked model to generate tons and grade. The $1750/oz Au price was chosen to create the primary guide surface based on a price sensitivity and subsequent profitability study that showed that the $1,750 pit maximized profitability while reducing capital requirements. The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 g/t Au which is based on the consensus 2023-2024 average price of $1,750/oz for gold (CIBC, 2023) observed at the time of this mineral reserve reporting.

12.5	Mineral Reserve Estimates

The Isabella Pearl mine open pit mineral reserve statement with an effective date of December 31, 2022, is presented in Table 122, and by deposit, in Table 123.

The Proven and Probable mineral reserves reported for Isabella Pearl contain 0.91 million tonnes (1.01 million short tons) at an average gold grade of 2.02 g/t Au (0.059 opst) and 22 g/t Ag (0.6 opst) (Table 122). The mine mineral reserves are based on a gold price of $1,750/oz Au. Mineral reserves stated in the

22 February 2023

Fortitude Gold Corporation99

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

table below are contained within and engineered pit design following the $1,750/oz Au sales price Lerchs-Grossman pit. The high-grade and low-grade stockpiles of ore mined but not processed are included in the inventory of 2022 mineral reserves.

Table 12-2 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2022

Class	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Proven Mineral Reserves	250,400	276,000	4.38	0.128	49	1.4	35,200	392,700
Probable Mineral Reserves	171,500	189,100	1.77	0.052	17	0.5	9,800	92,900
Proven and Probable Total	421,900	465,100	3.32	0.097	36	1.0	45,000	485,600
High-Grade Stockpile	65,300	72,000	3.46	0.101	37	1.1	7,300	78,400
Low-Grade Stockpile	426,500	470,100	0.52	0.015	6	0.2	7,100	76,600
Isabella Pearl Mine Total	913,700	1,007,181	2.02	0.059	22	0.6	59,400	640,600

Notes:

1.	Mineral Reserves were estimated by WLMC and reviewed and accepted by Convergent Mining.
2.	Classification of Mineral Reserves is in accordance with the S-K 1300 classification system.
3.	Metal prices used for Proven and Probable reserves were $1,750 per ounce of gold and $21 per ounce of silver. These prices reflect the consensus 2023-2024 average prices for gold and silver (CIBC, 2023).
4.	The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 Au g/t.
5.	Mining, processing, energy, administrative and smelting/refining costs were based on 2022 actual costs for the Isabella Pearl mine.
6.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
7.	Proven and Probable reserves are diluted and factored for expected mining recovery.
8.	A bulk density of 2.44 lbs/ft was used for waste. The bulk density of Mineral Reserves was calculated by block, based on mineralogical content.
9.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates.
10.	The Qualified Person for the mineral reserve estimate is Mr. Ralston Pedersen, P.E., of Convergent Mining

Table 12-3 : Mineral Reserves by Deposit for the Isabella Pearl Mine as of December 31, 2022

Class	Deposit	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Proven	Civit Cat
	Pearl Ph2	250,400	276,000	4.38	0.128	49	1.4	35,200	392,700
	Total	250,400	276,000	4.38	0.128	49	1.4	35,200	392,700
Probable	Civit Cat	107,500	118,500	0.67	0.019	5	0.2	2,300	18,800
	Pearl Ph2	64,000	70,600	3.62	0.106	36	1.1	7,500	74,100
	Total	171,500	189,100	1.77	0.052	17	0.5	9,800	92,900
Proven and Probable Total	Total	421,900	465,100	3.32	0.097	36	1.0	45,000	485,600
High-Grade Stockpile	Total	65,300	72,000	3.46	0.101	37	1.1	7,300	78,400
Low-Grade Stockpile	Total	426,500	470,100	0.52	0.015	6	0.2	7,100	76,600
Grand Total		913,700	1,007,181	2.02	0.059	22	0.6	59,400	640,600

Notes:

1.	Mineral Reserves were estimated by WLMC and reviewed and accepted by Convergent Mining.
2.	Classification of Mineral Reserves is in accordance with the S-K 1300 classification system.
3.	Metal prices used for Proven and Probable reserves were $1,750 per ounce of gold and $21 per ounce of silver. These prices reflect the consensus 2023-2024 average prices for gold and silver (CIBC, 2023).

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Fortitude Gold Corporation100

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

4.	The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 Au g/t.
5.	Mining, processing, energy, administrative and smelting/refining costs were based on 2022 actual costs for the Isabella Pearl mine.
6.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
7.	Proven and Probable reserves are diluted and factored for expected mining recovery.
8.	A bulk density of 2.44 lbs/ft was used for waste. The bulk density of Mineral Reserves was calculated by block, based on mineralogical content.
9.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates.
10.	The Qualified Person for the mineral reserve estimate is Mr. Ralston Pedersen, P.E., of Convergent Mining

Convergent Mining’s QP is not aware of any risk factors that are associated with, or changes to, any aspects of the modifying factors such as mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.

12.6	Conversion of Mineral Resources to Mineral Reserve
12.6.1	Pit Optimization

Section 11 of this report describes the Mineral Resource model that provides the foundation for the Mineral Reserve estimate. Economic pit limit analysis was performed by WLMC under the direct supervision of Convergent using the Vulcan Pit Optimiser. This software utilizes the Lerchs-Grossman algorithm for economic limits of extraction based on the parameters defined in Table 12-3.

Table 12-3 Pit Optimization Parameters

Description	Unit	Value
Gold Price	$/oz	1750.00
Silver Price	$/oz	21.00
Charges	%	0.075
Royalty (NSR)%		2.75

Overall Gold Recovery	%	81
Overall Silver Recovery	%	65

Mining Cost	$/ton	2.62
Processing Cost	$/ton	9.66
Energy Costs	$/ton	1.41
Sitewide G&A Costs	$/ton	3.69

The economic pit limit or “pit shell”, produced through optimization is used to direct the final pit design. The final pit design is the limit that defines the conversion of Mineral Resources to Mineral Reserves. Measured and Indicated Mineral Resources within the pit boundary may convert to Mineral Reserves if these Resources meet the resource classification and cutoff grade. Section 13 of this report provides further details on the mine design.

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Fortitude Gold Corporation101

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Metals pricing for the pit optimization match the metals prices used in the economic analysis. The QP believes that this metals price is a reasonable assumption and further information is furnished in Section 16.

12.6.2	Dilution

The block model created and used for the estimation of reserves explicitly models dilution. The minimum mining unit is a 5m x 5m x 6m (vertical) block and the Au grade of economically mineralized zones is diluted accordingly to the amount of uneconomic material present within each block, as defined during the re-blocking procedure.

In order to provide a whole-block estimate suitable for open pit mine planning and reserve reporting, the block model was regularized after estimation to a Selective Mining Unit (SMU) size of 5.0 m (16.4 ft) x 5.0 m (16.4 ft) x 6.0 m (19.7 ft) whole block grade by volume inclusion percent and diluted at zero grade. The regularization process calculates the average grade weighted by the volume of the sub-blocks or portions of sub-blocks falling within the SMU. If the total volume inclusion is less than 100% then the grade of the SMU block is diluted with zero grade for the remaining portion.

12.6.3	Cutoff Grade

For this reserve report, the gold cutoff grade for the deposit is estimated at 0.33 g/t Au based on 2022 actual costs and historical data. This is the cut-off grade that was applied to Measured and Indicated resources for conversion to Proven and Probable reserves.

Cutoff grades are used to produce the optimized Lerchs-Grossman pit shell. The marginal (or internal) cutoff grades are used to determine if an already mined-out ton is treated as ore or waste. In other words, a marginal cutoff assumes that the block in question must be mined and determines whether it should be processed or not. It should not be confused with breakeven cutoff grades, which include an allowance for the cost of stripping. The marginal gold cut-off grade estimated for high-grade crushed ore is currently less than the 0.33 g/t Au cut-off for low-grade (Table 124). In this case, all material should be crushed. Operationally, the previously defined cut-over grade of 0.61 g/t Au is being maintained to prioritize high-grade ore going on to the heap leach pad. Ore that is between a gold grade of 0.33 g/t and 0.61 g/t Au is being sent to the low-grade stockpile for future processing or blending with high-grade material.

Table 124 shows the marginal cut-off grade assumptions used for the mineral reserve estimate.

Table 12-4 : Isabella Pearl Marginal Cut-off Grade Assumptions

Gold Price:	$/Oz	$1,750	$/gram	$56.26
Charges	%	0.075
Royalty	%	2.75
Selling Cost	$/Oz	$53.4	$/gram	$1.72
	Unit	WASTE		ORE
Mining Cost:	$/tonne	$0.23
Rehandling Cost:	$/tonne			$1.00
Mining Labor	$/tonne
Crushing	$/tonne			$2.71
Crush ore placement	$/tonne

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Fortitude Gold Corporation102

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Processing Cost:	$/tonne		$6.80
Energy	$/tonne		$ 0.78
G&A Cost	$/tonne		$ 3.99
Rehabilitation Cost	$/tonne	$0.70
Processing Recovery			81.0%
Calculations
"Processing Cost"	$/tonne		$14.36
Marginal Cut-off	gram/tonne		0.327

In summary, ore, low grade, and waste are currently being classified as follows:

Waste: 0.00 – 0.33 g/t

Low-Grade: 0.33 – 0.61 g/t

High-Grade: > 0.61 g/t

12.7	Relevant Factors

The QP’s acknowledge factors that may impact the mineral reserve estimate include:

●	Commodity Pricing: Mineral reserve estimates are sensitive to metal prices. WLMC sells metal production at spot prices, and this exposes the company to both positive and negative changes in the commodity market, which are out of the company’s control,
●	Operating Costs: An increase or decrease to operating costs assumed can impact the mineral reserve estimate. Operating costs may increase over the life of the Project, due to factors outside of the company’s control,
●	Metallurgical Recovery: Changes to metallurgical recovery can have an impact on mineral reserve estimates, and
●	Permitting and Social License: The inability to maintain, renew, or obtain environmental and other regulatory permits, to retain mineral and surface right titles, to maintain site access, and to maintain social license to operate can result in the inability to extract all or part of the mineral reserve.

22 February 2023

Fortitude Gold Corporation103

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

13	Mining Methods
13.1	Mining Methods Summary

The Isabella Pearl mine design consists of one main pit and several smaller sub-pits accessing the Isabella, Pearl and Civit Cat North deposits. Open pit mining is conducted by conventional diesel-powered equipment, utilizing a combination of blasthole drills, wheel loaders, and 91-tonne (100-short ton) trucks to define, and handle ore and waste. Support equipment includes graders, track dozers, and water trucks. Higher-grade ore (>0.61 g/t Au) is hauled to the crushing area and crushed before being placed on the leach pad. Low-grade ore between 0.33 and 0.61 g/t Au is hauled directly to the low-grade stockpile. Waste rock is either backfilled in existing pits or stored in the waste rock facility located near the pit to reduce haulage costs.

The final pit was designed using 6 m (20 ft) benches with a bench face angle of 68°, and an inter-ramp slope of 49.7° between a triple bench-catch of 8 m (26 ft). Haul roads were designed to 14 m (46 ft) widths for one-way traffic and 24 m (79 ft) widths for two-way traffic. These widths included an external safety berm in compliance with Mine Safety and Health Administration (MSHA) regulations. The final location of the ramps was optimized to reduce the overall waste stripping in areas where the pit slope was required to be less than 50°.

Low-grade ROM ore was initially placed on the heap leach pad with only lime addition on pad areas protected by a minimum of four feet of cover over the leach pad liner and collector piping system. Currently, high-grade ore is hauled to the crusher pad stockpile to then fed to the crusher by a front-end loader, then delivered to the heap by a stacker conveyor system. Low-grade ore is currently being stored in the low-grade stockpile for future crushing.

The mine pits will generate an estimated remaining total of 1.2 million tonnes (1.3 million short tons) of waste rock. The Pearl dump was initially built from the south toe upward, with the outer slopes concurrently graded to 3(Horizontal):1(Vertical). The outer faces of the graded waste are being contoured, compacted, overlain with growth medium and re-vegetated when it is practical. Contouring and re-vegetation of the top of the dump will occur during post-production reclamation.

Isabella Pearl mining operations are being conducted by a contractor. Isabella Pearl production initially mined up to 500,000 tonnes (551,000 short tons) of material (ore and waste) per month. The current plan targets WLMC to process an approximate average of 55,000 tonnes (60,600 short tons) of ore per month over the LOM. Major mining equipment currently includes one Caterpillar D8 dozer, one Caterpillar D9 dozer, two Caterpillar 14M motor graders, two 769 Caterpillar water trucks, two lube trucks and two mechanic’s trucks.

The mine is currently in operation a nominal 12 hours per day, 7 days per week (12/7). During production, mining operations require two crews operating on twelve-hour rotating shifts.

During mining operations, blasthole samples are collected and assayed to provide control for ore and waste segregation. The resulting information is used to assign a material type to the blocks representing

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Fortitude Gold Corporation104

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

the active benches. Each block is assigned a destination code based on classification of the material (high-grade ore, low-grade ore, and waste). Following assay and ore/waste designation, visual identification of waste is made by the site geologist and compared to the mine block model. The tonnage of this material is tracked by WLMC geologists and the mine production reporting system.

13.2	Geotechnical Data, Testing and Analysis
13.2.1	Pit Slope Geotechnical Evaluation

Geotechnical studies completed for the estimation of stable pit-slope angles centered on the Pearl Ore Deposit sub-pit.  Table 131 presents the targeted pit slopes for the mine. These are overall slope angles (pit crest to floor) which are estimated to be stable against mass (deep) circular failure. The applicable quadrants are illustrated on Figure 131

Table 13-1 Maximum Recommended Pit Slope Angles

*Based on Bishop Modified Method

Figure 13-1 Pit Slope Quadrants

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Fortitude Gold Corporation105

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

13.2.2	South Highwall Geotechnical Assessment

In 2021, WLMC retained Tierra Group International Ltd. (Tierra) to conduct geotechnical assessments with an emphasis in the south highwall of the planned Phase II expansion of the Pearl pit at the Isabella Pearl mine. The south highwall will encroach and undercut the Pearl South Fault Zone Figure 132. A limited geotechnical drilling program was undertaken by WLMC in 2021 to provide rock mass characterization information that could be used for slope stability analysis.

Inspection of the Phase II Pit design resulted in the identification of a critical cross-section in the south highwall due to its adverse configuration with respect to the Pearl South Fault Zone and orientation of the WNW-striking shear fabric.

Figure 13-2 View looking South in the Pearl Pit showing continuous, moderately to shallowly-dipping shears of the Pearl Fault

Geotechnical information consists of in-pit mapping structural database and the geotechnical core logging and core orientation conducted on 3-boreholes totaling 191 m (627 ft) undertaken by WLMC in January 2021 (Table 132).

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Fortitude Gold Corporation106

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 13-2 Location and Design of the 2021 Geotechnical Drilling Program

Hole ID	Easting (m)	Northing (m)	Elevation (m)	Total Depth (m)	Azimuth (°)	Inclination (°)
GTDD-01	397,634.2	4,272,727	1711.4	51.5	225	-70
GTDD-02	397,506.1	4,272,814	1686.1	71.2	218	-71
GTDD-03	397,542.5	4,272,779	1687.4	68.3	230	-70
Total				191.0

Note - Metric system used, WGS84; - Reported azimuth and inclination based on downhole deviation surveys

Geotechnical core logging data was used to develop the following:

●	Rock mass ratings (RMR).
●	Kinematic analyses to estimate the cumulative frequency of structural controls over wedges and planar failures for benches in the hanging wall (including north and east highwalls) and footwall (including south and west highwalls) of the Pearl Fault were also undertaken.
●	Two-dimensional, limit equilibrium slope stability analysis to estimate factors of safety were completed.

Tierra determined that Phase I of the Pearl Pit has performed outstandingly reaching heights of about 100 m (328 ft) and overall angles of 40° to 45°. Highwalls are formed by a sequence of stronger intrusive and weaker tuff units and benches generally comply with the design with exceptions in the stronger, structurally controlled units.

Kinematic and slope stability analyses were undertaken by Tierra to verify structural and rock mass instability mechanisms. Reconciliation between the kinematic analyses and observed bench performance would indicate that in general, discontinuities exhibit high strength.

Preliminary 2D limit equilibrium slope stability analysis suggests that as the south highwall of Phase I and Phase II Pits encroach the Pearl South Fault Zone instability mechanisms may be triggered as indicated by the calculated Factors of Safety (FOS) shown in Table 13-3. In relative terms, the FOS are lowered as the Phase I Pit deepens and in Phase II where the Pearl South Fault Zone is undercut.

Table 13-3 Summary of FOS

Material	Scenario 1: Phase I to 1630m	Scenario 2: Phase I to 1618m	Scenario 3: Phase II to 1572m
Case 1: All isotropic	1.24	1.05	1.09
Case 2: HW and FW isotropic; PSFZ anisotropic	1.30	1.08	1.17
Case 2: PSFZ and FW isotropic; HW anisotropic	1.05	---	0.99

13.2.3	Recommendations

Following the 2022 technical report, the following were recommended and are currently being implemented at Isabella Pearl:

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Fortitude Gold Corporation107

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

●	Short-Term Monitoring Program to the south highwall: The south highwall is currently monitored through prism-based pit slope monitoring. Prims have been installed along benches of the south highwall area of concern at an interval of 50m. These survey prisms are measured from a permanent monitoring location. Results are plotted and interpreted as new monitoring data is acquired.
●	Reconcile core orientation results from GTDD-01 to 03 that show discrepancies with pit mapping structural data. Investigate the absence of the SW-striking set in the Pearl Fault footwall that are observed in its hanging wall. Investigate further the steeper (67°) and flatter (41°) shear sets mapped in Phase I Pit. This is relevant as they could result in complex wedges mechanisms: Due to discrepancies between the pit mapping database and the core orientation data collected by Isabella Pearl from boreholes GTDD-01 to 03 these were not used for analysis. Analysis of structural data relied on the pit mapping database developed by Isabella Pearl with over 1800 direct measurements of faults, joints, and bedding on benches of Phase I and Phase II of the Pearl Pit. The South wall of the Phase II pit has performed according to design, confirming the suitability of reliance on the available pit mapping data.
●	Develop a pit mapping program that captures the limits between intrusive bodies and tuff and the relevant RMR parameters and develop lithological models: Pit mapping is conducted continuously, and concurrently with operations.
●	Implement 3D analysis to verify stability conditions: 3D analysis of the pit was conducted in March 2021 to analyze the interaction of the Pearl Fault with optimized pit designs, and to improve stability conditions. Analysis was communicated to Isabella Pearl staff on October 12th, 2022 detailing that the South wall of the Phase II had passed the most critical section of the slope, and has performed according to design.
●	Ground Control Monitoring Plan: Prism based monitoring and data collection has been expanded to include the north, east and west highwalls in a staggered pattern. Prisms are monitored weekly, and new data is plotted and interpreted as it is received.

22 February 2023

Fortitude Gold Corporation108

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

13.3	Hydrogeology

A hydrogeological study was conducted by Aqua Hydrogeologic Consulting, LLC (Aqua) to determine regional hydrogeologic conditions underlying the Isabella Pearl mine area (Aqua, 2012, 2016). Groundwater movement within the mine area and surrounding area is dominated by the Walker Lane fault system. The faults within this system are primarily northwest-southeast trending faults. Water movement through the tuffs and underlying granitic rocks is through fractures associated with the fault system. The overall groundwater gradient is towards the south and southwest direction.

WLMC acquired the property in 2016 and drilled a production water well downgradient of the mine area in the historical Santa Fe corridor. WLMC drilled two additional production water wells in the same corridor in 2020 and 2022.

13.3.1	Groundwater

Monitoring well drilling programs were conducted by the previous operator (TXAU) in the mine area resulting in 5 monitoring wells being active at the commencement of operations in 2018. All monitoring wells comply with Nevada Department of Environmental Protection (NDEP) requirements. Because of fractured geology (compartmentalization) in the Isabella Pearl mine area, depth to groundwater varies. Within this area, the depth to groundwater varies from an elevation of 1,680 m (5,512 ft) approximately 305 m (1,000 ft) northwest of the main Isabella Pearl mine pit at IPMW- 2, to 1,565 m (5,134 ft) in the center of the proposed pit at PW-12-33  The locations of the monitoring wells IPMW-1, IPMW- 2, PW-12-33, PW-12-34 and 1973 Well are shown on Figure 133.

Aqua conducted a monitoring program to determine the depths to groundwater in the monitoring wells drilled in the vicinity of the proposed Isabella Pearl mine pit (Aqua, 2012). In 2012, three wells were drilled to the depth of 1,543.5 m (5,064 ft) (masl), 34.8 m (100 ft) below the lowest portion of the proposed mine pit bottom. A monitoring program was then initiated consisting of monthly water level readings and quarterly water chemistry analyses to characterize groundwater levels and flow patterns and to acquire baseline groundwater chemistry data.

Based on the monitoring well water level readings, groundwater was expected to not be encountered at the maximum depth of the proposed mine pit (1,574 m; 5,164 ft masl). The static groundwater level at monitoring well PW-12-33, which penetrates the deepest portion of the final Pearl Pit, was measured monthly from April through September 2012. After initial static water level stabilization in April, groundwater depths measured in May through September range from 1,564.5 m (5,133 ft) to 1,565.5 m (5,136 ft) masl.

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Fortitude Gold Corporation109

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

A
ISABELLA SUB-PIT
CONTRACTOR YARD
ORE PREPARATION AREA
PEARL PIT
A'
HEAP LEACH PAD
WASTE ROCK DISPOSAL FACILITY (WRDF)
CARBON ADSORPTION FACILITIES
IPMW-1
-775 ft
273000N
272000N
85227
-845 ft
85226
-865 ft
85225
-865 ft

Explanation

- Facilities
- Proposed Roads
- Project Boundary
- Existing Roads
- IPLLC Monitoring Wells with Depth to Groundwater
- IPLLC Monitoring Wells with Depth to Groundwater (to be abandoned)
- Historic Wells (abandoned) with Depth to Groundwater
- Production Well (contingent)

SCALE IN FEET

0 800 1,600

DATUM: NAD83 UTMm ZONE 11

TELESTO

ISABELLA/PEARL PROJECT

Existing Monitoring Wells and Depth to Groundwater

Figure 3.5

10/9/2012

Figure 13-3 Water Monitoring Well Locations

Based on the groundwater level measurements, the deepest portion of the proposed mine pit would be 9.5 m (31.09 ft) to 8.5 m (27.96 ft) above the groundwater table and therefore, a pit lake would not develop during active mining operations or after final mine closure.

13.3.2	Temporary and Permanent Diversion Channels

Two sub-area watershed basins exist up-gradient of the Isabella Pearl mine and process facilities. The natural drainage path from the two watershed basins travels along the west and east sides of the process facilities. For further protection, drainage channels, berms, and ditches have been constructed on the east and west side of the facility to convey the existing drainage to its pre-development flow path.

13.4	Mine and Waste Rock Storage Design, Production Rates and Mine Life
13.4.1	Mine Design

The final pit was designed using 6 m (20 ft) benches, a bench face angle of 68° and an inter-ramp slope of 49.7° between a triple bench-catch of 8 m (26 ft). Haul roads were designed to 14 m (46 ft) widths for one-way traffic and 24 m (79 ft) widths for two-way traffic. These widths included an external berm.  The

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Fortitude Gold Corporation110

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

final location of the ramps was optimized to reduce the overall pit slopes in areas where the pit slope was required to be less than 50°. Table 134 provides the detailed parameters used for pit design.

Table 13-4 Designed Pit Parameters

13.4.1.1	Pit Design Results

Figure 134 shows the final pit for Isabella Pearl while Figure 135 and Figure 136 provide a plan and section view of the inner pits. Table 135 details the ore and waste tonnages, mineral reserves, reported here in more detail by pit.

4273400 N
4273200 N
4273000 N
4272800 N
4272600 N
397200 E
397400 E
397600 E
397800 E
398000 E
398200 E
N
1652
1718
1574

Figure 13-4 Isabella Pearl – Final Pit Plan View

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Fortitude Gold Corporation111

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

4273400 N
4273200 N
4273000 N
4272800 N
4272600 N
397200 E
397400 E
397600 E
397800 E
398000 E
398200 E
N
Isabella
Civit Cat
Pearl Phase 1
Pearl Phase 2
A
A′
B
B′

Figure 13-5 Isabella Pearl Designed Pits - Plan View

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Fortitude Gold Corporation112

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

1800 L
Section A-A´
Existing Topography
1750 L
1700 L
Pearl Phase 1
Civit Cat
1650 L
1600 L
Pearl Phase 2
1550 L
1800 L
Section B-B´
Existing Topography
1750 L
1700 L
Pearl Phase 1
1650 L
Isabella
1600 L
Pearl Phase 2
1550 L

Figure 13-6 Isabella Pearl Designed Pits - Section View

Table 13-5 Initial Isabella Pearl Designed Pit Reserves

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Fortitude Gold Corporation113

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

13.5	Waste Rock Storage Design

The mine pits will generate an estimated total of 23 million tonnes (25 million short tons) of waste rock. Waste is being deposited at the location south of the final pit as shown on Figure 137.

Preproduction and 1st year waste rock were end-dumped on natural ground first from near the crest elevation of the Pearl pit, falling southward toward a natural swale.  The dump face is expected to advance at the estimated 40° angle of repose of the material.  Starting in year 2 of production, the Pearl dump was built from the south toe upward, with the outer slopes concurrently graded to 3(Horizontal):1(Vertical).  The outer faces of the graded waste will be contoured, compacted, overlain with growth medium and re-vegetated as soon as it is practical.  Contouring and re-vegetation of the top of the dump will occur during post-production reclamation.

Figure 13-7 Isabella Pearl Waste Rock Dump

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Fortitude Gold Corporation114

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

13.6	Haulage

Haulage requirements in this study were defined by WLMC. Utilizing detailed haulage profiles and production schedule information, cycle times and then equipment requirements were determined. The design width of 2-way haulage roads is 24 m (79 ft), including safety berm base widths.  Roads have been designed in accordance with the Project Engineer’s recommendations. Protective shoulder berms have been constructed in compliance with Mine Safety and Health Administration (MSHA) regulations. The waste rock dump location was selected to minimize disturbed acreage, haulage distance and the energy cost of construction.

Low-grade ROM ore was not crushed and was placed on the heap leach pad without preparation and only on pad areas protected by a minimum of four feet of cover over the leach pad liner and collector piping system. Most of such material was placed in interior portions of the leach heap to minimize the difficulty of re-grading for reclamation.

Higher-grade oxidized ore is hauled to a crusher pad stockpile to then be fed to the crusher by a front-end loader. Ore may be delivered to the heap by either haulage trucks or a conveyor system.

13.7	Mine Production Schedule

The original production schedule was developed to mine up to 600,000 tonnes (661,400 short tonnes) of material per month from the four-phase pit over the original 4-year life. The Pearl zone is mined in two phases (Pearl Phase 1 & 2) to balance the high strip ratio of the upper benches and maintain and adequate cash flow balance. The production schedule for the remainder of the mine life is shown in Table 13.6.

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Fortitude Gold Corporation115

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Table 13-6 Mine Production Schedule

Description	Unit	2023	2024	2025	Total
Waste Mined	tonnes	762,925	451,059	-	1,213,983
Ore Mined	tonnes	269,075	152,777	-	421,852
High Grade Ore	tonnes	243,120	106,695	-	349,814
Low Grade Ore	tonnes	25,956	46,082	-	72,038
Total Material Mined	tonnes	1,032,000	603,836	-	1,635,836

Ore Gold Grade Mined	g/t	4.17	1.83	-	3.32
High Grade Mined	g/t	4.56	2.42	-	3.91
Low Grade Mined	g/t	0.49	0.46	-	0.47

Gold Ounces Mined	oz.	36,037	8,981	-	45,018
High Grade Ounces Mined	oz.	35,629	8,293	-	43,922
Low Grade Ounces Mined	oz.	408	688	-	1,096

Ore Crushed	tonnes	660,000	253,668	-	913,668
High Grade Ore Crushed	tonnes	308,402	106,695	-	415,096
Low Grade Ore Crushed	tonnes	351,598	146,973	-	498,572

Ore Gold Grade Crushed	g/t	2.30	1.31	-	2.02
High Grade Crushed	g/t	4.33	2.42	-	3.84
Low Grade Crushed	g/t	0.52	0.50	-	0.51

Gold Ounces Crushed	oz.	48,733	10,650	-	59,383
High Grade Ounces Crushed	oz.	42,896	8,293	-	51,189
Low Grade Ounces Crushed	oz.	5,837	2,357	-	8,194

Note – Numbers may not add due to rounding.

13.8Mining Operations

Mining Operations are conducted by a contractor. Original plans called for WLMC to mine and process an approximate average of 54,400 tonnes (60,000 short tons) of ore per month over a period of 48 months including approximately 4 months of pre-production development and construction and 3 months of residual leaching. The mine was scheduled to be in operation 24 hours per day, 7 days per week (24/7) for the duration of the mine life.

Ore is conventionally drilled and blasted in 6 m (20 ft) benches.  The ore is loaded with a 992 front-end loader into 91-tonne (100-short ton) capacity mine haulage trucks and hauled to the ore processing area or the waste rock dump facility

13.8.1Ore Control

During mining operations, blasthole samples are collected and assayed to provide control for ore and waste segregation. The resulting information is used to assign a material type to the blocks representing the active benches.  Each block is assigned a destination code based on classification of the material (ore, oxidized waste, or unoxidized waste).  Following assay and ore/waste designation, visual identification of

22 February 2023

Fortitude Gold Corporation116

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

unoxidized waste is made by site geologists and compared to the mine block model.  Waste blocks from the mine model that contain unoxidized waste are identified on the ore control maps and distinguished by ore control stakes in the pit. The tonnage of this material is tracked by WLMC geologists and the mine production reporting system.

13.8.2	Shift Schedule

Table 137 shows the approximate number of shifts and hours per shift over the LOM.

Table 13-7 Approximate Production Shift Schedule

13.8.3	Manpower

During production, mining operations require three crews operating on ten to twelve-hour rotating shifts.  Mining crew manpower during the peak production years shall include a total of 42 equipment operators, 3 maintenance personnel and 7 salaried and 2 support personnel.

13.8.4	Blasthole Drilling

Blasthole drilling is done with track-mounted blasthole drills. Blasthole drilling in and around the ore zones is being performed with a Caterpillar MD5150 top hammer drill. It was assumed that the MD5150 continued to drill all of the ore and an equivalent tonnage of waste material surrounding that ore with 14 cm (5.5 in) diameter holes in the Isabella Pearl mining area. This additional waste is included in the estimate as the ore and waste boundaries are more difficult to define.

Waste drilling with the MD5150 is with a 4.6 m (15 ft) 4.6 m (15 ft) pattern on the 6.1 m (20 ft) bench with 1.2 m (4 ft) of subdrilling. The hole diameter is 14 cm (5.5 in).  Drilling is done with a 15 cm (6 in) downhole hammer on 14 cm (5.5 in) drill steel.

13.8.5	Blasting

The blasting contractor is responsible for loading the blastholes and initiating the blasts. The hole loading sequence starts by lowering a 0.45 or 0.91 kg (one or two-pound) booster (depending on hole size) attached to a non-electric blasting cap down the hole. The mine is dry and Ammonium Nitrate and Fuel Oil (ANFO) are used as the primary blasting agent. Bulk ammonium nitrate prills are delivered to an on-site storage silo. A blasthole loading truck transports the prill to the shot pattern, mix the prill with fuel oil (diesel) and a measured amount of powder is loaded into each hole. The remaining part of the hole is filled with drill cuttings or crushed rock (stemming) to control the blast energy and minimize fly rock. Once the holes are loaded, the lead lines to the blasting caps are tied together with a series of downhole and surface delays to control the blast.

To minimize operational delays, blasting occurs during the lunch break or between shifts.

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Fortitude Gold Corporation117

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

The powder factor (pounds of explosives per short ton of rock) is 0.45 for waste drilled with the MD5150. When drilling the ore pattern, the MD5150 targets a 0.6 powder factor. The higher powder factor in ore is to maximize the gold recovery by achieving better fragmentation. Target size for blasted ore to achieve planned recovery is 80% finer than 15 cm (6 in).

In addition to loading the blastholes and initiating the blast, the blasting contractor supplies prill silos, explosive magazines, an ANFO mixing and loading truck, and a skid steer loader to stem the holes.  The contractor also supplies inventory control for the blasting agents and supplies and be responsible for regulatory control of the blasting materials.  Cost for these services was included in the economic analysis.

13.8.6	Equipment

The life of mine (LOM) equipment list is provided in Table 13-8.

Figure 13-8 LOM Equipment List

Equipment Type	Unit Make	Quantity
Rubber Tired Loader	Caterpillar 992K Loader	1
Rubber Tired Loader	Caterpillar 988K Loader	1
Excavator	Hitachi 1200	1
Excavator	Hitachi 850	1
Haul Truck	Caterpillar 777	5
Tracked Dozer	D8 Dozer	1
Tracked Dozer	D9 Dozer	1
Motor Grader	Caterpillar 14M Motor Grader	2
Lube Truck	Peterbilt 348 Fuel/Lube Truck	1
Water Truck	Caterpillar 769	2
Mechanic Truck	Peterbilt 337 Service Truck	1
Mechanic Truck	Freightliner M2 Service Truck	1
Blasthole Drill	Caterpillar MD5150	1
Blasthole Drill	Caterpillar 6200	2

13.8.7	Ancillary Mining Operations
13.8.7.1	Site Preparation

Growth medium has been scalped from the site footprint, where growth medium occurs. It was bulldozed into stockpiles where it can be loaded and trucked to designated areas for use in reclamation.

13.8.7.2	Drainage Preparation

WLMC facility design includes a system of stormwater diversion ditches to divert runoff around the crushing and process areas and into natural drainages. Stormwater diversion channels have been constructed to safely transport the peak flow from a 100-year/24-hour storm event.

The goal of the drainage and sediment control plan is to convey runoff from mine area and upstream undisturbed areas through the mine site in a manner that protects the site areas and prevents degradation of downstream water quality. The drainage and sediment control plan was designed to require no maintenance through re-establishment and stabilization of natural drainages. All drainages crossed by

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Fortitude Gold Corporation118

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

haulage, exploration and vehicle access roads will be opened up during re-grading. The resulting channels will be of the same capacity as up and down-stream reaches, will be made non-erosive by the use of surface stabilization techniques (rip-rap) where necessary, and ultimately revegetated. Best Management Practices (BMPs) have been followed during construction and operation and shall continue during reclamation to minimize sedimentation from disturbed areas.

13.8.7.3	Site Reclamation

Reclamation of the major facilities on site has been conducted using the mining fleet. Some concurrent reclamation has been possible without interfering with operations. Concurrent reclamation has been accounted for in the current production schedule.

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Fortitude Gold Corporation119

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

14	Processing and Recovery Methods
14.1	Process Description Summary

Metallurgical test work has validated that Isabella Pearl oxidized ores are amenable to gold and silver recovery by cyanidation. The most economically effective process has been identified as conventional heap leaching of crushed ore, and to a lesser extent ROM ore, followed by absorption/desorption recovery (ADR) and refining to produce doré bars. The estimated recovery of gold from all crushed ore is 81%. The estimated gold recovery of ROM ore previously placed on the heap leach is 60%.

The general layout consists of the heap leach pad area which covers about 177,000 m2 (1.9 million ft2) and provides containment for 5.0 million tonnes (5.5 million short tons) of ore. The leach pad is a modified valley fill with a double liner system. A berm ranging from 1 to 5 m (3.3 to 16.4 ft) has been constructed along the sides and downstream (south) edge of the pad. The ADR plant consists of five 2 m (7 ft) diameter vertical adsorption towers in series with a carbon screen on the barren discharge; a 2.7 tonne (3 short ton) carbon-stripping plant with a carbon conditioning and sizing screen; and barren and pregnant solution tanks. The ADR plant design flowrate is 88 liters per second (1,400 gpm). Electro-winning is done in a 150-ft3 electrolytic cell. Smelting is done in a T-200 melt furnace. Figure 141 shows a simplified schematic of the Isabella Pearl mine flowsheet.

The pad liner system consists of 15 cm (6 in) of prepared subgrade overlain by a geomembrane sandwiched clay liner (GCL) which in turn is covered by a 60-mil high density polyethylene (HDPE) geomembrane. The heap distribution (leaching solution) system consists of two 1400 gpm pumps with variable speed controllers and a network of 15 cm (6 in), 8 cm (3 in) and 1.3 cm (½ in) piping connected to drip emitters. The ore is leached via emitters at a solution application rate of 0.005 gpm/ft2. The leachate flows by gravity through the heap and is gathered in collector piping and exits each side of the leach pad through 25.4 cm (10 in) solid HDPE pipes resting in double-lined exit notches (ditches).

The pregnant cyanide solution is pumped from the pregnant tank to a feed box in the carbon-in-column (CIC) circuit where it is contacted with activated carbon completing the extraction of the gold via carbon adsorption. The CIC circuit consists of five columns in a series. Solution from the last column overflows to the barren tank where liquid sodium cyanide, fresh water and anti-scalant is added on an as needed basis prior to the solution returning to the heap leach pad for additional leaching of the ore. The pregnant strip solution is electrolyzed at the on-site facility and the cathode sludge dried, blended with fluxes, and melted to produce doré bullion for shipment to a refiner.

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Fortitude Gold Corporation120

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

LEGEND
PROCESS FLOW
BYPASS ALTERNATIVE FLOW
ANCILLARY OR REAGENTS FLOW
INTERMITTENT FLOW
GAS/AIR FLOW
CARBON FLOW
DOZER
STOCKPILE
WASTE DUMP,
EXISTING HEAP LEACH
LOADER
PRIMARY CRUSHING
GRIZZLY
DUMP HOPPER
VIBRATORY
FEEDER
JAW
CRUSHER
PRIMARY CRUSHER
DISCHARGE
MOBILE CONVEYOR
SECONDARY
SCREEN
FEED
MOBILE CONVEYOR
SECONDARY
SCREEN
SECONDARY
CRUSHER
SECONDARY CRUSHING
TRANSFER
CONVEYOR
TERTIARY CRUSHING
SCREEN
DISCHARGE
CONVEYOR
MAINTENANCE
STOCKPILE
LOADER
LIME SILO
BYPASS
RADIAL STACKER
SCREW FEEDER
AGGLOMERATOR
FEED
CONVEYOR
PRECIP. EVAP
LEACH PADS
LEACH PAD
RADIAL STACKING
CONVEYOR
TRANSFER CONVEYORS
(GRASSHOPPERS)
TRANSFER CONVEYORS
(GRASSHOPPERS)
OVERLAND
CONVEYORS
PREGNANT
SOLUTION PUMPS
(1+1)
PREGNANT
SOLUTION
TANK
O'FLOW
RECYCLE
SOLUTION PUMPS
(1+1)
OVERFLOW
BARREN POND
OVERFLOW
CONVEYING & STACKING
AGGLOMERATION
PREGNANT & RECYCLE
SOLUTIONS
FEED BOX
CARBON
SIZING
SCREEN
CARBON ADVANCE
PUMPS (5)
CARBON ADSORPTION
COLUMNS (5)
ADSORPTION
ACID WASH
ACID WASH/
NEUTRALIZATION
TANK
HYDROCHLORIC ACID
CARBON
SAFETY
SCREEN
CARBON
DRUMS
ACID
MIX
TANK
ACID
NEUTRALIZING
TANK
CARBON
STRIPPING
HEAT
EXCHANGER
CARBON
STRIP
COLUMN
STRIP
SOLUTION
HEATER
TO
ATMOSPHERE
ELECTROWINNING
ELECTROWINNING
CELL
CATHODE
WASH BOX
SLUDGE FILTER
PRESS
TO
SCRUBBER
MERCURY RECOVERY
MERCURY RETORT
BARREN
SOLUTION TANK
BARREN
SOLUTION
TRANSFER PUMPS
(1+1)
CARBON CONDITIONING
TO SCRUBBER
STRIPPED
CARBON
SCREEN
KILN
FEED
HOPPER
CARBON
REGENERATION
SMELTING
FURNACE
DORE
CARBON
ATTRITION
TANK
CARBON
QUENCH TANK
CARBON
REGENERATION
KILN
DEWATERING
SCREEN
BARREN STRIP
SOLUTION TANK
REFINING

Figure 14-1 Simplified Schematic of Isabella Pearl Mine Flowsheet

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Fortitude Gold Corporation121

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

14.2	Plant Design and Equipment Characteristics
14.2.1	Primary Crushing and Fine Crushing

The Isabella Pearl higher-grade ore above the 0.61 g/t Au cut-off is being crushed to P80 5/8”. This is accomplished with a two-stage portable crushing plant with a 250 tonne (276 short ton) per hour capacity.

The higher-grade ore is first be trucked from the open pit to a stockpile located close to the primary crushing circuit. A front-end loader then feeds the higher-grade ore to the crushing circuit. The ore is then be placed into a stationary grizzly located above the hopper that prevents oversize material from making its way into the crusher cavity. A 1.2 m (4 ft) x 6.1 m (20 ft) vibrating grizzly feeder draws ore into the jaw crusher. The minus 5 cm (2 in) grizzly feeder undersize material bypasses the crusher and combines with the crusher product on the crusher discharge belt conveyor.

Ore is crushed and screened with the final product 80 percent passing 1.6 cm (5/8 in) conveyed and stacked in a crushed ore stockpile or transported by a series of stacker conveyors to the heap leach pad. A series of several mobile, grasshopper-type conveyors are added or removed as required dependent upon the stacking location on the pad. The final conveyor is a radial-type mobile stacker that places ore in lifts of up to 8 m (26 ft) in height. Lime addition is at the first stacker conveyor by means of silo and screw feeder. All mechanical components of the crushing circuit are semi-mobile, which allows for a complete circuit relocation. Water sprays are utilized for dust suppression at the crusher feed hopper and at transfer points for the screen undersize material.

14.2.2	Heap Leach Pad and Solution Ponds

Detailed designs of the Isabella Pearl Heap Leach Pad were prepared under the Water Pollution Control Permit (WPCP) and was approved by the NDEP and BLM on June 23, 2017. The current design for the leach pad area as approved in 2021 and covers about 177,000 m2 (1.9 million ft2) and provides containment for 5.0 million tonnes (5.5 million short tons) of ore. The leach pad is a modified valley fill with a double liner system. A berm ranging from 1 to 5 m (3.3 to 16.4 ft) has been constructed along the sides and downstream (south) edge of the pad.

The pad liner system consists of 15 cm (6 in) of prepared subgrade overlain by a sandwiched geomembrane clay liner (GCL) which in turn is covered by a 60-mil high density polyethylene (HDPE) geomembrane. Leachate gathered in collector piping exits each side of the leach pad through 25 cm (10 in) solid HDPE pipes resting in double-lined exit notch (ditch). The primary 60-mil HDPE upper liner in the ditch has been welded to the leach pad primary liner. GCL installed for secondary containment beneath the leach pad overlaps the secondary liner of the exit notches by a minimum of 6 m (20 ft). Any seepage collected between the leach pad primary and secondary liners reports to the pregnant pond or the barren/stormwater pond via the pipe containment ditches. The heap design allows for direction of pregnant solution to the pregnant pond or from either the pregnant pond or the barren/stormwater pond to the barren tank or between ponds through the 0.9 m (3 ft) weir should the need arise. The heap distribution (leaching solution) system consists of two 600-1400 gpm pumps with variable speed controllers and a network of 15 cm (6 in), 8 cm (3 in) and 1 cm (½ in) piping connected to drip emitters.

Convergent Mining Associates, LLC 31 January 2022

Fortitude Gold Corporation122

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

The estimated recovery of gold from crushed material is 81%. The estimated gold recovery of minor amount of ROM material placed on the leach heap is 60%.

The original general arrangement of the heap leach pad and ponds is in Figure 142 (Note: view is rotated with north to left and scale is exaggerated 1:5). In 2021, the heap leach pad was expanded as shown in Figure 15.1.

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Fortitude Gold Corporation123

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

CRUSHER PAD
LEACH PAD 'CELL 2'
LEACH PAD 'CELL 1'
PROCESS AREA
OFFICE
ASSAY LAB
DIVERSION CHANNEL
GENERATOR AREA
PROPERTY LIMITS
PROFESSIONAL ENGINEER-STATE OF NEVADA
JOHN D. WELSH
6-30-18
CIVIL
No. 6296
2-27-17
GRAPHIC SCALE
100 0 50 100 200 400
(IN FEET)

Figure 14-2 General Arrangement for the Original Isabella Pearl Heap Leach Pad and Ponds.

Convergent Mining Associates, LLC 31 January 2022

Fortitude Gold Corporation124

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

14.2.3	Adsorption-Desorption-Recovery (ADR) Facility

The pregnant cyanide solution passes through carbon adsorption columns and the barren solution is reconstituted with sodium cyanide and lime and returned to the heaps. The pregnant strip solution is electrolyzed at the on-site facility and the cathode sludge is dried, blended with fluxes, and melted to produce doré bullion for shipment to a refiner. The process plant and heaps at the Isabella Pearl mine are operated seven days per week and 24 hours daily.

The following process criteria were used for the design of the heaps and plant:

●	Adsorption plant design flowrate: 1,400 gpm
●	Solution application rate: 0.005 gpm/ft2 using emitters
●	Power: Diesel generators

The plant consists of five 2 m (7 ft) diameter vertical adsorption towers in series with a carbon screen on the barren discharge; a 2.7 tonne (3 short ton) carbon-stripping plant with a carbon conditioning and sizing screen; and barren and pregnant solution tanks. Electro-winning is being done in a 4.2 m3 (150-ft3) electrolytic cell. Smelting is done in a T-200 melt furnace. The strip heater and the furnace are propane fired.

Scotia International of Nevada, Inc. (Scotia) designed and constructed the ADR plant for the Isabella Pearl mine. The ADR plant layout is illustrated on Figure 143.

Convergent Mining Associates, LLC 31 January 2022

Fortitude Gold Corporation125

Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

MERCURY DEEP BED SCRUBBER SR-001
CARBON DEWATERING SCREEN SC-009
KILN WET SCRUBBER WW-001
KILN FAN FA-002
DEEP BED SCRUBBER FAN FA-002
INLINE HEATER HE-001
CARBON FEED HOPPER TANK TK-012
KILN CONTROL PANEL
KILN SUMP PP-031
TRANSFER PUMP PP-017 (BELOW)
LEAN-TO
CARBON QUENCH TANK TK-018
CARBON REGENERATION KILN KN-001
H.P. CONC. 100'-0"
DUST COLLECTOR DC-001
GAS MELTING FURNACE MF-01(T-200)
VAULT
ACID TANK PUMP-PP-020
ACID SUMP PP-018
ACID WASH VENT FAN FA-001
DILUTE CAUSTIC PUMP PP-014
CARBON FINES TANK AGITATOR AG-006
CARBON FINES FILTER PUMP PP-019
CARBON FINES FILTER PRESS FP-001
CARBON FINES TANK TK-012
DILUTE ACID TANK TK-005
DILUTE ACID PUMP PP-014
DILUTE ACID TANK AGITATOR AG-003
APRON
OVERHEAD DOOR
DEMISTER DM-002
INLINE HEATER HE-002
EW VENT FAN FA-005 (ON ROOF)
RETORT RT-01
ACID WASH CARBON TRANSFER PUMP PP-016
MCC-01 PANEL
ACID WASH TANK TK-008
DILUTE CAUSTIC TANK TK-007
DILUTE CAUSTIC TANK AGITATOR AG-004
EYE WASH/SHOWER EWS-02
MAINT. AREA
NEW CARBON CONDITIONING FEED HOPPER HP-001
NEW CARBON CONDITIONING TANK TK-013
OFFICE/ LUNCH ROOM
STRIP VESSEL TK-003
STRIP COLUMN DRAIN PUMP PP-008
HOT WATER RECIRCULATION PUMP PP-007
CARBON SIZING SCREEN SC-011
SLUDGE FILTER PRESS FP-002
REFINERY SUMP PP-002
HOIST & MONORAIL HT-001
PRIMARY HEAT EXCHANGER HX-001
WATER HEATER EXPANSION TANK TK-005
BOILER
WATER HEATER WH-01
LOADED CARBON TANK TRANSFER PUMP PP-005
WOMEN RESTROOM
TRAY SCRUBBER TS-001
CATHODE WASH TANK TK-004
EW CELL EW-001
CATHODE WASH TANK AGITATOR AG-002
PRIMARY COOLING EXCHANGER HX-002
AGITATOR AG-005
NEW CARBON TRANSFER PUMP PP-017
TRAY SCRUBBER FAN FA-003
E/W PRECIPITATE TANK TK-015
E/W TANK TK-010
MEN RESTROOM
LOADED CARBON STORAGE TANK TK-016
FRESH CARBON TANK TK-011
DISTRIBUTION BOX DB-001
RECTIFIER RT-001
PRECIPITATE/CATHODE PUMP PP-012
BARREN SOLUTION TANK TK-001
CARBON SUMP PP-032
TRENCH
PREGNANT SOLUTION PUMP PP-004
SECONDARY COOLING EXCHANGER HX-003
AGITATOR AG-01
EYE WASH/SHOW. EWS-03
CARBON SAFETY SCREEN SC-002
STEADY HEAD TANK TK-002
PREGNANT SOLUTION TANK TK-022 3000 GAL. CAP
PREGNANT SOLUTION PUMP PP-011
BARREN STRIP SOLUTION PUMP PP-009
CARBON COLUMN CC-005
CARBON COLUMN CC-004
CARBON COLUMN CC-003
CARBON COLUMN CC-002
CARBON COLUMN CC-001
PREGNANT STRIP SOLUTION TANK TK-010
BARREN STRIP SOLUTION TANK TK-009
PROCESS WATER PUMP PP-001
CAUSTIC PUMP PP-022
CYANIDE PUMP PP-021
CYANIDE PUMP PP-018
TRASH SCREEN SC-001
CARBON TRANSFER PUMP PP-003
CAUSTIC STORAGE TK-019
CYANIDE SOLUTION TK-020
EYE WASH/SHOWER EWS-01
ISSUED FOR CONSTRUCTION
DATE: 02/01/2017
REGISTERED PROFESSIONAL ENGINEER STATE OF NEVADA
D. SCOTT ELLIS
22 FEB 17
CIVIL
No. 8769
14'-8"
20'-2¾"
16'-10⅜"
33'-2¾"
14'-0½"
52'-1½"
51'-3½"
6'-11⅞"
43'-3"
20'-0"
4'-3¾"
51'-8⅝"
159'-8¾"

S.I.O.N.
Sedia International of Nevada, Inc.

GOLD RESOURCE CORP.
ISABELLA PEARL DEVELOPMENT PROJECT
GENERAL ARRANGEMENT
PLAN VIEW

16-16770-201

Figure 14-3 ADR Plant General Arrangement

Convergent Mining Associates, LLC 31 January 2022

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

14.2.4	Major Process Equipment List

The process equipment was selected and sized based on the process design criteria. Table 141 lists the original major process equipment along with the number of units required and specifications.

Table 14-1 Major Process Equipment for the Isabella Pearl Mine

Equipment	Qty	Dimensions	hp	Manufacturer	Comment
Crushing/Screening/Stacking:
Jaw Crusher	1	25” x 50”	150	Telsmith	H2550
Cone Crusher	1	44”	300	Telsmith	T300
Grizzly Feeder	1	48” x 20’	50	Telsmith	Portable
Vibrating Screen	1	6’ x 20’	40	Telsmith	Portable
Lime Silo	1
Grasshoppers	15	30” x 125’	20	Superior	Portable
Radial Stacker	1	30” x 158’	77	Superior	Portable
Control Room	1	12’ x 40’			Portable
Loader	1	988		Caterpillar
Dozer	1	D9 Dozer		Caterpillar
Leaching:
Process Solution Pond Pump	1	500-600 gpm	25	Flygt
Barren/Stormwater Pond Pump	1	500-600 gpm	25	Flygt
Pregnant Solution Tank Pump	1	1,400 gpm	50
Barren Solution Tank Pump	2	1,300 gpm (each)	125	Birkley
ADR Plant:
Carbon -In-Column Circuit:
Carbon Column	5	¼ x 7’ dia. x 16’ ½” H w/Launder		Scotia	3 T Carbon Capacity
Carbon Safety Screen	1	12'-3.5" x 3'-6.25" x 1'		Johnson	Static
Acid Wash & Regeneration:
Acid Wash Vessel	1	3 TM of carbon		Scotia
Regeneration Kiln	1	29'-2-3/8" x 4'-1-5/8" x 6'4"		Scotia
Carbon Fines Filter Press	1	185.13" x 56.85" x 64.55"		Evoqua
Carbon Sizing Screen	1	15’ x 10’		Scotia
Strip Circuit:
Strip Vessel	1	5' x 12' H		Mark Steel	3 T Carbon Capacity
Boiler	1	70" x 76" 54"		Lattner
Heat Exchangers	1	42" x 12.125" x 15.7"		B&G
Electrowinning Circuit:
Electrowinning Tank	1	1/4" x 3'9" x 12' long x 3'2"H		Scotia
Rectifier	1	3000 AMP		Dynapower
Filter Press	1	127.55" x 34.64" x 51.38"		Evoqua
Smelting:
Smelting Furnace	1	T200		Scotia

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Mercury Retort and Handling:
Retort	1	5 cu. ft	Scotia
Mercury Deep Bed Scrubber	1	1/4" x 7' dia. X 6' H	Scotia
Reagent Handling:
Sodium Cyanide Storage Tank	1	6,000 gal
Caustic Storage Tank	1	1,200 gal
Hydrated Lime Silo	1	45,000 lb
Activated Carbon Bags	1	1,100 lb
Antiscalent Tote	1	50 gal
Hydrochloric Acid Tote	1	660 gal
Gasoline Tank	1	1,000 gal
Diesel Tank	2	10,000 gal
Laboratory:
Sample Preparation	1	1 Lot
Atomic Adsorption Machines	2	Avarian 4 lamp	Aliegent Technology
Fire Assay	2	Phermolyne 30400	Barnstead	Electric

14.2.5	Assay Laboratory

The assay laboratory facility is capable of performing more than 100 atomic absorption spectrometry analyses (AAS) and 20 fire assay analyses per day have been installed at the Isabella Pearl mine office complex. The sample preparation area has drying ovens, crushing and pulverizing and splitting equipment and pulp weighing for up to 100 samples per day. The sample preparation area has a dedicated ventilation system for dust control. The fire assay section has one large electric furnace for fusion and one smaller furnace for cupellation. The fire assay section has a dedicated ventilation system. The AAS section has hot plates, centrifuges and an acid fuming hood for 3-acid digestion. A multi-element AAS machine has been installed for analyses of Au, Ag and other elements. The building also has metallurgical laboratory. The metallurgical laboratory has wet and dry screen sizing equipment, bottle rolling equipment, filtering equipment and equipment for up to six column tests. The ADR plant has an identical multi-element AAS machine for routine plant and heap solution assays. Samples requiring fire-assay check analyses for ore, waste and carbon are sent to an outside commercial lab.

The assay laboratory work schedule is five, ten-hour days. Fire assaying is done five days per week. AAS analysis and sample preparation works six days per week. The assay laboratory is staffed to provide five, ten-hour days for the personnel.

14.3	Energy, Water, Material and Personnel Requirements
14.3.1	Power

Power is supplied by three diesel-powered electric generators, one 1500 kW generator on-line, one 1500 kW generator on standby and one 200 kW generator on standby for the production wells to generate power for the well pumps if the need arises.  The total connected force in the plant, including the crushers,

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

is approximately 1,567 hp. WLMC has installed 4160-volt direct burial power lines from the generator yard throughout the site and to the production wells.

14.3.2	Water Supply

The peak make-up water requirement for the mine is approximately 126 gpm. The water source for the mine is from three production wells located south of the mine site. These wells are equipped with submersible pumps, pumping to a 757,100 to 946,400 liter (200,000 to 250,000 gallon) non-potable storage tank located near the contractor’s yard. The pumps are powered by a 1500 kW generator located near the ADR Plant.

14.3.3	Major Reagents

Reagents utilized at the Isabella Pearl mine processing facility include:

●	Hydrochloric acid
●	Caustic soda
●	Sodium cyanide
●	Activated carbon
●	Antiscalant
●	Lime

Liquid sodium cyanide, antiscalent, hydrochloric acid, and lime are received in bulk quantities and stored in tanks, totes or silos. The hydrochloric acid is delivered in totes, caustic soda delivered by truck and stored in a tank, the antiscalant shipped to the site in totes and the activated carbon arrives in super sacks. Mix systems are provided for the antiscalant and an attrition system is used for preparation of the activated carbon. Major reagent consumption is shown in Table 142.

Table 14-2 Major Reagent Consumption

Reagent	Use
Sodium Cyanide	0.75 kg/t (1.5 lb/T)
Lime	17.0 kg/t (6.0 lb/T)
14.3.4	Labor Requirements

Labor requirements are divided into three sets: 1) 10 hours, 4 days per week, 2) 12 hours, 6 days per week, and 3) 12 hours, 7 days per week schedules. Management and technical labor are listed in Table 143. The total processing plant and analytical laboratory labor requirement is 18 workers.

Table 14-3 Labor Summary

Category	Roster	Total
Management and Technical	10 hr. / 4-day Schedule	4
Hourly Scheduled Labor	10 hr. / 4-day Schedule	4
Hourly Scheduled Labor	12 hr. / 6-day Schedule	7
Hourly Scheduled Labor	12 hr. / 7-day Schedule	3
	Totals	18

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

15	Infrastructure
15.1	Infrastructure Summary

Access to most elements of the Isabella Pearl mine is provided by pre-existing gravel and paved roads. The main haulage road to the waste rock dump site and the ore preparation/heap leach site were designed to accommodate 91-tonne (100-short ton) capacity mine haulage trucks, requiring two-way traffic travel and safety berms.

The ADR plant, where gold and silver are stripped from pregnant solutions, are housed in a pre-engineered 21 m (69 ft) x 39 m (128.33 ft) structure consisting of steel ribs (struts) covered by insulation and tin siding, erected on a concrete slab. Two electric generators (plus fuel tanks) are in the ADR area. The west end of the ADR area is occupied by the ADR processing plant building. Pregnant solution and barren/stormwater ponds were designed to be near the center of the ADR area. The entire ADR area is enclosed by cyclone fencing.

An assay laboratory and preparation facilities are located are located east of the barren/stormwater pond. Nearby office trailers house on-site administrative staff including the general manager, mine, environmental and safety managers as well as accounting, engineering, geology, metallurgy, and surveying staff. Contractors utilize a site north of the ore preparation area on which they have placed their own shop. A septic system with a leach field services the ADR plant, laboratory, and offices. A second septic system services the ore preparation area, mine, and contractor’s shop. A pipeline with industrial water from a non-potable water storage tank services the ADR plant, laboratory, office, and contractor’s shop. Potable water for drinking is being supplied from bottles.

Power is supplied by three diesel-powered electric generators. One 1500 kW generator is on-line, one 1500 kW generator is on standby, and one 200 kW generator is on standby for the water production wells to generate power for the well pumps on an as-needed basis. The total connected electrical force in the plant, including the crushers, is approximately 1,567 hp. WLMC has installed 4,160-volt direct burial power lines from the generator yard throughout the site and to the production wells. Fuel for the generators is stored in two above-ground tanks on graded areas with HDPE-lined floors and berms for secondary containment to provide emergency capture of 110-percent of the largest fuel tank/vessel volume.

Industrial water is supplied from three production water wells. Production Well #2 (IPPW-2) was completed in September 2013 to a depth of 128 m (420 ft) and is upgradient from both the heap leach and open pit. Production Well #1 (IPPW-1) was installed in October 2016 to a depth of 396 m (1,300 ft) and is located south of the processing facility. A third production water well (Well #3) was installed in 2019, about 400 meters southwest of Well #1. Permits for the WLMC production water wells and a maximum of 484-acre feet of water annually (300 gpm 24/7) have been issued by the Nevada State Engineer. A 757,000 to 946,250 liter (200,000 to 250,000 gallon) non-potable water tank is located near contractor’s yard. The tank is approximately 13.4 m (44 ft) in diameter and 6.1 m (20 ft) high.

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Isabella Pearl Mine                                                                                                 S-K 1300 Technical Report Summary

Figure 151 shows the current general site arrangement layout of the facilities including location of the ADR plant to the expanded heap leach pad, pit and waste dumps, water well locations, water supply line, and references to infrastructure items in Table 151.

Table 15-1 Infrastructure Items and Specifications

Mine Component	Acres Authorized Disturbance	Acres Proposed New Disturbance	Total Acres Disturbance
Roads	61.8	(3.9)	57.9
Leach Pad, Mine Pits, Waste Rock Dump, Borrows and Stockpiles	204.5	58.2	262.7
Yards	18.9	0	18.9
Sediment & Drainage Control	7.7	0	7.7
Grand Total	292.9	54.3	347.2

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Figure 15-1 : General Site Arrangement

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16	Market Studies

16.1	Contracts and Status

A market study for the gold and silver products was not undertaken for this technical report. Gold and silver are publicly traded, and the price estimate for this report is based on the analysis by WLMC and available consensus 2023 – 2024 average pricing (CIBC, 2023). WLMC has determined that the best prices to use for Isabella Pearl mine planning is $1,750 per ounce of gold and $21 per ounce of silver. Gold and silver are the only metals for which WLMC is paid pursuant to refining contracts. Given the relatively short mine life and that the operation is already in production, the QP believes that this price correctly demonstrates the value of the project.

This study assumes a static price curve for the gold market price. In the economic evaluations, the gold price was set at $1,750/oz based on the consensus 2023 – 2024 average pricing (CIBC, 2023). This price was lower than the London Fix Price of $1,812 on December 31, 2022, the effective date of this mineral resource and reserve estimate.

Terms for an off-take and smelting agreement are based on refinery agreements established with highly respected, internationally accredited, precious metals refineries and mints located throughout the world. For the Isabella Pearl mine, the delivery terms, penalties and payment schedule are generally described as follows:

●	Upon pick up of the doré bars by the transport service, WLMC provides to refiner shipping documents with estimated quantities of contained gold and silver in the bars. Risk of loss transfers upon pick up at the mine site.
●	Refiner provides provisional payments to WLMC on the majority of the ounces, generally within 2 days of shipment, and notifies WLMC of the total ounces available for early settlement.
●	WLMC and refiner then agree on a transaction price for those ounces at the current spot price. The remaining ounces are not priced until final weights and assays are agreed upon, which is usually within 2 weeks from shipment.
●	Once final content of gold and silver are agreed upon, refiner and WLMC price the ounces remaining at the current spot price. Contractual deductions are immaterial and WLMC is paid for nearly 100% of the agreed content of the bars.
●	Penalties due to any deleterious elements have not been levied in the past and are not expected in the future.

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17	Environmental Studies, Permitting and Social or Community Impact

17.1	Environmental Liabilities and Permitting
17.1.1	Environmental Liabilities

Site investigations by Great Basin Ecology, Inc. (GBE), Elko, Nevada, in June 2009 and 2017 (Back, 2009; GBE, 2017) did not indicate any environmental liabilities or the presence of endangered plants or species.

Previous mining at the Isabella Pearl site was conducted in 1978 by a local resident, Mr. Joe Morris. A small heap leach facility was constructed with approximately 1,361 tonnes (1,500 short tons) of crushed material. All existing leach material and contaminated subgrade soil from the Joe Morris Heap Leach Pad has been placed on the WLMC heap leach pad as part of the 45.7 cm (18 in) of liner cover. As of 1 October 2019, the Final Closure Report of the Joe Morris Heap Leach was approved by the State of Nevada and the BLM, with all reclamation actions successfully performed by WLMC. The successful closure of the Joe Morris Heap Leach removed the facility as an environmental liability for WLMC.

WLMC has conducted mineral exploration activities at the Isabella Pearl site and is currently liable for reclamation of the associated disturbances. Liabilities associated with the exploration activities have been incorporated into the Plan of Operations and approved by both the BLM and the State of Nevada.

17.1.2	Required Permits and Status

The Isabella Pearl mine is located approximately 8.4 km (5.2 mi) northwest of the town of Luning, at the west foot of the Gabbs Valley Range located in Mineral County, Nevada. The location and current land ownership position (i.e., public land ownership) mean that the mine is being held to permitting requirements that are determined to be necessary by Mineral County, the State of Nevada, and the U.S. Department of the Interior BLM, Stillwater District Office, Stillwater Field Office.

To date, all of the primary permits for operation have been acquired and are in good standing. This includes the BLM 43 CFR § 3809 POO and State of Nevada, Department of Conservation and Natural Resources (DCNR), NDEP, BMRR NAC 519A Reclamation Permit. The BLM has deemed the POO complete and authorized the NEPA Environmental Assessment (EA) of the operations. The NEPA analysis was completed and WLMC received a Record of Decision (ROD) on May 15, 2018.

In 2021, WLMC submitted a POO Modification for the expansion of the existing heap leach facilities, open pit mine plan, and revised sulfide waste stockpile area. In August 2021 the BLM issued a Decision of NEPA Adequacy (DNA) for the POO Modification. As of September 2021, all necessary permit approvals were obtained from the BLM, the State of Nevada, and Mineral County in relation to the POO Modification. Table 171 below lists the environmental permits that are applicable to the Isabella Pearl mine.

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The approved changes were found to not result in a divergence of any exploration, mining, or processing operations, nor will the approved changes result in mining of ore and waste divergent from what has already been characterized. The approved changes would not result in a significant increase in proposed disturbance, nor would result in a significant increase in the overall area of the Plan Boundary. Therefore, the information, conclusions, studies, etc. contained within the Plan of Operations and Reclamation Plan for the Isabella Pearl Project, that was compiled by Welsh Hagen on behalf of the Company in 2018, as well as subsequent studies that have been performed, are still relevant to the actions approved.

Table 17-1 : Permits, Licenses, and Issuing Authorities for the Isabella Pearl Mine

Permit/Approval	Issuing Authority	Permit Purpose	Status
Federal Permits Approval and Registrations
Mine Plan of Operations/National Environmental Policy Act (NEPA) Analysis and Record of Decision (RoD)	U.S. Bureau of Land Management	Prevent unnecessary or undue degradation of public lands; Initiate NEPA analysis to disclose and evaluate environmental impacts and project alternatives.	Completed; in good standing
Rights-of-Way (RoW) across public lands	U.S. Bureau of Land Management	Authorization grant to use a specific piece of public land for a certain project, such as roads, pipelines, transmission lines, and communication sites	NOT REQUIRED. No Rights-of-Ways are for operation.
Explosives Permit	U.S. Bureau of Alcohol, Tobacco and Firearms	Storage and use of explosives	Held by Ledcor (Mining contractor)
EPA Hazardous Waste ID No.	U.S. Environmental Protection Agency (EPA)	Registration as a small-quantity generator of wastes regulated as hazardous	Completed; in good standing
Notification of Commencement of Operations	Mine Safety and Health Administration	Mine safety issues, training plan, mine registration	Completed; in good standing
Biological Opinion and Consultation	U.S. Fish and Wildlife Service	Only if project Threatened or Endangered Species is determined present during the NEPA analysis of the project.	Completed, with annual surveys being conducted
Federal Communications Commission Permit	Federal Communications Commission (FCC)	Frequency registrations for radio/microwave communication facilities	Held by Ledcor (Mining contractor)
State Permits, Authorizations and Registrations
Nevada Mine Registry	Nevada Division of Minerals	Required operations registration	Completed; in good standing

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Surface Area Disturbance Permit	Nevada Division of Environmental Protection (NDEP)/Bureau of Air Pollution Control (BAPC)	Regulates airborne emissions from surface disturbance activities	Ccovered under Class II
Class II Air Quality Operating Permit	NDEP/BAPC	Regulates project air emissions from stationary sources	Completed; in good standing
Mercury Operating Permit to Construct	NDEP/BAPC	Program to achieve mercury reduction via add-on control technologies	Completed; in good standing
Class 1 Air Quality Operating Permit to Construct	NDEP/BAPC	Program to achieve mercury reduction via add-on control technologies	Completed; in good standing
Mining Reclamation Permit	NDEP/Bureau of Mining Regulation and Reclamation (BMRR)	Reclamation of surface disturbance due to mining and mineral processing; includes financial assurance requirements	Completed; in good standing
Mineral Exploration Hole Plugging Permit or Waiver	Nevada Division of Water Resources (NDWR)	Prevents degradation of waters of the State	Completed; in good standing
State Groundwater Permit	NDEP/BMRR	Prevents degradation of waters of the State from surface disposal, septic systems, mound septic systems, unlined ponds, and overland flow	Not necessary (covered under WPCP)
Water Pollution Control Permit (WPCP)	NDEP/BMRR	Prevent degradation of waters of the state from mining, establishes minimum facility design and containment requirements	Completed; in good standing
Approval to operate a Solid Waste System	NDEP/Bureau of Waste Management (BWM)	Authorization to operate an on-site landfill	NOT REQUIRED. No Solid Waste Systems are for operation.
Hazardous Waste Management Permit	NDEP/BWM	Management and recycling of hazardous wastes	Completed; in good standing
National Pollutant Discharge Elimination System (NPDES) Permit	NDEP/Bureau of Water Pollution Control (BWPC)	Management of site discharges	NOT REQUIRED. No point source discharges by operation.
General Stormwater Discharge Permit	NDEP/BWPC	General permit for stormwater discharges associated with industrial activity from metals mining activities	Completed; in good standing
Permit to Appropriate Water/Change Point of Diversion	NDWR	Water rights appropriation	Completed; in good standing

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Permit to Construct a Dam	NDWR	Regulate impoundment higher than 20 ft or impounding more than 20 acre-feet	NOT REQUIRED. No process water ponds will exceed the 20/20 height or impoundment thresholds.
Potable Water System Permit	Nevada Bureau of Safe Drinking Water	Water system for drinking water and other domestic uses (e.g., lavatories)	Ongoing
Septic Treatment Permit Sewage Disposal System Permit	NDEP/Bureau of Water Pollution Control	Design, operation, and monitoring of septic and sewage disposal systems	Completed; in good standing
Dredging Permit	Nevada Department of Wildlife (NDOW)	Protection of Nevada waterways	NOT REQUIRED. No dredging.
Industrial Artificial Pond Permit	NDOW	Regulate artificial bodies of water containing chemicals that threaten wildlife	Completed; in good standing
Wildlife Protection Permit	NDOW	Stream and watershed wildlife habitat protection	NOT REQUIRED. No stream or watershed modification.
Hazardous Materials Permit	Nevada Fire Marshall	Store a hazardous material in excess of the amount set forth in the International Fire Code, 2006	Completed; in good standing
License for Radioactive Material	Nevada State Health Division, Radiological Health Section	Radioactive material licensing	NOT REQUIRED. No radioactive equipment is used
Encroachment Permit	Nevada Department of Transportation (NDOT)	Permits for permanent installations within State rights-of-way and in areas maintained by the State	NOT REQUIRED. No installations within State rights-of-way by operations.
Temporary Permit to Work in Waterways	NDEP/BWPC	Covers temporary working or routine maintenance in surface waters of the State, such as channel clearing and minor repairs to intake structures.	NOT REQUIRED. No work in waterways by operations.
Local Permits for Mineral County
Building Permits Mineral County Building Planning Department	Mineral County Building Planning Department	Ensure compliance with local building standards/requirements	Completed; in good standing
Special Use Permit	Mineral County Building Planning Department	Provided as necessary under applicable zoning ordinances	Completed; in good standing
County Road Use and Maintenance Permit/Agreement	Mineral County Building Planning Department	Use and maintenance of county roads	NOT REQUIRED. WLMC will maintain their own roads.

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17.1.3	Federal Permitting

Federal permits and authorizations are required for mining operations located on public land administered by a federal land management agency, including, but not limited to the BLM, U.S. Department of Agriculture–Forest Service, and the National Parks Service. In the case of Isabella Pearl, the mine is located on public lands administered by the BLM. As such, the operation requires all of the identified federal permits, the most important of which are approvals of the 43 CFR § 3809 POO and its subsequent NEPA analyses. WLMC submitted the POO and Reclamation Permit application and the NEPA analysis was completed, and a ROD was issued on May 15, 2018 (DOI-BLM-NV-C010-2018-0007-EA). A DNA was issued to WLMC for the POO Modification in 2021 (DOI-BLM-NV-C010-2021-0024-DNA).

WLMC has acquired the following Federal Permits and Registrations:

●	EPA Hazardous Waste #NVR000092916 (EPA)
●	Explosive Permit #9-NV-009-20-8K-00321 (Ledcor CMI Inc. - contract mining)
●	POO and Reclamation Plan #NVN86663 (BLM)
17.1.3.1	BLM Exploration Notice of Intent (NOI)

Upon completion of the POO and issuance of the ROD by the BLM, the existing exploration permit that was within the mine plan boundary was closed. The reclamation cost estimated for surface disturbance associated with ongoing exploration within the mine plan boundary is covered by the bond for the Isabella Pearl mine. This allows WLMC to continue its exploration activities within the mine plan boundary while active mining is in progress.

Surface disturbance associated with proposed exploration drilling to be conducted at the Scarlet prospect, located outside the mine plan boundary (the permitted mine area), is currently authorized under a separate BLM Notice of Intent, a summary of which, including the obligated bond amounts for reclamation, is provided in Table 172.

Table 17-2 : BLM Notice of Intent Summary for the Isabella Pearl Mine

Area	Serial Number	Name	Total Acres	Bond Amount Obligated
Scarlet Prospect	NVN-98794	WLMC Reclamation Cost Estimate	4.91	$19,923
	Total		4.91	$19,923

17.1.4	State Permitting

The State of Nevada requires operational mining permits regardless of land status of the mine (i.e., private, or public). The following are the state permits that are required for the Isabella Pearl mine:

●	Reclamation Permit #0387 (NDEP/BMRR)
●	Hazardous Waste Generator #NVR000092916 (NDEP/BWM)
●	Water Pollution Control Permit #NEV2009102 (NDEP/BMRR)
●	Emergency Release, Response, and Contingency Plan (NDEP/BMRR)

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●	Spill Prevention, Control, and Countermeasures Plan (NDEP/BMRR)
●	National Pollutant Discharge Elimination System (NPDES) Permit #NVG201000 (NDEP/BWPC)
●	General Stormwater Permit #NVR300000 MSW-43292 (NDEP/BWPC)
●	Storm Water Pollution Prevention Plan (NDEP/BWPC)
●	Water Rights – #89667, 89668 and 89669 (formerly #83484, 82498, 79096, 83485 and 89001T) (DCNR/NDWR); Permits to change the point of diversion and place of use of the water rights have been approved, for groundwater production wells
●	Air Quality Class II Operating Permit #AP-1041-3853 (NDEP/BAPC)
●	Air Quality Mercury Permit to Construct #AP-1041-3895 (NDEP/BAPC)
●	Air Quality Class I Operating Permit to Construct #AP-1041-3897 (NDEP/BAPC)
●	Industrial Artificial Pond Permit #467428 (NDOW)
●	Bureau of Safe Drinking Water Public Water Source Permit NV0001178

The State of Nevada has issued the above permits, which are all in good standing as of December 31, 2022.

17.1.5	Local Permitting

WLMC has obtained the necessary Building Permits and a Special Use Permit issued by Mineral County. These permits authorized WLMC to construct the buildings located at the Isabella Pearl mine.

The following are the Mineral County permits that are required for the Isabella Pearl mine:

●	Mineral County Business License #17288 (Mineral County Sheriff’s Office)
●	Special Use Permit #165957 (Mineral County Planning Commission)
●	Septic Permit #7905 and 7906 (Mineral County Building Department)
●	ADR Building Permit #5891 (Mineral County Fire Marshall)
●	Office Building Permit #7888 (Mineral County Fire Marshall)
●	Water Tank Building Permit #7921 (Mineral County Fire Marshall)

The Special Use Permit was approved when the ROD was issued by BLM in May 2018. Mineral County has issued the remaining permits, which are all in good standing as of December 31, 2022.

17.2	Environmental Study Results

The reader is referred to earlier reports on mineral resources and reserves for a more detailed description of environmental study results at the Isabella Pearl mine (Brown et al, 2018, 2021; Hulse et al, 2022). Specific topics covered in earlier reports included:

●	Mine Waste Characterization and Management
●	Waste Rock Management Plan
●	Groundwater Characterization
o	Groundwater Quality
●	Surface Water Characterization
●	Cultural Resources Inventory
o	Native American Religious Concerns

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●	Biological Resources Inventory
o	Vegetation
o	Mammals
o	Reptiles
o	Migratory Birds
o	Sensitive Species
◾	BLM
◾	State of Nevada

Environmental studies are conducted as needed proposed permit modifications in coordination with the appropriate regulatory agencies.

17.3	Environmental Issues

Following submission by TXAU of the plan of operations in 2010, public scoping was conducted from March 15 through April 15, 2011. In five letters and four telephone calls received by the BLM, the following issues and concerns were identified:

●	Wildlife—Potential disturbance of habitat for mule deer, pronghorn antelope, and desert bighorn sheep;
●	Special status species—Proximity of disturbance to a known prairie falcon nest;
●	Springs—The impact of mining on springs and associated wildlife;
●	Public access and vested rights-of-way—The status of public access to surrounding areas for recreation;
●	Level of NEPA analysis—What criteria were used to determine that the preparation of an EA would be appropriate, as opposed to a full environmental impact statement;
●	Transportation of ore—Plans to evaluate the impacts of the transportation of ore on off-site facilities;
●	Water resources—Waste and ore rock characterization and potential impacts on Waters of the United States;
●	Cultural resources—Request for complete examination of the site for archaeological and cultural resources;
●	Water rights—Two claims of vested water rights for stock water use in the area; and
●	Recreation—Requests by various off-road race organizers to control cross traffic during race day.

Issues originally identified from the agency comments were concern for water quality, wildlife (including special status species), habitat, recreation, nearby spring monitoring, and quantity and quality reporting. Each of these concerns has been addressed or mitigated by the design of the project, or the implementation of Operator Committed Environmental Protection Measures and Practices (Section 2.5 of the Isabella Pearl mine POO (Welsh Hagen, 2018).

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17.4	Operating and Post Closure Requirements and Plans

As part of both the Nevada Water Pollution Control Permit (WPCP) and the BLM POO, WLMC has submitted a detailed plan for monitoring designed to demonstrate compliance with the approved POO and other Federal or State environmental laws and regulations, to provide early detection of potential problems, and to supply information that will assist in directing corrective actions, should they become necessary. The plan includes discussion on water quality in the area; monitoring locations, analytical profiles, and sampling/reporting frequency. Examples of monitoring programs which may be necessary include surface and ground-water quality and quantity, air quality, revegetation, stability, noise levels, and wildlife mortality.

The BMRR also requires a process fluid management plan as part of the WPCP. This plan describes the management of process fluids, including the methods to be used for the monitoring and controlling of all process fluids. The plan also provides a description of the means to evaluate the conditions in the fluid management system, to be able to quantify the available storage capacity for meteoric waters and to define when and to what extent the designed containment capacity may been exceeded. The management of non-process (non-contact) stormwater around and between process facilities is a necessary part of the Nevada General Permit for Stormwater Discharges Associated with Industrial Activity from metals Mining Activities (NVR300000) and is typically detailed in the site-wide Stormwater Pollution Prevention Plan (SWPPP). These documents were prepared in conjunction with the WPCP.

WLMC has the following plans in place: environmental management plan, waste rock management plan, weed management plan, water management plan, emergency response plan, spill prevention, control and counter measure plan, spring monitoring plan, groundwater monitoring plan and stormwater pollution prevention plan.

17.5	Post-Performance or Reclamation Bonds

The Isabella Pearl mine’s location and current land ownership mean that the mine operations are subject to reclamation financial surety requirements set by the state and federal agencies. Any operator who conducts mining operations in the State of Nevada under an approved BLM POO and/or state Reclamation Permit must file a surety with the NDEP-BMRR or federal land management agency, as applicable, to ensure that reclamation will be completed on privately owned and federal land. The surety may either be: a trust fund; a bond; an irrevocable letter of credit; insurance; a corporate guarantee; or any combination thereof. The existing reclamation bond(s) associated with the exploration Notice-of-Intent (NOI) have been incorporated into the overall mine reclamation bond as part of the final authorization process. The surety will be released when all of the requirements of the permit have been fulfilled, including, but not limited to reclamation of disturbances, regrading of lands, and revegetation, as defined by the approved reclamation plan.

17.5.1	Mine Closure Plan

Both the BLM’s 43 CFR § 3809.401(b)(3) and State of Nevada’s mining regulations (NAC 519A et seq.) require closure and reclamation of mining and mineral development projects in the State of Nevada. In addition, any operator who conducts mining operations under an approved BLM POO or State

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Reclamation Permit must furnish a bond in an amount sufficient for stabilizing and reclaiming all areas disturbed by the operations.

After operations cease, residual process solution in the heap leach pad will be recirculated until the rate of flow from these facilities can be passively managed through evaporation from the lined process ponds or a combination of evaporation and infiltration (depending on final water quality). The waste rock dump will be re-graded and revegetated, pursuant to the approved reclamation plan. Buildings and facilities not identified for a post-mining use will be removed from the site during the salvage and site demolition phase. Reclamation and closure activities may be conducted concurrently, to the extent practical, to reduce the overall reclamation and closure costs, minimize environmental liabilities, and limit bond exposure.

The revegetation release criteria for reclaimed areas are presented in the Guidelines for Successful Revegetation for the NDEP, BLM, and U.S.D.A. Forest Service (NDEP, 2016). The revegetation goal is to achieve the permitted plant cover as soon as possible.

17.5.2	Reclamation Measures During Operations and Mine Closure

In general, the reclamation plan outlined in the Isabella Pearl mine POO and submitted to both the BLM and the NDEP includes a description of the equipment, devices, and practices that WLMC proposes to use including, where applicable, plans for:

i.	Drill hole plugging and abandonment;
ii.	Regrading and reshaping;
iii.	Mine reclamation, including information on pit backfilling that details economic, environmental, and safety factors;
iv.	Riparian mitigation;
v.	Wildlife habitat rehabilitation;
vi.	Topsoil handling;
vii.	Revegetation;
viii.	Isolation and control of acid forming, toxic, or deleterious materials;
ix.	Removal or stabilization of buildings, structures, and support facilities; and
x.	Post-closure management.

In addition, the WPCP includes a plan for the permanent closure of the facility which describes the procedures, methods and schedule for stabilizing spent process materials. The plan includes:

a.	Procedures for characterizing spent process materials as they are generated; and
b.	The procedures to stabilize all process components with an emphasis on stabilizing spent process materials and the estimated cost for the procedures.
17.5.3	Closure Monitoring

Monitoring the mine facilities after closure will ensure continued compliance with reclamation requirements and preservation of the State and Federal natural resources. Applicable monitoring programs may include, and are not limited to, the following:

●	Surface water and groundwater, quality, and quantity,

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●	Revegetation monitoring, and
●	Slope stability for reclaimed mine facilities.

Long-term environmental monitoring of facilities like the heap leach pad and waste rock disposal areas is not anticipated after closure and reclamation are completed.

17.5.4	Reclamation and Closure Cost Estimate

Conceptual reclamation and closure methods were used to evaluate the various components of the mine to estimate final closure costs. Version 1.4.1.017b of the Standardized Reclamation Cost Estimator (SRCE) was used to prepare this estimate. The SRCE uses first principles methods to estimate quantities, productivities and work hours required for various closure tasks based on inputs from the user. The physical layout, geometry and dimensions of the mine components were based on the current understanding of the site plan and facilities layout. These included current designs for the main mine components including the open pit(s), infrastructure, waste rock dumps, haul and access roads, heap leach pad, utilities, and process ponds. Equipment and labor costs were conservatively estimated using State and BLM-approved costs.

The costs associated with final reclamation and closure of the Isabella Pearl mine were updated during the 2021 POO Modification. The new cost associated with the final reclamation and closure therefore is estimated to be $12.5 million. This total is an undiscounted cost to reclaim and close the facilities associated with the mining and processing project.

17.5.5	2022 Estimate of Current Closure Costs

WLMC maintains a quarterly review of its environmental obligations as well as any updates of information related to any new regulations.

WLMC considers two levels of care in preparation of its mine closure plan for the possible future abandonment of the Isabella Pearl mine. In compliance with environmental obligations, WLMC considers two levels of care:

●	Works and actions that are specifically identified in the current environmental regulations, or in case of modifications or new regulations arising and,
●	The terms and conditions listed in the permissions, registers, or certificates, as established in the authorization in terms of environmental impact and although not specifically identified in any order, are the result of case-specific analysis.

A Mine Closure Plan and Reclamation Budget has been prepared WLMC based on Nevada Standardized Reclamation Cost Estimator and Cost Data File provided by BLM to calculate reclamation bonding requirements for Isabella Pearl mine.

The mine closure and reclamation cost estimate for the Isabella Pearl Mine as of December 31, 2022, is presented in Table 173.

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Table 17-3 : Mine Closure and Reclamation Cost Summary for the Isabella Pearl Mine as of December 31, 2022

Concept	Labor	Equipment	Materials	Total
Earthwork/Recontouring	$987,372	$2,799,912	$22,086	$3,809,370
Revegetation/Stabilization	$51,430	$18,375	$117,803	$187,608
Detoxification/Water Treatment/Waste Disposal	$1,612,001	$1,735,937	$467,336	$3,831,848
Structure, Equipment Removal, and Miscellaneous	$284,608	$220,418	$138,323	$643,349
Monitoring	$91,013	$93,548	$133,806	$318,367
Construction Management and Support	$242,910	$181,468	$0	$424,378
Subtotal	$3,269,333	$5,049,658	$879,354	$9,214,9203
Indirect Costs				$3,244,7758
GRAND TOTAL				$12,459,695

Source: WLMC_April 2022_SRCE_Version_1_4_1_017b_(rev2) (WLMC,2022)

17.6	Social and Community

Hawthorne, which is approximately 40 km (25 mi) west of the mine, has a population of approximately 3,192 (Nevada State Demographer, 2020). It has sufficient resources to provide general amenities, housing, and services. It is the home of the Hawthorne Army Ammunition Plant, which provides much of the employment in the area.

The small towns of Luning, about 10 km (6 mi), and Mina about 24 km (15 mi), are located to the south of the mine area. The population estimate of Luning is 98 and Mina is 179 (Nevada State Demographer, 2020). The towns provide minimal services and amenities.

Mineral County’s estimated population on April 1, 2020, was 4,554 (US Census Bureau, 2021). On July 1, 2019, there were 2,842 housing units in Mineral County. In November 2021, the Mineral County labor force was 2,038 individuals, with an unemployment rate of 2.6 percent (Nevada Department of Employment Training and Rehabilitation, 2021).

17.7	Other Significant Factors and Risks

Potential factors and risks that may affect access, title, or the right or ability to perform work on the property could include:

●	Unidentified cultural resources

Considerable effort has been expended on conducting surface inventories within the Isabella Pearl mine boundary. For the most part, these surveys have focused on surface features and artifacts. Given the number of cultural and archeological resources in the region, it is possible for subsurface discoveries to be made during construction of the mine facilities. Such a discovery would require mitigation that could impact the mine.

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17.8	Adequacy of Plans to Address any Issues

The town of Hawthorne is within easy driving distance of the mine property and has basic amenities, medical services, housing, apartments, commercial and office space for rent and for sale, and lots for sale. The residents of Hawthorne comprise an experienced work force with historical and recent ties to mining operations in Nevada. This location already provides living areas for many employees.

There are no known social or community issues that materially impact on WLMC’s ability to continue extracting mineral resources at the Isabella Pearl mine. Identified socioeconomic issues (employment, payroll, services and supply purchases, and tax) are anticipated to remain positive.

17.9	Commitments to Local Procurement or Hiring

WLMC is committed to both local procurement and hiring. Under its Equal Opportunity Policy, WLMC will also recruit, hire, train, promote and compensate applicants and employees without regard to race, color, religion, national origin, ethnicity, age, disability, veteran status, gender, sexual affiliation or any other protected status as defined under applicable federal and state laws. WLMC will provide reasonable accommodations to qualified individuals with a disability in accordance with applicable law. WLMC will also make reasonable accommodations for religious practices as required by law. Accommodations will be provided if they are reasonable, necessary and do not create a safety hazard, or impose an undue hardship on operations.

WLMC’s growth can only be met through the commitment and development of its employees. A major objective is teamwork – all employees working together to discover, mine and process our mineral resources in a safe, environmentally sound and efficient manner for the benefit of all. Safety is of the upmost importance and priority of WLMC, followed by care for the environment, care and maintenance for equipment and then production and cost goals.

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18	Capital and Operating Costs

WLMC has provided an estimate of capital and operating costs in this report. The support for capital and operating costs are based on realized costs, quotations and estimates in 2022 dollars. No inflation factors have been used in the economic projections.

18.1	Life-Of-Mine Capital Costs

A summary of total estimated capital expenditures for the Isabella Pearl mine is presented in Table 181. The capital costs are based on vendor and specialist quotations. Additional contingencies have been applied to these estimates for omissions. Total estimated LOM capital expenditures are US$ 1.055 million.

Table 18-1 : Isabella Pearl Life-of-Mine Capital Cost Summary

Description	2023	2024	2025	TOTAL
Mine Mobile Equipment	$ 185,250	$ 69,469	$ 23,156	$ 277,875
Mine Fixed Equipment	$ 94,000	$ 35,250	$ 11,750	$ 141,000
Plant Fixed Equipment	$ 168,000	$ 126,000	$ 42,000	$ 336,000
Water Well	$ -	$ -	$ -	$ -
Various Others	$ 150,000	$ 112,500	$ 37,500	$ 300,000
Total Capex	$ 597,250	$ 343,219	$ 114,406	$ 1,054,875

18.2	Life-Of-Mine Operating Costs

Mining costs are based on actual costs derived from a Nevada mining contractor contracted by WLMC at the Isabella Pearl mine. These costs comprise ore and waste drilling and blasting, loading, and hauling and all the associated site maintenance including pits, roads, stockpiles, dumps, and storm water controls.

Processing costs are based on actual processing costs including but not limited to reagent consumption and current prices for wear and replacement parts.

Current supervisory and administrative support staff numbers are sufficient to efficiently handle the administrative, technical and management functions required for the mining operation. Provisions for training, and regulatory mandated safety functions are also included.

The unit operating costs are based on total mined material of 23.8 million tonnes (26.2 million short tons) of which 20.2 million tonnes (22.2 million short tons) is waste material and 3.6 million tonnes (4.0 million short tons) is ore.

The Isabella Pearl Mine LOM Operating Cash Costs per Tonne Processed is estimated at US$40.85 per tonne. This is based on a total ore processed of 0.9 million tonnes (1.0 million short tons). The estimated remaining mine life is 2 years, with continued gold production from the leach pad for a 3rd year.

Isabella Pearl Mine LOM Operating Cash Costs per Tonne Processed are presented in Table 182.

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Table 18-2 : Isabella Pearl Life-of-Mine Operating Cash Cost per Tonne Processed

Description	2023	2024	2025	TOTAL
Mining	$ 5.83	$ 8.71	$ -	$ 6.63
Processing	$ 10.75	$ 15.34	$ -	$ 13.21
Energy	$ 3.27	$ 6.39	$ -	$ 4.73
G&A Mine Site	$ 6.58	$ 12.84	$ -	$ 9.51
Cash Cost of Production	$ 26.44	$ 43.28	$ -	$ 34.07
Change Inventory	$ -	$ -	$ -	$ -
Cash Cost / Tonne Processed	$ 26.44	$ 43.28	$ -	$ 34.07
Carbon / Dore Transport	$ 0.18	$ 0.47	$ -	$ 0.33
Other Costs / Expenses	$ -	$ -	$ -	$ -
TOTAL CASH COST OF SALE	$ 26.62	$ 43.75	$ -	$ 34.40
Royalties	$ 2.96	$ 7.67	$ -	$ 5.32
Refining & Treatment Charges	$ 0.09	$ 0.24	$ -	$ 0.16
Excise Tax	$ 0.58	$ 1.50	$ -	$ 0.96
CASH COST / TONNE PROCESSED	$ 30.25	$ 53.16	$ -	$ 40.85

Excise tax is levied based on revenue over $20 million. The excise tax calculations are expressed in costs per tonne processed. The Qualified Persons note that the amount of the excise tax on a per tonne basis is different in subsequent years during the Life-of-Mine due to the lower amount of tonnes processed year-to-year (shown below). This is because mining has largely ceased, yet gold production revenue continues from the heap leach. In other words, although the tonnes and ounces processed are variable, the gold production revenue from the heap leach remains nearly constant.

Tonnes Processed (see table 19.1 below):

2023 – 660,000 tonnes

2024 – 253,668 tonnes

Isabella Pearl Mine LOM Operating Cash Cost per gold ounce sold are presented in Table 183.

Table 18-3 : Isabella Pearl LOM Operating Cash Cost per Ounce Sold

Description	2023	2024	2025	TOTAL
Mining	$ 95.80	$ 55.23	$ -	$ 60.56
Processing	$ 176.69	$ 97.22	$ 54.41	$ 120.63
Energy	$ 53.78	$ 40.48	$ 27.20	$ 43.19
G&A Mine Site	$ 108.16	$ 81.41	$ 54.71	$ 86.85
Cash Cost of Production	$ 434.43	$ 274.34	$ 136.32	$ 311.23
Change Inventory	$ -	$ -	$ -	$ -
Cash Cost of Sale per Au Oz.	$ 434.43	$ 274.34	$ 136.32	$ 311.23
Carbon / Dore Transport	$ 2.99	$ 3.00	$ 3.02	$ 3.00

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Other Costs / Expenses	$ -	$ -	$ -	$ -
TOTAL CASH COST / AU OZ.	$ 437.42	$ 277.34	$ 139.35	$ 314.23
Royalties	$ 48.59	$ 48.59	$ 48.59	$ 48.59
Refining & Treatment Charges	$ 1.50	$ 1.50	$ 1.50	$ 1.50
Excise Tax	$ 9.52	$ 9.50	$ 5.69	$ 8.75
CASH COST	$ 497.02	$ 336.93	$ 195.13	$ 373.07
Exploration Sustaining	$ -	$ -	$ -	$ -
Capex Sustaining	$ 14.87	$ 8.58	$ 5.76	$ 10.55
CAPEX COST	$ 14.87	$ 8.58	$ 5.76	$ 10.55

ALL IN CASH COST / AU OZ.	$ 511.89	$ 345.50	$ 200.89	$ 383.61

18.3	Accuracy of Cost Estimate

WLMC’s forecasted capital and operating cost estimates are derived from annual budgets, and production history over the mine life. According to the American Association of Cost Engineering (AACE) International, these estimates would be classified as Class 1, with an accuracy range of -3% to -10% to +3% to +15%. Convergent has observed the operation and compared the costs and operating parameters to similar projects, and the QPs have reviewed the historical operating costs and find them reasonable. The mine has a relatively short remaining LOM, and the commodity prices, operating costs, and mine operations and safety parameters are not expected to have a material change in that period.

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19	Economic Analysis
19.1	Annual Production and Cash Flow Forecasts

The Isabella Pearl mine will have a 2-year life given the mineral reserves described in this report. The financial results of this report have been prepared on an annual basis. Capital and operating costs are based on realized costs, quotations and estimates in 2022 dollars. No inflation factors have been used in the economic projections. The analysis assumes static conditions for the gold market price over the remaining mine life. The gold and silver prices were set at $1,750/oz and $21/oz, respectively. These prices are based on the consensus 2023-2024 average prices (CIBC, 2023).

This economic analysis is a post-tax evaluation and is based on a base case $1,750 per ounce gold price and an assumption that the gold would be recovered over the remaining 2-year mine-life. All material was assumed to be subject to a 2.75% NSR royalty and Nevada’s net proceeds tax.

Isabella Pearl LOM production showing waste and ore tonnes mined, ore grades, contained and recovered gold ounces, used in the economic analysis is summarized Table 191. Gold recovered from 2023 through 2025 reflects gold ounces currently placed on the leach pad that will be recovered going forward.

Table 19-1 : Isabella Pearl LOM Production Summary

Description	Units	2023	2024	2025	TOTAL

Total Material Tonnes Mined (t)	t	1,032,000	603,836	-	1,635,836
Waste Tonnes Mined (t)	t	762,925	451,059	-	1,213,983
Ore Tonnes Mined (t)	t	269,075	152,777	-	421,852
High Grade Tonnes Mined	t	243,120	106,695	-	349,814
Low Grade Tonnes Mined	t	25,956	46,082	-	72,038
Ore Gold Grade Mined	g/t	4.17	1.83	-	3.32
High Grade Mined	g/t	4.56	2.42	-	3.91
Low Grade Mined	g/t	0.49	0.46	-	0.47
Gold Ounces Mined	oz.	36,037	8,981	-	45,018
High Grade Ounces Mined	oz.	35,629	8,293	-	43,922
Low Grade Ounces Mined	oz.	408	688	-	1,096
Ore Tonnes Crushed (t)	t	660,000	253,668	-	913,668
High Grade Tonnes Crushed	t	308,402	106,695	-	415,096
Low Grade Tonnes Crushed	t	351,598	146,973	-	498,572
Ore Gold Grade Crushed (g/t)	g/t	2.30	1.31	-	2.02
High Grade Crushed	g/t	4.33	2.42	-	3.84

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Low Grade Crushed	g/t	0.52	0.50	-	0.51
Gold Ounces Crushed (oz.)	oz.	48,733	10,650	-	59,383
High Grade Ounces Crushed	oz.	42,896	8,293	-	51,189
Low Grade Ounces Crushed	oz.	5,837	2,357	-	8,194
Gold Ounces Recovered (oz.)	oz.	40,163	40,020	19,850	100,033

19.2	Annual Production and Gross Sales Forecasts

Isabella Pearl LOM gross sales used in the economic analysis is summarized Table 192.

Table 19-2 : Isabella Pearl LOM Gross Sales

Description	2023	2024	2025	TOTAL
Gold Production (ozt)	40,163	40,020	19,850	100,033
Gold Price ($/ozt)	$ 1,750	$ 1,750	$ 1,750	$ 1,750
Revenue from Gold ($)	$ 70,284,711	$ 70,035,000	$ 34,737,500	$175,057,211
Silver Production (ozt)	32,130	32,016	15,880	80,026
Silver Price ($/ozt)	$ 21.00	$ 21.00	$ 21.00	$ 21.00
Revenue from Silver ($)	$ 674,733	$ 672,336	$ 333,480	$ 1,680,549
Gold Equivalent Ounces	40,548	40,404	20,041	100,993
TOTAL SALES	$ 70,959,444	$ 70,707,336	$ 35,070,980	$176,737,760

Isabella Pearl LOM pre-tax cash flow is summarized Table 193.

Table 19-3 : Isabella Pearl LOM Free Cash Flow Summary

Description	2023	2024	2025	TOTAL
Gross Sales	$ 70,959,444	$ 70,707,336	$ 35,070,980	$ 176,737,760
Cost of Goods Sold	$ (17,830,122)	$ (11,359,389)	$ (2,819,032)	$ (32,008,543)
Refining & Treatment Charges	$ (60,244)	$ (60,030)	$ (29,775)	$ (150,049)
Selling Expenses	$ (2,071,385)	$ (2,064,452)	$ (1,024,452)	$ (5,160,288)
Administration Expenses	$ -	$ -	$ -	$ -
Operating Cost	$ (19,961,751)	$ (13,483,870)	$ (3,873,259)	$ (37,318,880)
Exploration Expenses	$ -	$ -	$ -	$ -
EBITDA	$ 50,997,693	$ 57,223,466	$ 31,197,721	$ 139,418,880
Capex - Development	$ -	$ -	$ -	$ -
Capex Sustaining	$ (597,250)	$ (343,219)	$ (114,406)	$ (1,054,875)
Free Cash	$ 50,400,443	$ 56,880,247	$ 31,083,314	$ 138,364,005

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19.3	Life-of-Mine Cash Flow Forecast

The economic results, at a discount rate of 5%, indicate a Net Present Value (NPV) of $85.1 million (after estimated taxes). The following provides the basis of the Isabella Pearl LOM plan and economics:

●	A mine life of 2 years, with continued gold production from the leach pad for a 3rd year;
●	An overall average gold recovery of 60% for ROM ore and 81% for crushed ore;
●	An average operating cost of $384/ Au oz-produced;
●	Sustaining capital costs of $1.055 million and a mine closure cost estimate of $12.2 million. As of December 31, 2022, an estimated $0.3 million had been spent since the mine closure cost of $12.5 million was estimated
●	The analysis does not include any allowance for end of mine salvage value.

The Isabella Pearl mine cash flow projection is presented in Table 194.

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Table 19-4 : Isabella Pearl LOM Cash Flow

Notes:

1.	Total ore processed includes material drawn from both high-grade and low-grade stockpiles plus the in situ mineral reserves.
2.	Gold production and revenue reflect recoverable metal inventory already placed on the leach pads but not yet fully recovered.
19.4	Nevada State Taxes

The Isabella Pearl mine is subject to the Nevada Excise Tax (AB495), Nevada Net Proceeds of Minerals tax, Nevada property and sales taxes, and U.S. income taxes. The Net Proceeds of Minerals tax is assessed on minerals when they are sold or removed from Nevada. The tax is levied on 100% of the value of the net proceeds (gross proceeds minus allowable deductions for tax purposes).” Calculation of this tax is made at 2-5%, depending on the percentage ratio of net proceeds to gross yield. The Nevada Excise Tax is levied on the gross revenue of gold and silver producers at either 0.75% or 1.1% depending on the gross revenues of the gold and silver production, subject to an annual revenue exclusion of $20 million. Federal income tax has been applied at 21%.

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19.5	Sensitivity Analysis

Table 195 and Figure 191 present a sensitivity analysis on the economics of the project. The gold price plays a major role in the performance of the NPV.

Table 19-5 Isabella Pearl Mine Sensitivity to Capex & Au Price

	Lower Case	Base Case	Upper Case
	-10%	0%	10%
Capex	$ 949,388	$ 1,054,875	$ 1,160,363
NPV (5%)	$ 85,195,691	$ 85,092,902	$ 84,990,112

Au Price	$ 1,575	$ 1,750	$ 1,925
NPV (5%)	$ 73,633,797	$ 85,092,902	$ 96,552,007

Figure 19-1 Graph of Isabella Pearl Sensitivity to Capex and Gold Price

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20	Adjacent Properties
20.1	Registrant Properties

WLMC, either directly or through either GRC Nevada Inc. (GRCN), County Line Minerals Corp. (CLMC) or County Line Holdings Inc. (CLH), related subsidiaries of FGC, control additional claims adjoining the Isabella Pearl mine and several properties within a 30 km (18 mi) radius. The additional properties include Mina Gold, East Camp Douglas, County Line, and Golden Mile.

20.1.1	Isabella Pearl Mineralized Trend

WLMC controls 478 claims covering approximately 26 km (16 mi) along the Isabella Pearl mineralized trend to the northwest (Fig. 20.1). This is in addition to the 90 claims that cover the Isabella Pearl deposit and mine area. The claims include a combination of purchase acquisition and staking of new unpatented claims. These additional claims are summarized in Table 201.

Table 20-1 Unpatented Lode Mineral Claims held by WLMC Adjacent to Isabella Pearl

Description	Operator	Location Years	No. of Claims
Acquired	TXAU	1944 - 2011	282
Acquired	NV Select Royalty	2016	132
Staked	WLMC	2020	64
	TOTAL		478

Figure 201 shows the current land position and significant prospects along a nearly 26 km (16 mi) trend extending northwest of the Isabella Pearl mine. At least twenty-four gold prospect sites have been defined by previous operators (TXAU, CMRC, Homestake and others) along the northwest trend. At least twelve are considered high priority prospective target areas under current examination by WLMC within the entire Isabella Pearl claim area.

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380,000
385,000
390,000
395,000
400,000
405,000
4,288,000
4,285,000
4,282,000
4,279,000
4,276,000
4,273,000
4,270,000
N
W
E
S
Wildhorse West
Rabbit Springs
Chukar
Indian Springs
North West Ridge
Nevada-Juneau
Corridor Nth
Civic Cat
Copper Cliffs West
Copper Cliffs
Prospect Mt
Corridor
The Wedge
Silica Knob
Twin Hills
Elvira
Scarlet
Isabella Pearl
Santa Fe
Slab
Calvada East
York
Explanation
Isabella Pearl Mine
Historical Deposits
Prospects
GRC Claims
0 1.25 2.5 5 7.5 10
Kilometers

Figure 20-1 : WLMC’s regional land status highlighting Isabella Pearl, and other important mines and prospects. Outline shows WLMC land position and red dots represent significant prospects or mines; blue stars indicate historic mines.

20.1.2	Other Registrant Properties

FGC, through either GRCN, CLMC or CLH, has purchased four other properties near, but not adjacent with the Isabella Pearl mine. These include the County Line, Mina Gold, Golden Mile and East Camp Douglas projects within the Walker Lane Mineral Belt.

20.2	Other Properties

Isabella Pearl mine is situated along strong structural controls and alignments within the Walker Lane mineral belt which hosts numerous significant epithermal gold and silver deposits. Significant mines and mining districts located along the Walker Lane mineralized trend include Aurora, Bodie, Bullfrog, Comstock, Goldfield, Silver Peak (Mineral Ridge) and Tonopah.

Only one company holds claims adjacent to Isabella Pearl. Lahontan Gold Corp. (Lahontan) controls the Santa Fe project on the Isabella Pearl mineralized trend. This project is located just southeast and across the highway from the Isabella Pearl mine and was mined in the late 1980’s and early 1990’s. The Santa Fe mine reportedly produced 345,500 ounces of gold and 710,600 ounces of silver from four deposits

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averaging about 1.16 g/t (0.034 opst) gold and 8.6 g/t (0.25 opst) silver (Nevada Bureau of Mines and Geology, 1996). Convergent has independently verified this information, and this information is independent of the mineralization at Isabella Pearl.

Currently the Santa Fe project contains four previously mined pits, the Santa Fe, Slab, Calvada, and York pits, as well as two additional prospective zones, the BH Zone and the Pinnacles zone. On January 17, 2023, Lahontan announced a Mineral Resource Estimate (“MRE”) for Santa Fe (Lahontan, 2023). Project-wide pit constrained mineral resources included Indicated Oxide Resources totaling 21.6 Mt grading 1.03 g/t Au Eq for 712,000 Au Eq ounces and Inferred Oxide Resources total 11.1 Mt grading 0.73 g/t Au Eq for 262,000 Au Eq ounces.

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21	Other Relevant Data and Information

There is no other additional information or explanation necessary to provide a complete and balanced presentation of the value of the property to the registrant. This technical report was prepared to be as understandable as possible and to not be misleading.

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22	Interpretation and Conclusions

Isabella Pearl is a producing gold mine with a favorable economic projection based on actual operating costs and a detailed mining and processing plan.

22.1	Interpretation

Precious-metal mineralization in the Isabella Pearl mine area occurs in a thick sequence of Oligocene ash flow tuffs that overlies Triassic sedimentary rocks intruded by Jurassic or Cretaceous stocks and dikes. Welded and unwelded portions of the Guild Mine Member of the Mickey Pass Tuff host several gold-silver deposits that are the focus of this report. The Isabella Pearl deposit geology is generally understood, and structural geology and alteration are the primary controls on mineralization.

As prepared by WLMC and reviewed by Convergent, the Isabella Pearl drill hole database and assay data are adequate for the estimation of the mineral resources. The extracted drill hole database contains 596 unique collar records and 34,936 assay records, broken down by drilling type as:

●	AT: 6 drill holes for 82.0 m (269 ft)
●	RC: 554 drill holes for 53,317.2 m (174,925 ft)
●	DDH: 36 drill holes for 3,564.4 m (11,695 ft)

Mineral resources at Isabella Pearl are further defined within a constraining pit shell and above a defined cut-off value. Mineral resources reported herein has been constrained within a Lerchs-Grossman optimized pit shell and are reported at a cut-off grade of 0.33 g/t Au (0.01 opst).

Measured and Indicated mineral resources reported herein for Isabella Pearl contain 924,300 tonnes (1,018,900 short tons) of material at an average gold grade of 3.22 g/t Au (0.094 opst Au) and 37 g/t Ag (1.085 opst Ag) (Table 11.8). Inferred mineral resources reported for Isabella Pearl contain 130,800 tonnes (144,000 short tons) of material at an average gold grade of 1.37 g/t Au (0.040 opst Au) and 12 g/t Ag (0.354 opst Ag). The modeling and estimation of mineral resources presented herein is based on technical data and information available as of December 31, 2022.

Mineral resources are reported inclusive of mineral reserves. Oxide mineral resources, and only sulfide mineralization within the Pearl pit pushback, are reported as mineral resources.

The physical locations of mineral resources have been confirmed at the mining scale using blast-hole drilling results and grade control modeling.

The conversion of mineral resources to mineral reserves required accumulative knowledge achieved through LG pit optimization, detailed pit design, scheduling and associated modifying factors. Detailed access, haulage, and operational cost criteria were applied in this process for Isabella Pearl deposit.

The quantities of material within the designed pits were calculated using a cut-off grade of 0.61 g/t Au for crushed ore and material grading between 0.33 and 0.61 g/t Au being sent to a low-grade stockpile for

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either future crushing or direct placement on the heap as ROM ore. The consensus 2023-2024 average price of $1,750oz for gold (CIBC, 2023) was observed at the time of this mineral reserve estimate.

The proven and probable mineral reserves reported for the Isabella Pearl mine, using diluted grades, is 0.91 million tonnes (1.01 million short tons) at an average gold grade of 2.02 g/t Au (0.059 opst Au) and 22 g/t Ag (0.6 opst Ag) containing 59,400 ounces of gold and 640,600 ounces of silver.

WLMC also controls over 478 mining claims along the Walker Lane trend to the northwest of the deposit. Multiple exploration targets have been identified that are not included in the property that is the subject of this report.

22.2	Conclusions

Based upon the above interpretations Convergent has drawn the following conclusions:

The collected sample data adequately reflect deposit dimensions, widths of mineralization, and the deposit style.

Measured and Indicated Mineral Resources were converted to Proven and Probable Mineral Reserves, respectively, through the application of modifying factors. Inferred Mineral Resources were not converted to Mineral Reserves.

Mineral Reserves are estimated by qualified professionals using modern mine planning software in a manner consistent with industry practice.

The orientation, proximity to the topographic surface, and geological controls of the Isabella Pearl mineralization support continued mining of the mineral reserves with open pit mining techniques. To calculate the mineable reserve, pits were designed following an optimized LG pit based on a $1,750/oz Au sales price. This price was chosen to create the primary guide surface based on a price sensitivity and subsequent profitability study that showed that the $1,750 pit maximized profitability while reducing capital requirements.

The mineral resources are constrained within an economic pit shell based on near market price and operating parameters, including metal recoveries with the current heap leach processing.  The resources are thus limited by current processing and economics and there is additional sulfide material defined outside of the shell.  This material is not constrained by drilling, and it has a potential to be converted to a mineral resource with additional metallurgical study and future drilling.

The Isabella Pearl mine’s economic viability is exposed to risk from changes in external factors which would lead to increases in input costs (e.g., operating costs), or a fall in the price of gold which would reduce revenue. A decrease in gold price would not only reduce revenue but could also reduce the amount of economically mineable ore as a decrease in metal prices would result in a higher cut-off grade. Under the current gold price environment, the mineral reserves are considered robust.

Typical environmental risks include items being discovered on the mine site such as sensitive or endangered botany, or cultural artifacts, which could affect potential expansion and make additional

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permitting difficult at the Isabella Pearl mine. No environmental and permitting risks were identified and the BLM has issued all regulatory permits to operate the mine. Internal risks, specific to the mine include:

●	Current drill spacing is considered adequate but there is a low risk of a decrease in mineral resources due to additional drilling and subsequent re-modeling and re-estimations.
●	Predicted gold recovery from the Isabella Pearl ore is based on the results of column-leach tests and expected results could be lower than expected. This risk is deemed to be low, given the numerous metallurgical tests that have been conducted on the Isabella Pearl mineral resources during the past 30 years.
●	Should the metallurgical efficiencies and reagent consumption rates assumed in previous studies not be generally achieved, the mine may not achieve the predicted economic performance.
●	Finding and keeping the skilled employees required to operate the Isabella Pearl mine has proven to be challenging, given its rural location. Inadequate staffing could potentially increase operating costs by reducing operating efficiencies and increasing repair and maintenance costs. Recruiting costs might be higher than predicted.
●	Commodity price increases for key consumables such as diesel, electricity, and tires could negatively impact operating costs, and the stated mineral reserves and mineral resources.
●	Changes to assumptions as to governmental tax or royalty rates, such as taxation rate increases or new taxation or royalty imposts.
22.3	Significant Opportunities

The 2022 Crimson and Scarlet drill program has confirmed gold mineralization associated with the northwestern structural extensions of the Isabella Pearl mine. This high-grade mineralization remains open to the northwest along the Isabella Pearl trend. WLMC has applied for a permit to expand the Isabella Pearl mine plan boundary to the northwest, which opens up additional areas associated with the Scarlet target for exploration within the permitted mine plan. Scarlet is just one of multiple gold targets associated within WLMC’s Isabella Pearl property covering approximately 26 km (16 mi) of an important mineralized fault corridor in the Walker Lane Mineral Belt. The numerous exploration targets are expected to host additional open pit deposits for continued mining operations.

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23	Recommendations

The QP’s preparing this report for WLMC recommend that the Isabella Pearl mine continue with open pit mining and processing the ore by screening, stacking, heap leaching, ADR and doré production. Additional RC drilling to convert mineral resources to mineral reserves is recommended.

The QP’s also recommend that WLMC investigate the possibility of producing sulfide concentrates from the deeper sulfide material for potential sale to mill operators. Should any of this material be developed as mineral resources and mineral reserves, there is an opportunity to extend the life of the operation, and with a potentially larger pit, to extract more oxide material for possible future heap leaching. An initial work programs would be accomplished with consulting services using currently available samples, or samples generated in new drilling.

23.1	RC Drilling for Mineral Reserves

The Isabella Pearl mine will benefit from additional drilling to the northwest of the Isabella Pearl deposit, mainly on the Crimson, Scarlet South and Silica Knob structures. There is already potential identified for mineral reserve expansion in this area. In 2023, additional exploration targets include the nearby Twin Hills/Prospect Mountain area, and further along strike to the northwest, at the Wildhorse prospect. Once exploration drilling is completed, mineral resource and reserve estimates will be updated, and the mine plan modified to incorporate any new mineral reserves. The proposed budget for 9,982m (32,750 ft) of exploration RC and core drilling is shown in Table 231. The estimated cost of the recommended exploration drilling program is $2,631,300. The cost of this recommended work has not been included in the Isabella Pearl cash-flow model.

Table 23-1 Detailed Budget for Proposed Exploration Drilling at Isabella Pearl Mine

Description	TOTALS ($USD)
1233 IP-EXPLORATION
Salaries and Wages	4,000
Health Insurance
401K Expense
Payroll Taxes Employer	1,200
Contractors Drilling (Core) – 457 m	97,500
Contractors Services	30,000
Material Used by Contractors	11,250
Topographical Studies
Environmental Studies
Laboratory Assays	7,500
Maintenance Vehicles
Consulting Services (Metallurgical)	50,000
Consulting Services (Geological)	10,000
Airfare	400
Lodging	400
Meals	400
Other Travel Expenses
Gasoline	200

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Diesel	250
Office Supplies
Gas
Field Supplies and Materials	700
Land Rights	93,700
Registration Fees and Charges	6,900
Registration Fees and Charges (Fee Land)	2,600
Allocation of Labor Costs	6,000
1233 IP-Exploration Subtotal	323,000
1234 SCARLET PROJECT
Salaries and Wages	24,800
Health Insurance	4,800
401K Expense	2,400
Payroll Taxes Employer	2,400
Contractors Drilling (RC) – 6,477 m	637,500
Contractors Services	467,500
Material Used by Contractors	106,250
Topographical Studies	7,200
Environmental Studies	10,000
Laboratory Assays	149,750
Maintenance Vehicles	7,200
Consulting Services	5,000
Airfare	3,600
Lodging	7,200
Meals	4,800
Auto Rental and Other Transport	8,400
Other Travel Expenses	3,600
Gasoline	2,600
Diesel	10,800
Office Supplies	2,400
Gas	4,800
Field Supplies and Materials	14,000
Allocation of Labor Costs	45,000
1234 Scarlet Project Subtotal	1,532,000
1237 WILDHORSE PROJECT
Salaries and Wages	16,000
Health Insurance
401K Expense
Payroll Taxes Employer	1,200
Contractors Drilling (RC) – 3,048 m	300,000
Contractors Services	280,000
Material Used by Contractors	50,000
Topographical Studies
Environmental Studies	5,000
Laboratory Assays	72,000
Maintenance Vehicles
Consulting Services	7,500
Airfare	1,200
Lodging	3,600
Meals	2,400

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Other Travel Expenses
Gasoline	1,400
Diesel	5,000
Office Supplies
Gas
Field Supplies and Materials	7,000
Allocation of Labor Costs	24,000
1237 Wildhorse Project Subtotal	776,300
ISABELLA-PEARL EXPLORATION TOTAL	2,631,300

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24	References

Aqua Hydrogeologic Consulting, 2012, Isabella Pearl Mine Monitoring Well Drilling Report.

Aqua Hydrogeologic Consulting, 2016, Isabella Pearl Production Well Drilling, Construction and Pumping Test Report.

Back, G. N., 2009, Isabella-Pearl Project Biological Baseline Survey prepared by Great Basin Ecology, Inc.

Brown, F.H., Garcia, J.R., Devlin, B.D., and Lester, J.L., 2018, Report on the Estimate of Reserves and the Feasibility Study for the Isabella Pearl Project, Mineral County, Nevada for Walker Lane Minerals Corp., 270p.

Brown, F. H., Garcia, J. R., Devlin, B. D., and Lester, J. L., 2021, Report on the estimates of mineral resources and mineral reserves for the Isabella Pearl Mine, Mineral County, Nevada for Walker Lane Minerals Corp.; Fortitude Gold Corporation Company report, p. 190.

Carr, J., 2007, Preliminary Review of Selected Unpatented Mining Claims, Sections 26, 26, 34 and 35, T9N, R34E and Section 3, T8N, R34E, Mineral County, Nevada, 25p. plus attachments.

CIBC, 2021, Global Mining Group, Analyst Consensus Commodity Price Forecasts, November 30, 2021.

CIBC, 2023, Global Mining Group, Analyst Consensus Commodity Price Forecasts, January 3, 2023.

Diner, Y. A., 1983, The HY precious metals lode prospect, Mineral County, Nevada: Master’s thesis submitted to the Department of Applied Science, Stanford University, California, 11 plates, p. 218.

Ekrin, E. B. and Byers, F.M. Jr., 1985, Geologic Map of the Gabbs Mountain, Mount Ferguson, Luning, and Sunrise Flat Quadrangles.

Erwin, T. P., 2016, Mineral Status Report Mina Project Mineral County Nevada: Confidential Legal Advice provide to Gold Resource Corporation, 34p.

Great Basin Ecology, Inc., 2017, Isabella Pearl Project Biological Survey

Golden, J., 2000, Walker Lane Property, Level I Feasibility Report for the Isabella Mine: report prepared for Combined Metals Reduction Company by Sierra Mining & Engineering, LLC, 40p. and appendices.

Golder Associates Inc., 2020, “Site Visit and Geotechnical Review of Open Pit Mine Slopes Isabella Pearl Mine, Mineral County, Nevada”

Hamm, J.C., 1999, Geology, exploration potential and recommended exploration drilling program respecting the Walker Lane Property of Combined Metals Reduction Company, Tesoro Gold Company (internal company report), p. 127.

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Hamm, J. C., 2010, Technical Report on the Walker Lane Property: report prepared for Tesoro Gold Company, 103p.

Hedenquist, J., 2017a, Exploration for Lithocap-Hosted Epithermal Deposits: private presentation to Gold Resource Corp., Nevada: August 2017

Hedenquist, J., 2017b, Observations after brief visit to Isabella Pearl property, Nevada: private report for Walker Lane Minerals Corp., 4p

Hulse, D.E., Emanuel, C. & Crundwell, I.H., 2022, S-K 1300 Technical Report Summary, Isabella Pearl Mine, Mineral County, NV, 180 p

Kappes, Cassiday & Associates, 2017, Isabella Pearl Project Report of Metallurgical Test Work July 2017, 178p.

Lahontan Gold Corp., 2023, News Release dated January 17, 2023

Miskelly, N., 2003, Progress on International Standards for Reporting of Mineral Resources and Reserves by Norman Miskelly, Chairman, Combined Reserves International Reporting Standards Committee (CRIRSCO) dated September 20, 2003; 22 pgs.

Nevada Bureau of Mines and Geology, 1996, The Nevada Mineral Industry 1996: Special Publication, University of Nevada, Reno, 59 p.

Nevada Department of Employment, Training and Rehabilitation, 2021, www.nvdetr.org

Nevada Division of Environmental Protection, Bureau of Mining Regulation and Reclamation. Guidance Document, Attachment B, Guidelines for Successful Revegetation for the Nevada Division of Environmental Protection, The Bureau of Land Management and the U.S.D.A. Forest Service. September 2016.

Nevada State Demographer, 2020, www.nvdemography.org

Prenn, N. B., and Gustin, M. M., 2008, Resource Report and Scoping Study, Isabella-Pearl Deposits, Gabbs Valley Project, Mineral County, Nevada: report prepared for TXAU Investments, Inc. by Mine Development Associates, 78p.

Prenn, N. B., and Gustin, M. M., 2011 & 2013, Pre-Feasibility Study and Updated Resource Report, Isabella-Pearl Deposits, Mineral County, Nevada: unpublished report prepared for Isabella Pearl LLC (“TXAU”), Inc. by Mine Development Associates, 127p.

SEC, 1992, Industry Guide 7: Description of property by issuers engaged or to be engaged in significant mining operations. Release No. FR-39, July 30, 1992, effective August 13, 1992, 57 Federal Register 36442.

SEC, 2018a, Securities and Exchange Commission (SEC) 17 CFR Parts 229, 230, 239, and 249, RIN 3235-AL81, Modernization of Property Disclosures for Mining Registrants, Final Rule; 453 pgs.

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SEC, 2018b, Securities and Exchange Commission (SEC) Adopts Rules to Modernize Property Disclosures Required for Mining Registrants, Press Release (Release Nos. 33-10570; 34-84509; File No. S7-10-16) Dated October 31, 2018; 3 pgs.

Telesto Nevada Inc., 2008, Geotechnical Investigation Report, Isabela-Pearl Joint Venture Mineral County, Nevada

Tierra Group International, Ltd., 2021, Isabella Pearl Mine – Pit Expansion Slope Stability Assessment

US Census Bureau, 2021, www.census.gov

Welsh Hagen Associates, 2018, Plan of Operations and Reclamation Plan Isabella Pearl Project Luning, NV prepared for Walker Lane Minerals Corp., 81p.

Winmill, P. J., 2008, Title opinion on certain unpatented mining claims Mineral County, Nevada: private report prepared for HB Engineering Group for the benefit of TXAU Investments, 21p.

WLMC April 2022,_ Isabella Pearl Project, Standardized Reclamation Cost Estimate, SRCE_Version_1_4_1_017b_(rev2).pdf, 29p.

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25	Reliance on Information Provided by Registrant

Preparation of this technical report has relied on information provided by the registrant for the following:

●	Mineral Claim Information
●	Environmental and Operational Permit Information
●	Technical studies provided by third party consultants (geotechnical and hydro-geological)
●	Historical Cost and Production Information.

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APPENDIX A: GLOSSARY

A.1Definition of Terms

The following terms used in this report shall have the following meanings:

Doré:	Unrefined gold and silver bars usually containing more than 90% precious metal.
Epithermal:	Used to describe gold deposits found on or just below the surface close to vents or volcanoes, formed at low temperature and pressure.
Gram: Gold Institute Production Cost Standard:

A metric unit of weight and mass, equal to 1/1000th of a kilogram. One gram equals .035 ounces. One ounce equals 31.103 grams.

To improve the reporting practices within the gold mining industry, the gold industry in 1996 adopted The Gold Institute Production Cost Standard, a uniform format for reporting production costs on a per-ounce basis. The purpose of the Standard is to provide analysts and other market observers with a means to make more-reliable financial comparisons of companies and their operations.

Hectare:	Another metric unit of measurement, for surface area. One hectare equals 1/200th of a square kilometer, 10,000 square meters, or 2.47 acres. A hectare is approximately the size of a soccer field.

Kilometer:

Another metric unit of measurement, for distance. The prefix “kilo” means 1000, so one kilometer equals 1,000 meters, one kilometer equals 3,280.84 feet, which equals 1,093.6 yards, which equals 0.6214 miles.

Net Smelter Return Royalty:

A share of the net revenue generated from the sale of metal produced by the mine.

Usage-based payments made by one party (the “licensee”) to another (the “licensor”) for the right to ongoing use of an asset, sometimes called an intellectual property. Typically agreed upon as a percentage of gross or net revenues derived from the use of an asset or a fixed price per unit sold.

Ore or Ore Deposit:	Rocks that contain economic amounts of minerals in them and that are expected to be profitably mined.

Silicified:	Is combined or impregnated with silicon or silica.

Tonne:	A metric ton. One tonne equals 1000 kg. It is approximately equal to 2,204.62 pounds.

VulcanTM:	Maptek-Vulcan 3D geology and mining modeling software program

Conversion Table

Metric System	Imperial System

1 meter (m)	3.2808 feet (ft)

1 kilometer (km)	0.6214 mile (mi)

1 square kilometer (km2)	0.3861 square mile (mi2)

1 square kilometer (km2)	100 hectares (has)

1 hectare (ha)	2.471 acres (ac)

1 gram (g)	0.0322 troy ounce (oz)

1 kilogram (kg)	2.2046 pounds (lb)

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1 tonne (t)	1.1023 short tons (T)

1 gram/tonne (g/t)	0.0292 ounce/ton (oz/t)

Unless stated otherwise, all measurements reported here are metric and currencies are expressed in constant U.S. dollars.

A.2Abbreviations

Other common abbreviations encountered in the text of this report are listed below:

˚Cdegree Centigrade

AAatomic absorption

AALAmerican Assay Laboratories, Inc.

AASAtomic Absorption Spectroscopy

Agsilver

ALSALS USA Inc.

Augold

AuEqPrecious Metal Gold Equivalent (unless otherwise noted)

BAPCBureau of Air Pollution Control

BCYbank cubic yard

BLMBureau of Land Management

BMMRBureau of Mining Regulation and Reclamation

BWMBureau of Waste Management

BWPCBureau of Water Pollution Control

Cfmcubic feet per minute

CIMCanadian Institute of Mining, Metallurgy, and Petroleum

CIPCarbon-in-Pulp

cmcentimeter

CMRCCombined Metals Reduction Company

Combined MetalsCombined Metals Reduction Company

corediamond core-drilling method

Cucopper

DawsonDawson Metallurgical Laboratories, Inc.

DCNRDepartment of Conservation and Natural Resources

DDHDiamond Drill (Core)Hole

dmtdry metric tonne

EAEnvironmental Assessment

EPAEnvironmental Protection Agency

FA-AAfire assay with an atomic absorption finish

ft or (‘)feet = 0.3048 metre

g/t or gptgram/tonne

ggram(s) = 0.001 kg

GIS Geographic Information System

gpmgallons per minute

GPSGlobal Positioning System

GRCGold Resource Corporation

FGCFortitude Gold Corporation

hahectare(s)

HazenHazen Research Inc.

HB EngineeringHB Engineering Group

HomestakeHomestake Mining Company

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hphorsepower

in or (“)inch, 2.54 cm = 25.4 mm

IRRInternal Rate-of-Return

Kay DrillingLeroy Kay Drilling Co.

K-ArPotassium-Argon (referring to age date technique)

KCAKappes, Cassiday & Associates

kgkilogram, or kg/t (kilogram per tonne)

kmkilometer

KvaKilovolt-amps

KwKilowatt

lbpound

lliter

LOMLife-of-Mine

mmeter

Mamillion years age

maslmeters above sea level

McClellandMcClelland Laboratories Inc.

MDAMine Development Associates

meanarithmetic average of group of samples

μmmicrons

mimile

mmmillimeter

MSHAMine Safety and Health Administration

MwMegawatt

NDEPNevada Division of Environmental Protection

NDOWNevada Department of Wildlife

NDWRNevada Division of Water Resources

NEPANational Environmental Policy Act

NI 43-101Canadian Securities Administrators’ National Instrument 43-101

NOINotice-of-Intent

NPVNet Present Value

NSRNet Smelter Return

OpstOunces per short ton

OunceTroy ounce, or 31.1035 g

ozounce (Troy Oz)

P80 3/4”80% passing a ¾” screen

P100 3/8”100% passing a 3/8” screen

Pblead

POOPlan of Operations

ppbparts per billion

ppmparts per million = g/t

psipounds per square inch

RCreverse-circulation drilling method

RepadreRepadre International Corporation

RODRecord of Decision

ROMRun-of-Mine

RQDRock Quality Designation

QA/QCQuality Assurance/Quality Control

QPQualified Person

SECSecurities Exchange Commission

Sierra MiningSierra Mining & Engineering, LLC

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SRCEStandardized Reclamation Cost Estimator

SRMStandard Reference Material

t, tonnemetric tonne = 1.1023 short tons

TXAUTXAU Investments, Inc./TXAU Development Ltd./Isabella Pearl LLC

T, TonImperial or short ton

Tpd, or tpdtonnes per day

WLMCWalker Lane Minerals Corporation

WPCPWater Pollution Control Permit

wtweight

Znzinc

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